Exhibit 10.1

PURCHASE AND SALE AGREEMENT

By and Between

MMG-26 LLC,
a Delaware limited liability company

(“Seller”)

-and-

CWI CHELSEA HOTEL, LLC,
a Delaware limited liability company

(“Purchaser”)

of

121-125 West 26th Street
New York, New York

Dated April 16, 2013

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8.3	Guest Property in Seller’s Possession on Closing Date	35
8.4	Closing Documents	36
8.5	Closing Costs	37
8.6	Real Estate Commissions	38
8.7	Hotel Employees	38
8.8	Disbursements and Other Actions by Escrow Agent	40
8.9	Conditions Precedent to Purchaser’s Obligations	40
8.10	Conditions Precedent to Seller’s Obligations	41

IX. CONDEMNATION AND RISK OF LOSS		42

9.1	Notice	42
9.2	Condemnation	42
9.3	Casualty	43

X. DISCLAIMERS AND RELEASE		43

10.1	Independent Investigations	43
10.2	Disclaimer of Warranties	44
10.3	Condition of Hotel	44
10.4	Release	45

XI. MISCELLANEOUS		46

11.1	Entire Agreement	46
11.2	Binding Effect	46
11.3	Notices	47
11.4	Governing Law	48
11.5	Interpretation	48
11.6	Discharge of Obligations	48
11.7	Execution in Counterparts	48
11.8	Intentionally Omitted	49
11.9	Time of the Essence	49
11.10	Invalid Provisions	49
11.11	Computation of Time	49
11.12	Knowledge	49
11.13	Confidentiality	50
11.14	No-Offer	51
11.15	Privacy Laws	51
11.16	Further Assurances	51
11.17	WAIVER OF TRIAL BY JURY; VENUE AND JURISDICTION	51
11.18	Intentionally Omitted	52
11.19	Exhibits and Schedules	52
11.20	Assignments	52
11.21	Escrow Agent as Reporting Person	52
11.22	Exclusivity	53
11.23	No Third Party Beneficiary	53
11.24	Exculpation	53

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11.25	No Recordation	53
11.26	Waiver	54
11.27	Bulk Sales	54
11.28	Real Estate Tax Contests	54

SIGNATURE BY SELLER		56

SIGNATURE BY PURCHASER		57

SIGNATURE BY ESCROW AGENT		59

1.	Taxes, tax liens, tax sales, water rents, sewer rents and assessments which are liens not yet due and payable	1

2.	The rights of the following tenants, as tenants only, with no purchase rights, under unrecorded leases executed prior to the date hereof	1

EXHIBITS:

Exhibit “A”	(Definitions)
Exhibit “B”	(Legal Description of Hotel Land)
Exhibit “C”	(Escrow Instructions)
Exhibit “D”	(Material Contracts)
Exhibit “E”	(Permits)
Exhibit “F”	(Bill of Sale and Assignment)
Exhibit “G”	(Seller’s Closing Certificate)
Exhibit “H”	(Purchaser’s Closing Certificate)
Exhibit “I”	(Investigation Documents)
Exhibit “J”	(Equipment Leases)
Exhibit “K”	(Form of Post-Closing Escrow Agreement)
Exhibit “L”	(Audit Request Materials)
Exhibit “M”	(Escrow Agent’s Wiring Instructions)
Exhibit “N”	(Disclosed Violations)
Exhibit “O”	(Form of Deed)
Exhibit “P”	(FIRPTA Affidavit)
Exhibit “Q”	(Title Affidavit)
Exhibit “R”	(Additional Permitted Exceptions)
Exhibit “S”	(Form of Tenant Estoppel)

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of April 16, 2013 (the “Effective Date”), is made by and between MMG-26 LLC, a Delaware limited liability company (“Seller”), and CWI CHELSEA HOTEL, LLC a Delaware limited liability company (“Purchaser”).

Recitals:

B.                                 Seller owns that certain hotel more commonly known as the “Holiday Inn NYC – Manhattan 6th Avenue” and located at 121-125 West 26th Street, New York, New York on the Hotel Land (as defined below), together with all assets and personal property located thereon as more specifically described herein; and

C.                                 Seller desires to sell to Purchaser and Purchaser desires to buy from Seller the Hotel (as defined below) on the terms and conditions set forth herein.

Agreement:

I. DEFINITIONS; PURCHASE AND SALE; DUE DILIGENCE PERIOD

1.1                            Definitions.

For the purpose of this Agreement, capitalized terms shall have the meanings set forth in Exhibit “A,” which is attached hereto and incorporated herein.

1.2                            Purchase and Sale.

(a)                               Real Property.  Subject to the terms and on the conditions set forth in this Agreement, Seller hereby covenants and agrees to sell and convey and Purchaser agrees to purchase Seller’s fee interest in the following assets (collectively, the “Real Property”):

(i)        that land and all appurtenances thereto which is more particularly described in Exhibit “B” hereto (the “Hotel Land”); and

(ii)       the buildings, structures (surface and sub-surface), installations and other improvements and fixtures as shall constitute real property located on the Hotel Land (collectively, the “Hotel Improvements”).

(b)                              Personal Property.  In addition to the Real Property, and subject to the terms and on the conditions set forth in this Agreement, Seller agrees to sell and convey and Purchaser agrees to purchase the following assets (collectively, the “Personal Property”, and together with the Real Property, the “Hotel”):

(i)        all of Seller’s and Operating Tenant’s right, title and interest in and to all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances, vehicles and other articles of personal property (other than the Excluded Assets) located at, affixed or attached to the Real Property or held in reserve storage for future use exclusively in connection with the Hotel, including, without limitation, Seller’s interest as lessee under an Equipment Lease with respect to any such items, subject to such depletions, substitutions and replacements as shall occur and be made in the Ordinary Course of Business prior to the Closing Date (collectively, “Furnishings”);

(ii)       all of Seller’s and Operating Tenant’s right, title and interest in and to all opened and unopened food and beverages whether in use or held in reserve storage for future use exclusively in connection with the operation of the Hotel (collectively, the “Consumables”);

(iii)      all of Seller’s and Operating Tenant’s right, title and interest in and to all expendable supplies, including, without limitation, all linens, towels, paper goods, guest supplies, cleaning supplies, operating supplies, printing supplies, stationery, uniforms and similar items, whether in use or held in reserve storage for future use in connection with the operation of the Hotel (collectively, the “Expendables”);

(iv)                          to the extent transferable by Seller and/or Operating Tenant, all of Seller’s and Operating Tenant’s right, title and interest in and to all service and maintenance contracts, supply contracts, and other contracts or agreements relating to the maintenance, operation, provisioning or equipping of the Hotel, together with all related written warranties and guaranties (collectively, the “Hotel Contracts”), but excluding the Franchise Agreement, the Management Agreement and the Operating Lease;

(v)       all of Seller’s and Operating Tenant’s right, title and interest in and to all equipment leases set forth on Exhibit “J” (collectively, the “Equipment Leases”);

(vi)      all of Seller’s and Operating Tenant’s right, title and interest in and to all of Seller’s books, records, files, computer data, operating reports, plans and specifications and other documentation to the extent relating to the ownership and operation of the Hotel, including the list of Hotel Employees and records relating to the Bookings (collectively, the “Books and Records”), but excluding (A) the personnel files and employment records for all Hotel Employees not retained/rehired by Purchaser, (B) items that belong to or are proprietary to Franchisor, Manager and either of their affiliates or other third parties, (C) internal memoranda regarding the sale, financing and/or valuation of the Hotel, and (D) proprietary or confidential information and materials, including any materials and information that are covered by the attorney-client privilege or any confidentiality agreement entered into by or binding on Seller, Operating Tenant, Manager or their respective affiliates;

(vii)     all of Seller’s and Operating Tenant’s right, title and interest in and to all contracts and reservations for the use or occupancy of guest rooms of the Hotel after the Cut-Off Time (collectively, the “Bookings”) and the aggregate amount of any deposits received by or on behalf of Seller or Operating Tenant (whether paid in cash or by credit card) as a down payment for any such Bookings (the “Advance Deposits”);

(viii)    to the extent transferable by Seller and/or Operating Tenant, all of Seller’s and Operating Tenant’s right, title and interest in and to all licenses, franchises, permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, maintenance, occupancy, operation or use of any part of the Hotel (collectively, the “Permits”), but excluding any liquor license or the Franchise Agreement; and

(ix)                          to the extent transferable by Seller and/or Operating Tenant, all of Seller’s and Operating Tenant’s right, title and interest in and to, (1) all intangible personal property used in connection with the ownership or operation of the Hotel, including, without limitation, telephone numbers, post office boxes, warranties and guaranties, signage rights, utility and development rights and privileges, general intangibles; and (2) all websites and domains exclusively used for the Hotel (collectively, the “Intangible Assets”).

(c)                               Excluded Assets.  Notwithstanding anything to the contrary contained herein, but subject to Section 1.2(d), the following items are expressly excluded from the transaction contemplated by this Agreement (collectively, the “Excluded Assets”):

(i)        any fixtures, personal property or intellectual property owned by (1) third parties (including, without limitation, equipment lessors, suppliers, vendors and licensors) under the Hotel Contracts or Permits, (2) Franchisor, (3) Manager, (4) any Hotel Employees, (5) the Restaurant Tenant or (6) any guests or customers of the Hotel;

(ii)                              all data and information relating to guests or customers of any hotel or lodging property (including condominium or interval ownership properties) other than the Hotel that are owned, leased, operated, licensed or franchised by Franchisor, Manager or an affiliate of either of them, or any facility associated with such hotels or other properties (including restaurants, golf courses and spas); and

(iii)      The Franchise Agreement, the Management Agreement, the Operating Lease and any other items expressly excluded from Section 1.2(b).

(d)                             Certain Property Owned by Operating Tenant.  Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that (i) prior to the Effective Date, Seller entered into the Operating Lease pursuant to which Operating Tenant operates the Hotel, (b) Operating Tenant, rather than (or in addition to) Seller, may have rights, title and interests in and to some of the Personal Property as of the Effective Date and the Closing Date (collectively, the “Operating Tenant Owned Property”), (c) Operating Tenant is signing this Agreement solely for the purpose of agreeing to transfer all of its right, title and interest in and to such Operating Tenant Owned Property to Purchaser at the Closing, (d) the Operating Lease shall be terminated by Seller at Seller’s sole cost and expense (and without penalty or cost to Purchaser) prior to or at Closing, and (e) Operating Tenant shall not have any liability for or as a result of any default or breach by Seller of any of Seller’s representations, warranties and/or obligations hereunder.

1.3                            Due Diligence Period; Access; Review of Materials.

(a)                               Investigations and Inspections.  Prior to or within three (3) Business Days after the Effective Date, Seller shall provide to Purchaser the Investigation Documents; provided, however, that (i) if any of the Investigation Documents are not in Seller’s possession or reasonably available to Seller, Seller shall notify Purchaser and Seller shall not be in breach or default of this Agreement for the failure to provide such documents and (ii) notwithstanding anything to the contrary contained herein, in no event shall Seller be required to deliver to Purchaser any proprietary or confidential information or materials, provided that, if Seller cannot provide any of the Investigation Documents in accordance with this clause (ii), Seller will promptly notify Purchaser in writing of same (but in no event later than the above referenced three (3) Business Day period); but failure to so notify Purchaser shall not be a breach or default of this Agreement by Seller.  From and after the Effective Date, except to the extent that items constitute or relate to any proprietary or confidential information or materials, or other Excluded Assets, Seller shall promptly provide or make available to Purchaser such additional information, documents or files relating to the Hotel and the conduct of the Business thereon which are in Seller’s possession or control as Purchaser may reasonably request, provided such request is not inconsistent with any provision of this Agreement and as requested in writing.  During the Due Diligence Period, Purchaser and its representatives, lender, consultants, contractors and agents shall, subject to the rights of Franchisor, Manager and the Occupants and the limitations set forth below, have the right to enter upon the Real Property to perform such non-invasive physical inspections (including, without limitation, Phase I environmental site assessments, engineering, tests and studies, and other due diligence investigations of the Real Property), surveys and studies, and review such other matters related to the Hotel (including, without limitation, the Hotel Contracts, the Permits, and the Books and Records), as Purchaser reasonably deems necessary for its review of the Hotel (collectively, “Inspections and Studies”), in each case, so long as such Inspections and Studies do not unreasonably interfere with the operation of the Hotel.

(b)                              Diligence Limitations and Requirements.  In connection with the Inspections and Studies, (i) Purchaser shall provide Seller with at least twenty-four (24) hours prior notice for any such Inspections and Studies, and Seller shall have the right to have a representative present at all such Inspections and Studies; (ii) such Inspections and Studies shall be subject to the rights of the Occupants and shall be performed during normal business hours; (iii) Purchaser shall promptly repair any damage to the Hotel or any adjacent property(ies) caused by any actions of Purchaser or its representatives, lender, consultants and agents and shall restore the Hotel to the condition which existed immediately prior to such damage; (iv) Purchaser or the applicable third-party consultant shall furnish Seller prior to conducting any such assessment or investigation with a certificate of general liability and property damage insurance maintained by

Purchaser or the applicable third-party consultant, evidencing single occurrence coverage of at least One Million and No/100 Dollars ($1,000,000.00) (and aggregate coverage of at least $2,000,000.00) and naming Seller, Operating Tenant, its lender, franchisor, and hotel manager, and such other parties indicated by Seller, as additional insureds in a manner reasonably acceptable to Seller; (v) Purchaser shall not conduct any environmental investigations or testing, other than a standard “Phase I” environmental assessment, or any other invasive investigations or testing of the Real Property without the prior written consent of Seller, which consent may be given or withheld by Seller in its sole discretion; (vi) copies of all such test results and reports shall be given to Seller upon receipt thereof by Purchaser (and Seller shall have the right to retain and use such results and reports in the event Purchaser fails to close the purchase); (vii) Purchaser shall not knowingly permit any portion of the Hotel to have any dangerous conditions established or permitted as a result of any Inspections and Studies conducted by or on behalf of Purchaser; and (viii) Purchaser shall keep the Property free of any liens, and repair any damage to the Hotel arising from the any Inspections and Studies by Purchaser or its representatives, lender, consultants and agents and any acts or omissions of Purchaser or its representatives, lender, consultants and agents at the Hotel.  Without limiting the foregoing, Purchaser shall cause all reasonably adequate safeguards and protections to be provided to protect Occupants and the general public from harm or exposure from such Investigations and Studies.  All information learned by Purchaser in connection with the Inspections and Studies shall be deemed to be Confidential Information.  Further, all consultants, representatives and agents retained by or on behalf of Purchaser shall be promptly paid by Purchaser prior to any liens being placed upon the Real Property.  This Section 1.3(b) shall survive the Closing or any termination of this Agreement.

(c)                               Indemnity.  Purchaser shall indemnify, defend and hold harmless Seller, Manager, Operating Tenant and their respective lenders, affiliates, subsidiaries, officers, directors, members, shareholders, direct and indirect owners, employees, representatives and agents from any Claims arising from or related to Purchaser’s or its agents, representatives, lenders, consultants or contractors entry upon the Real Property and/or any such Inspections and Studies, except (i) for the discovery of existing conditions at the Hotel so long as following such discovery Purchaser does not exacerbate such conditions through its actions, and (ii) to the extent caused by Seller, Operating Tenant or Manager, or any of their respective agents, employees or contractors.  After any such entry, Purchaser shall promptly restore the Hotel to its prior condition, if its condition was changed by such entry.  This Section 1.3(c) shall survive the Closing and any termination of this Agreement.

(d)                             Contact with the Hotel Employees and Governmental Officials.

(i)                                  Prior to the Closing, all contact by Purchaser at the Hotel shall be coordinated through the Hotel’s General Manager.  Prior to the expiration of the Due Diligence Period, Purchaser shall not interview any Hotel Employees (other than the Hotel’s General Manager) outside the presence of a representative of Seller (which may include the Hotel’s General Manager) without Seller’s prior consent.  Between the expiration of the Due Diligence Period and Closing, Purchaser shall have the right to interview any such Hotel Employees for possible employment and any such interview shall be conducted in the presence of the Hotel’s General

Manager (unless Seller agrees otherwise) and in accordance with Manager’s customary policies and procedures for such interviews.

(ii)                              Notwithstanding anything to the contrary contained herein, prior to Closing, in no event shall Purchaser or its agents, representatives, lenders, consultants or contractors be permitted to meet, correspond or otherwise discuss with any Governmental Authority concerning any matter relating to or arising out of the Hotel without the prior written consent of Seller, and in the event that Seller provides such consent, then Seller shall have the right, but not the obligation, to be present for any such discussions or meetings; it being agreed that ordering customary PZR zoning reports, municipal violation searches, environmental reports and property condition reports (including customary due diligence conducted by the provider of such reports) shall not be deemed to be a violation by Purchaser of this Section 1.3(d)(ii).  This Section 1.3(d) shall survive any termination of this Agreement.

(e)                               Destruction or Return of Materials.  If Purchaser does not acquire the Hotel for any reason whatsoever, Purchaser shall promptly destroy (i) all materials provided to Purchaser by Seller and (ii) all materials and documents obtained or commissioned by Purchaser in connection with its investigation of the Hotel (with no retention by Purchaser of copies of any such materials and documents), except as required by applicable Laws or as reasonably required to comply with Purchaser’s internal compliance requirements.  Purchaser agrees that the information contained in the aforesaid documents shall be deemed confidential information subject to the terms and conditions of Section 11.13 of this Agreement, except to the extent as required by Laws.  This Section 1.3(e) shall survive any termination of this Agreement.

(f)                                Termination.  Solely, if Purchaser elects before expiration of the Due Diligence Period, for no reason or for any reason whatsoever, in its sole and absolute discretion, not to proceed with the transaction contemplated by this Agreement, Purchaser will deliver written notice of such decision to Seller and Escrow Agent, whereupon (i) this Agreement shall automatically terminate, (ii) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (iii) each party shall pay one-half (1/2) of the expenses of escrow and (iv) neither party shall have any further obligation to the other party hereunder, except each party shall continue to be obligated under the indemnity and other provisions in this Agreement that survive termination (collectively, the “Surviving Obligations”).  Subject to Section 6.3(b), if Purchaser fails to deliver to Seller and Escrow Agent a written notice of termination on or before the expiration of the Due Diligence Period, Purchaser shall (x) no longer have any right to terminate this Agreement under this Section 1(f), (y) be required to deposit the Second Deposit on or prior to the Second Deposit Date pursuant to Section 2.2(b) hereof (the failure of which shall be deemed a material default by Purchaser under this Agreement and Seller shall have the rights set forth in Section 7.1, and (z) be required to proceed with the transaction contemplated hereby.

(g)                              Obligation to Purchase the Hotel.  If Purchaser does not terminate this Agreement in accordance with Sections 1.3(f) or 6.3(b) or as otherwise expressly set forth in this Agreement, then Purchaser agrees, at Closing, to purchase the Hotel and to assume all of the Hotel Contracts and to assume and honor all of the Bookings.  Seller shall pay any transfer or other fee or payment payable under any Hotel Contract as a result of the assignment and assumption of such Hotel Contract in connection with the transfer of the Hotel.  Seller shall use commercially reasonable efforts to obtain the consent to the transfer of any Hotel Contract which requires such consent; provided, however, Purchaser shall reasonably cooperate with Seller (at no cost or expense to Purchaser) in obtaining any such consent.  Notwithstanding anything to the contrary contained herein, in the event that Seller is unable to obtain any consent to the transfer of any Hotel Contract, (i) such Hotel Contract shall be deemed to be an Excluded Asset, (ii) Seller shall not be in default hereunder, (iii) Seller shall remain solely liable for any and all costs in connection with the termination of any such Hotel Contract (including, without limitation, any break-up fees, termination fees and our damages as the result thereof), and (iv) the parties shall consummate the Closing in accordance with this Agreement without the transfer of such Hotel Contract to Purchaser and without any abatement of the Purchase Price.

(h)                              New Management Agreement.  Purchaser has notified Seller that it may desire to negotiate during the Due Diligence Period a hotel management agreement with Magna Hospitality Group (or one of its affiliates), an Affiliate of Manager and of one of the indirect owners of Seller, for the operation of the Hotel after the Closing (the “New Management Agreement”).  Notwithstanding anything to the contrary contained herein, Purchaser and Seller hereby agree that (i) neither the entry of the New Management Agreement nor the satisfaction of any condition set forth therein or in any escrow or other agreement entered into in connection therewith, is a condition precedent to Closing, and (ii) neither Purchaser nor Seller shall have the right to terminate this Agreement or adjourn Closing on account of or relating to the New Management Agreement (including the failure of any party thereto to enter into the New Management Agreement for any reason).

(i)                                  Tenant Estoppel.  Seller shall use commercially reasonable efforts to deliver to Purchaser an estoppel in the form attached hereto as Exhibit “S” from Restaurant Tenant prior to the expiration of the Due Diligence Period.  Notwithstanding anything to the contrary contained herein, if Seller, despite its commercially reasonably efforts, shall fail to obtain such estoppel from Restaurant Tenant prior to the expiration of the Due Diligence Period, Seller shall continue to cooperate with Purchaser and use commercially reasonably efforts to obtain such estoppel prior to the Closing; however, such failure to deliver such estoppel shall (x) not be a default by Seller, (y) give Purchaser any right to adjourn the Closing or (z) relieve Purchaser from its obligation to proceed to Closing in accordance with this Agreement.

(j)                                  Violations.  Subject to and without limiting the representation and warranty of Seller set forth in Section 5.1(k) (as remade pursuant to Section 8.9(a)), Purchaser shall take title to the Hotel subject to any and all violations of law or municipal ordinances, orders or requirements issued by the departments of buildings, fire, labor, health or other Federal, State, County, Municipal or other departments and governmental agencies having jurisdiction against or affecting the Hotel, and any outstanding work orders, received by Seller or its affiliates, managers, agents or contractors that exist as of the Closing Date; and whether noted of record on, before or after the expiration of the Due Diligence Period, (together with any resulting liens or penalties, each, a “Violation”), other than (i) any Violation(s) which Purchaser has objected to, and Seller has committed to cure, each in accordance with Section 4.1(a); provided that, if Seller fails to cure any such Violations which it has so elected to cure prior to the Closing Date, Seller shall be deemed in breach of this Agreement and Purchaser shall have the right to terminate this Agreement pursuant to Section 8.9; and (ii) any Violation that Seller obtains knowledge of after the expiration of the Objection Period which would result in (or is reasonably likely to result in) actual out-of-pocket liability in excess of (y) $100,000 per occurrence or (z) $600,000 in the aggregate, in each case, which are noted by a Governmental Authority (such violations described in this clause (ii) shall be referred to herein as, a “Material Violation”), if such Material Violations are not cured by Seller prior to Closing; provided, however, Seller shall have the right, but not the obligation, to provide Purchaser with a credit at Closing in an amount necessary to reduce the actual out-of-pocket liability which would result (or would reasonably like to result) from any Violation in order to prevent such Violation from becoming a Material Violation (the Violations referred to in clauses (i) and (ii) above shall be referred to herein as “Specified Violations”).  By way of example only, in the event that a Violation that Seller obtains knowledge of after the expiration of the Objection Period would result in actual-of-pocket liability of $150,000, Seller shall have the right, but not the obligation, to provide Purchaser with a credit at Closing in amount equal to $50,000 in order to prevent such Violation from being a Material Violation, in which case, such Violation would not be covered by clause (ii) above and Purchaser shall be required to take title subject to such Violation.   In the event that either Seller or Purchaser obtains knowledge of a Material Violation, then such party shall, within seven (7) Business Days after obtaining such knowledge, but in no event later than the Closing Date, notify the other party of same.  If Seller does not or is unable to cure such Material Violation as of the Closing, then Seller shall not be in default under this Agreement but Purchaser shall have the right to terminate this Agreement upon notice to Seller prior to 5:00 p.m. (EST) on the fifth (5th) Business Days following receipt by Purchaser of written notice from Seller notifying Purchaser of such failure or election not to cure such Material Violation whereupon (w) this Agreement shall automatically terminate, (x) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (y) each party shall pay one-half (1/2) of the expenses of escrow and (z) neither party shall have any further obligation to the other party hereunder, except each party shall continue to be obligated under the indemnity and other provisions in this Agreement that survive termination.  Without limiting the rights of Seller pursuant to the proviso above to prevent a Violation from being a Material Violation, and without limiting any other means of curing a Specified Violations, if Seller provides Purchaser with a credit at Closing in an amount equal to the actual out-of-pocket liability which would result from (or is reasonably likely to result from) such Specified Violation, such Specified Violation shall be deemed to be cured and waived by Purchaser for all purposes set forth in this Agreement.

II. CONSIDERATION

2.1                            Purchase Price.

The total purchase price for the Hotel shall be One Hundred Thirteen Million and No/100 Dollars ($113,000,000.00) (the “Purchase Price”), as increased or decreased by prorations and adjustments pursuant to and in accordance with this Agreement, and will be paid by Purchaser by wire transfer of immediately available federal funds to Escrow Agent on the Closing Date pursuant to the wiring instructions attached as Exhibit “M” hereto (“Escrow Agent’s Wiring Instructions”).

2.2                            Earnest Money.

(a)                               Good Faith Deposit.  No later than 5:00 p.m. (Eastern Time) three (3) Business Days after the Effective Date (the “Good Faith Deposit Date”), Purchaser shall deposit the sum of One Million Nine Hundred Thousand and No/100 Dollars ($1,900,000.00) in cash as an earnest money deposit (together with any interest earned thereon, the “Good Faith Deposit”) by wire transfer of immediately available federal funds to Escrow Agent pursuant to the Escrow Agent’s Wiring Instructions.  If the Good Faith Deposit is not timely made, Seller may terminate this Agreement at any time prior to receipt by the Title Company of the Good Faith Deposit, in which case this Agreement shall terminate (in which case neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations).

(b)                              Second Deposit.  If the Due Diligence Period expires without Purchaser having terminated this Agreement, then no later than 5:00 p.m. (Eastern Time) three (3) Business Days after the expiration of the Due Diligence Period (the “Second Deposit Date”), Purchaser shall deposit an additional Two Million and No/100 Dollars ($2,000,000.00) in cash as an earnest money deposit (together with any interest earned thereon, the “Second Deposit”) by wire transfer of immediately available federal funds to Escrow Agent pursuant to the Escrow Agent’s Wiring Instructions (the Good Faith Deposit, the Second Deposit, and if deposited pursuant to Section 8.1(c), the Additional Deposit, and any interest earned thereon are collectively referred to herein as the “Earnest Money”).  Failure of Purchaser to make the Second Deposit as required pursuant to this Section 2.2(b) shall be deemed a material default by Purchaser under this Agreement and Seller shall have the rights set forth in Section 7.1.

(c)                               Earnest Money.  The Earnest Money shall be delivered to and held by Escrow Agent in escrow in an interest-bearing account pursuant to the terms of this Agreement and the escrow instructions attached hereto as Exhibit “C” (the “Escrow Instructions”).  If the Closing occurs in accordance with the terms and provisions of this Agreement, the Earnest Money shall be paid to Seller and credited against the Purchase Price.  If the Closing does not occur, the Earnest Money (including interest accrued thereon) shall be held and delivered as expressly provided herein.

2.3                            Allocation.

(a)                               Purchaser and Seller hereby agree that they shall use good faith commercially reasonable efforts to agree upon the allocation (the “Purchase Price Allocation”) of the Purchase Price among the Real Property and the Personal Property and other property related to the Hotel on or prior to April 15, 2013 (the “Allocation Outside Date”) for federal, state and local tax purposes which agreement on the Purchase Price Allocation shall be confirmed in an amendment (the “Allocation Amendment”) to this Agreement setting forth the Purchase Price Allocation.  In the event that Purchaser and Seller do not agree on the Purchase Price Allocation and enter into the Allocation Amendment on or prior to the Allocation Outside Date, then either Purchaser or Seller may terminate this Agreement upon two (2) Business Days prior written notice to the other party, whereupon if the parties cannot agree upon the Purchase Price Allocation within such two (2) Business Day period, (i) this Agreement shall automatically terminate, (ii) the Escrow Agent shall immediately release and return the Earnest Money to Purchaser, (iii) each party shall pay one-half (1/2) of the expenses of escrow and (iv) neither party shall have any further obligation to the other party hereunder, except that each party shall continue to be obligated for the Surviving Obligations.

(b)                              Purchaser and Seller shall report the federal, state and local income and other tax consequences of the transactions contemplated by this Agreement and in particular, the information required by Section 1060(b) of the Internal Revenue Code of 1986, as amended (the “IRC”), and shall file all tax returns and related tax documents, in a manner consistent with such allocation, and neither Purchaser nor Seller shall take any position inconsistent with such agreed upon allocation of the Purchase Price in any tax return or otherwise.

(c)                               Subject to Section 8.5, at the Closing, Purchaser shall pay one hundred percent (100%) of any applicable sales, use or other similar tax payable in connection with the conveyance of the Personal Property pursuant to this Agreement, but expressly excluding Transfer Taxes which are the obligation of Seller (collectively, “Sales Taxes”).  At the written request of Seller, Purchaser shall provide written evidence of its remittance of applicable Sales Taxes.  Purchaser shall indemnify, defend and hold harmless Seller for any claims, losses, liabilities and expenses, including reasonable attorneys’ fees, arising out of Purchaser’s failure to pay all applicable Sales Taxes.

(d)                             This Section 2.3 shall survive the Closing.

III. SURVEY

3.1                            Survey.

Seller shall, as part of the Investigation Documents required hereunder, deliver to Purchaser a copy of the existing ALTA survey with respect to the Real Property.  Purchaser shall have the right, at its sole cost and expense, to have an updated survey prepared (the “Survey”), a copy of which Survey shall also be promptly delivered by Purchaser to Seller.  Purchaser shall on or before April 24, 2013 (the “Objection Period”), object in writing to any matters shown on the Survey, which objection must be accompanied by a copy of the Survey.  Notwithstanding anything to the contrary contained herein, in the event that Purchaser fails to deliver any objections to the Survey prior to the expiration of the Objection Period, Purchaser shall be deemed to have waived its right to object to any matters set forth on the Survey, and all matters set forth on the Survey shall be deemed to be Permitted Exceptions.  Within five (5) Business Days after the timely delivery of a notice of objection pursuant to this Section by Purchaser, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections.  If Seller elects to attempt to cure any such objections, Seller shall have until the Closing Date to attempt to remove, satisfy or cure such objections and for this purpose Seller shall be entitled to a adjourn the Closing pursuant to Section 8.1(b).  If Seller elects not to attempt to cure any such objections, or if Seller is unable to effect a cure of such objections prior to the Closing Date (including any such adjournment), Purchaser shall elect, within three (3) Business Days after receipt of written notice from Seller that Seller has elected not to attempt to cure any such objections or that Seller is unable to effect a cure of such objections, as the case may be, one of the following options:  (i) to accept a conveyance of the Hotel subject to the applicable Permitted Exceptions and any such objections that Seller is unwilling or unable to cure (in which case such objections shall become a Permitted Exception), and without reduction of the Purchase Price; or

(ii) to terminate this Agreement by delivering to Seller a written notice of termination, whereupon (A) this Agreement shall automatically terminate, (B) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (C) each party shall pay one-half (1/2) of the expenses of escrow and (D) neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations.  If Purchaser shall fail to notify Seller in writing of Purchaser’s election of option (i) or (ii) referred to above in this Section within the applicable period, Purchaser shall be deemed to have elected to accept the conveyance of the Hotel under clause (i) above.

IV. TITLE INSURANCE

4.1                            Title Commitment.

(a)                               Title Objections.  Seller shall, as part of the Investigation Documents required hereunder, deliver to Purchaser a copy of the existing title insurance policy with respect to the Real Property, together with complete and legible copies of all instruments and documents referred to therein which are in Seller’s possession.  Purchaser, at its sole cost and expense, shall obtain a commitment for an owner’s title insurance policy with respect to the Real Property (the “Commitment”) issued by First American Title Insurance Company (the “Title Company”), together with complete and legible copies of all instruments and documents referred to therein (collectively, the “PTR Exceptions”), which Commitment shall obligate the Title Company to issue, at Purchaser’s sole cost and expense on owner’s title insurance policy at Closing (the “Title Policy”).  Purchaser shall provide to Seller the contact information of the Title Company as soon as practicable.  Purchaser shall on or before the expiration of the Objection Period, object in writing to any PTR Exceptions or any other matter or encumbrance set forth on the Commitment.  Notwithstanding anything to the contrary contained herein, but subject to Section 8.1(b), in the event that Purchaser fails to deliver any objections to the PTR Exceptions or the Commitment prior to the expiration of the Objection Period, Purchaser shall be deemed to have waived its right to object to any PTR Exceptions or any matters or encumbrances set forth on the Commitment, and all PTR Exceptions and any matters or encumbrances set forth on the Commitment shall be deemed to be Permitted Exceptions.  Subject to Sections 1.3(j) and 4.1(b), in the event that that any liens, easements or encumbrances to title are recorded of record after the expiration of the Due Diligence Period and which arise by, under or through a third party, (I) Purchaser shall have the right to object to same by delivering a written objection letter to Seller within three (3) Business Days after Purchaser obtaining knowledge of same and (II) if Purchaser fails to object to same by within such three (3) Business Day period referred to in clause (I) above, Purchaser shall be deemed to have waived its right to object to same and same shall be deemed to be Permitted Exceptions.  Within five (5) Business Days after the timely delivery of a notice of objection pursuant to this Section by Purchaser, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure such objections.  If Seller elects to attempt to cure any such objections, Seller shall have until the Closing Date to attempt to remove, satisfy or cure such objections to the satisfaction of Purchaser (in Purchaser’s reasonable discretion) and shall use commercially reasonable efforts to attempt to remove, satisfy or cure such objections, and for this purpose Seller shall be entitled to adjourn the Closing pursuant to Section 8.1(b).  If Seller elects not to cure any such objections, Purchaser shall elect, within three (3) Business Days after receipt of written notice from Seller that Seller has elected not attempt to cure any such objections or that Seller is unable to effect a cure of such objections, as the case may be, one of the following options:  (i) to accept a conveyance of the Hotel subject to the applicable Permitted Exceptions and any such objections that Seller is unwilling or unable to cure (in which case such objections shall become a Permitted Exception), and without reduction of the Purchase Price; or (ii) to terminate this Agreement by delivering to Seller a written notice of termination, whereupon (A) this Agreement shall automatically terminate, (B) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (C) each party shall pay one-half (1/2) of the expenses of escrow and (D) neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations.  If Purchaser shall fail to notify Seller in writing of Purchaser’s election of option (i) or (ii) referred to above in this Section within the applicable period, Purchaser shall be deemed to have elected to accept the conveyance of the Hotel under clause (i) above.

(b)                              Title Objection Overrides.  Notwithstanding Section 3 and 4.1(a), (i) Seller shall be required and obligated to remove and cure all (y) Monetary Encumbrances or (z) any easements or encumbrance on title to the Hotel which were intentionally created, consented to or affirmatively permitted by Seller, Operating Tenant or their respective affiliates (and not by Restaurant Tenant, Purchaser or any other Person) from and after the expiration of the Due Diligence Period in violation of Section 6.1(d), and in each case Seller’s failure to so remove and cure the foregoing shall constitute a breach by Seller under this Agreement; and (ii) subject to clause (i) of this Section, Seller shall have no obligation to cure any objection to the Survey or to any PTR Exception or any matter or encumbrance set forth in the Commitment (other than Monetary Encumbrance) and Seller’s failure to cure any such objections, despite using commercially reasonable efforts to attempt to remove, satisfy or cure any title objections which Seller has elected to attempt to cure pursuant Section 4.1(a), shall in no event constitute a breach by Seller under this Agreement (but the failure to so remove, satisfy or cure such objections to the reasonable satisfaction of Purchaser shall nevertheless give Purchaser, prior to or at Closing, the right to terminate this Agreement pursuant to Section 8.9); provided, however, solely in the event that (A) a judgment or a mechanic’s, materialman’s or broker’s lien which is intentionally created, consented to or affirmatively permitted by Seller, Operating Tenant or their respective affiliates (and not by Restaurant Tenant, Purchaser or any other Person) is filed against the Real Property after the expiration of the Due Diligence Period which is an amount that exceeds $2,500,000 (each, a “Material Intervening Lien”), (B) Seller elects not to cure or does not cure, such Material Intervening Lien to Purchaser’s satisfaction (in Purchaser’s reasonable discretion) by the Closing which failure shall give Purchaser the right to terminate this Agreement, and (C) Purchaser terminates this Agreement by giving Seller written notice of such election or within three (3) Business Days after notice from Seller of Seller’s failure or inability to cure a Material Intervening Lien, then Seller shall reimburse Purchaser within ten (10) Business Days following written demand by Purchaser for all of Purchaser’s documented out-of-pocket costs of the transaction contemplated hereunder actually incurred to third parties, including reasonable attorney’s fees and costs incurred in connection with this Agreement and the investigation of the Hotel, not to exceed a total of Two Hundred Thousand and No/100 Dollars ($200,000.00).

(c)                               Right to Use Earnest Money and Closing Payment to Cure or Discharge Title and Survey Objections.  If on the Closing Date the Hotel continues to be encumbered by any Monetary Encumbrances or any other objections timely raised by Purchaser pursuant to Section 3.1, 4.1(a) or 4.1(b) which Seller is obligated to or has elected to attempt to cure, pay or discharge, Seller may, in addition to any other methods available to it, use any portion of the

Earnest Money and the Purchase Price to satisfy the same, provided that Seller shall simultaneously either deliver to Purchaser at the Closing instruments in recordable form, sufficient to satisfy such Monetary Encumbrances or such other objections of record, together with the cost of recording or filing said instruments, and arrange with the Title Company for the issuance of the Title Policy to Purchaser free and clear of any such Monetary Encumbrances or such objections.

(d)                             Assignment of Mortgages.  At the request of Purchaser, Seller agrees to use commercially reasonable efforts to cause its mortgage lender to assign the mortgage held by Seller’s mortgage lender to Purchaser’s mortgage lender with respect to the Hotel at the Closing pursuant to Seller’s mortgage lender’s standard form of assignment documents and in accordance with all applicable laws.  Purchaser shall be responsible for all costs and expenses reasonably incurred by Seller, Seller’s mortgage lender, Purchaser and/or Purchaser’s mortgage lender in connection with such assignment referred to in this Section 4.1(d).  Purchaser shall be the sole beneficiary of any mortgage recording tax savings resulting from any assignment of any existing mortgage to Purchaser’s lender. If Purchaser does not request an assignment of the existing mortgage, then Seller shall be obligated, notwithstanding anything herein to the contrary, to obtain a satisfaction or release of the existing mortgage from the Property with its own funds at or prior to Closing (and Seller may use or instruct Escrow Agent to use any cash portion of the Purchase Price for the Property to satisfy the existing mortgages).

V. REPRESENTATIONS AND WARRANTIES

5.1                            Seller’s Representations and Warranties.

Seller represents and warrants to Purchaser, as of the Effective Date, that:

(a)                               Organization.  Seller is a duly organized and validly existing limited liability company, is in good standing in the State of Delaware, is qualified to transact business in the State of New York, and has full power to enter into this Agreement and to perform its obligations under this Agreement.

(b)                              Authorization.  The execution and delivery of this Agreement has been duly authorized by all necessary and appropriate action of Seller and Operating Tenant.

(c)                               Consents and Conflicts.  No consent or approval of any Person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Seller and Operating Tenant or to authorize the consummation by Seller and Operating Tenant of the transactions contemplated hereby or the performance by Seller and Operating Tenant of its obligations under this Agreement.  The execution, delivery and performance of this Agreement by Seller and Operating Tenant and the consummation of the transactions contemplated hereby by Seller and/or Operating Tenant (i) will not violate any provision of the Seller’s or Operating Tenant’s organizational or governing documents; (ii) will not violate any Laws; (iii) will not result in the creation or imposition of any lien or encumbrance on the Hotel or any portion thereof; and (iv) is not prohibited by or otherwise violates any material agreement to which Seller or Operating Tenant is a party or may be bound which would restrict or adversely affect Seller’s or Operating Tenant’s ability to consummate the transactions contemplated by this Agreement.

(d)                             Solvency.  Neither Seller, Operating Tenant, nor any of their respective members or managers, has made or filed, with respect to any Person or entity, any general assignment for the benefit of creditors, become insolvent or filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or an arrangement or composition, extension or readjustment of its indebtedness or consented, in any creditors’ proceeding, to the appointment of a receiver or trustee of Seller, Operating Tenant or the Hotel or any part thereof of either of them or been named in an involuntary bankruptcy proceeding and to Seller’s knowledge, no such actions are contemplated or have been threatened.

(e)                               Space Leases.  There are no Space Leases affecting all or any portion of the Hotel other than the Restaurant Lease and (i) the Restaurant Lease is in full force and effect, (ii) neither Seller nor Operating Tenant has received nor delivered any written notice of default under the Restaurant Lease, (iii) Seller has provided Purchaser with a true, correct and complete copy of the Restaurant Lease, and (iv) no security deposits are currently held by Seller and/or Operating Tenant or otherwise owed to the tenant under the Restaurant Lease and (v) no rent under the Restaurant Lease has been paid more than thirty (30) days in advance.

(f)                                Equipment Leases.  There are no Equipment Leases affecting the Hotel except as set forth in Exhibit “J” to this Agreement.  True, correct and complete copies of such Equipment Leases (including all amendments), have been provided to Purchaser or will be provided to Purchaser pursuant to Section 1.2(b).  All of the Equipment Leases described in Exhibit “J” are in full force and effect, and neither Seller nor Operating Tenant has received nor delivered any written notice of default under any of the Equipment Leases described in Exhibit “J” and, to Seller’s knowledge, there are no material defaults by any party thereunder except as disclosed in Exhibit “J”.

(g)                              Material Contracts.  There are no Material Contracts affecting the Hotel except as set forth in Exhibit “D” to this Agreement.  True, correct and complete copies of such Material Contracts (including all amendments), have been provided to Purchaser or will be provided to Purchaser pursuant to Section 1.2(b).  All of the Material Contracts described in Exhibit “D” are in full force and effect, and neither Seller nor Operating Tenant has received nor delivered any written notice of default under any of the Material Contracts described in Exhibit “D” and, to Seller’s knowledge, there are no material defaults by any party thereunder except as disclosed in Exhibit “D”.

(h)                              Permits.  True and complete copies of the Permits set forth on Exhibit “E”, to the extent in Seller’s, Operating Tenant’s or Manager’s possession or control, have been provided to Purchaser or will be provided to Purchaser pursuant to Section 1.3(a).  As of the Effective Date, except as otherwise disclosed to Purchaser on Exhibit “E,” (i) neither Seller nor Operating Tenant has received any written notice of any uncured violations of any Permit, and (ii) to Seller’s knowledge, all of the Permits described in Exhibit “E” are in full force and effect.

(i)                                  Title to Personal Property.  Seller or Operating Tenant has good and valid title to all Personal Property, which shall be free and clear of all liens and encumbrances as of the

Closing, except for the Equipment Leases, which shall be subject only to the ownership interest of the lessor thereunder.

(j)                                  Condemnation.  Neither Seller nor Operating Tenant has received written notice of any pending condemnation proceeding or other proceeding in eminent domain.  To Seller’s knowledge, no condemnation proceeding or eminent domain proceeding is threatened affecting the Real Property or any portion thereof.

(k)                              Compliance with Applicable Law.  During the two (2) year period ending on the Effective Date, to Seller’s knowledge, neither Seller nor Operating Tenant has received written notice from any governmental authority of any violation of any applicable Law with respect to the Hotel which has not been cured or dismissed, except for the violations described in Exhibit “N” (collectively, the “Disclosed Violations”).

(l)                                  Litigation.  Neither Seller nor Operating Tenant is involved in any litigation, administrative action, arbitration or similar adjudicatory proceeding with respect to the Hotel which has not been resolved, settled or dismissed nor, to Seller’s knowledge, have any of the foregoing been threatened which, if, adversely determined, could reasonably be expected to have a material adverse effect on the ownership or operation of the Hotel or the Business.

(m)                          Employees.  Neither Seller nor Operating Tenant has any employees nor is either party a party to any written employment, collective bargaining agreement or compensation agreement.  To Seller’s knowledge, as of the Effective Date, there are no union organization efforts pending or threatened with respect to any of the Hotel Employees.

(n)                              Sales and Use Taxes.  To Seller’s knowledge, all sales and use taxes (other than those sales taxes, if any, arising from the sale of the Real Property and the Personal Property from Seller to Purchaser), hotel/motel occupancy taxes, real and personal property taxes, employer withholding taxes and similar taxes that are due as of the Closing have been paid in full (or will be provided for at the Closing pursuant to the provisions of Section 8.2), and all required reports and returns relating thereto have been, or will be, timely filed.  To Seller’s knowledge, as of the Effective Date, (i) neither Seller nor Operating Tenant has received written notice of any special tax assessment relating to the Hotel or any portion thereof, and (ii) there are no tax agreements in place affecting the Real Property.

(o)                              Financial Statements.  Seller has provided or will provide to Purchaser prior to the expiration of the Due Diligence Period all books and records, financial reports, profit and loss statements, financial statements pertaining to the Hotel for Seller’s period of ownership and any year-to-date financial statements and operating budgets prepared for the Hotel for the current year.  To Seller’s knowledge, all financial statements are in all material respects true and complete and fairly represent the financial condition of Seller and the Hotel as of the dates stated therein.

(p)                              Environmental Notices.  Neither Seller nor Operating Tenant has received written notice from any governmental authority alleging or otherwise asserting that the Hotel or their operation are in violation of any law, rule or regulation relating to Hazardous Substances, other than the Disclosed Violations (if applicable).

(q)                              Environmental Matters.  Neither Seller nor Operating Tenant has received written notice from any governmental authority that any of the Real Property or Seller or Operating Tenant is not in compliance with all Hazardous Waste Laws.  As of the Effective Date, to Seller’s knowledge, neither Seller nor Operating Tenant has received written notice from any governmental agency, board or department that Seller does not have all required governmental permits and licenses, if any, relating to Hazardous Substances, other than the Disclosed Violations (if applicable).

(r)                                 Foreign Person.  Neither Seller nor Operating Tenant is a “foreign person” as defined in the Foreign Investment in Real Property Tax Act of 1980, as amended.

(s)                                Foreign Corrupt Practices.  Neither Seller, Operating Tenant nor any of their respective affiliates, or their respective employees, officers, directors, representatives or agents is, nor will they become, (i) a Person or entity with whom U.S. persons or entities are restricted from doing business under any OFAC regulations (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as the same has been from time to time updated and amended), or other governmental action and is not and will not assign or otherwise transfer this Agreement to, contract with or otherwise engage in any dealings of transactions or be otherwise associated with such persons or entities; or (ii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a person similarly designated under any related enabling legislation or any other similar Executive Orders.

The representations and warranties of Seller shall survive the Closing as and to the extent provided in Sections 5.4 and 5.5.

5.2                            Purchaser’s Representations and Warranties.

Purchaser represents and warrants to Seller, as of the Effective Date, that:

(a)                               Organization.  Purchaser is a duly organized and validly existing limited liability company, is in good standing in the State of Delaware and has full power to enter into this Agreement and to perform its obligations under this Agreement.

(b)                              Authorization.  The execution and delivery of this Agreement has been or will be, prior to the expiration of the Due Diligence Period, duly authorized by all necessary and appropriate action of Purchaser.

(c)                               Consents and Conflicts.  No consent or approval of any Person, entity, or governmental authority is required with respect to the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or the performance by Purchaser of its obligations under this Agreement except for such consents as shall be obtained by Purchaser prior to the Closing.

(d)                             Foreign Corrupt Practices.  Neither Purchaser nor any of its affiliates, or their respective employees, officers directors, representatives or agents is, nor will they become, (i) a Person or entity with whom U.S. persons or entities are restricted from doing business under any OFAC regulations (including those named on OFAC’s Specially Designated Nationals and Blocked Persons List any other similar list maintained by the Office of Foreign Assets Control, Department of the Treasury or the Department of Foreign Affairs and International Trade (Canada), pursuant to any authorizing statute, executive order or regulation) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as the same has been from time to time updated and amended), or other governmental action and is not and will not assign or otherwise transfer this Agreement to, contract with or otherwise engage in any dealings of transactions or be otherwise associated with such persons or entities; or (ii) a Person either (a) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (b) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or a Person similarly designated under any related enabling legislation or any other similar Executive Orders.

The representations and warranties of Purchaser shall survive the Closing as and to the extent provided in Sections 5.4 and 5.5.

5.3                            Remedies Prior to Closing.

By executing and delivering the Seller’s Certificate, Seller shall be deemed to have made all of the representations and warranties of Seller in Section 5.1 above and elsewhere in this Agreement and as of the Closing.  Should Seller obtain knowledge that any of such representations and warranties are incorrect in any material respect prior to the Closing, Seller shall promptly advise Purchaser in writing of the same and Seller shall have the option, but not the obligation, to cure same to Purchaser’s satisfaction (in Purchaser’s reasonable discretion) by the Closing Date, and upon Seller’s election to attempt such cure as evidenced by written notice to Purchaser, the Closing shall, at Purchaser’s option, be postponed until Purchaser’s receipt of proof satisfactory to Purchaser (in Purchaser’s reasonable discretion) that such matters have been cured; provided, however, if Purchaser elects not to extend the Closing Date or Seller is unable or unwilling to cure the same within fifteen (15) days after the scheduled Closing Date, Purchaser shall have the option either to (a) waive the same by proceeding to close the transaction contemplated hereunder without any abatement of the Purchase Price, or (b) to terminate this Agreement, in which case, (w) this Agreement shall automatically terminate, (x) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (y) each party shall pay one-half (1/2) of the expenses of escrow and (z) neither party shall have any further obligation to the other party hereunder, except each party shall continue to be obligated under the indemnity and other provisions in this Agreement that survive termination; provided, however, solely in the event that Purchaser elects to terminate this Agreement pursuant to this Section 5.3 as a result of any breach of representation which is not correct in all material respects as of the Effective Date (and not as the result of any changes in facts or circumstances which occur after the Closing Date), Seller shall reimburse Purchaser within ten (10) Business Days following written demand by Purchaser for all of Purchaser’s documented out-of-pocket costs of the transaction contemplated hereunder actually incurred to third parties, including reasonable attorney’s fees and costs incurred in connection with this Agreement and the investigation of the Hotel, not to exceed a total of Two Hundred Thousand and No/100 Dollars ($200,000.00).

Notwithstanding the foregoing, Seller shall have no obligation to cure, Purchaser shall be deemed to have waived and Purchaser shall have no right to terminate this Agreement on account of, a breach of, or supplement or amendment to Seller’s representations and warranties which (i) results from the taking of any action or occurrence of any event which is permitted under Section 6.1(c) or which is otherwise consented to in writing by Purchaser, (ii) relates to or arises out of the failure of the Restaurant Lease to be in effect, any amendment, extension, restatement or other modification to the Restaurant Lease which is entered into in accordance with this Section 6.1(c)(ii), the occurrence of any breach or default by the tenant under the Restaurant Lease or the failure of the tenant under the Restaurant to operate the restaurant and/or to serve liquor; or (iii) results in (or is reasonably likely to result in) actual out-of-pocket liability in excess of (y) $250,000 per occurrence or (z) $600,000 in the aggregate if such breach or supplement or amendment is not cured by Seller prior to Closing (a “Material Representation Breach”); provided, however, Seller shall have the right, but not the obligation, to provide Purchaser with a credit at Closing in an amount necessary to reduce the actual out-of-pocket liability which would result (or would reasonably like to result) from any breach of, or supplement or amendment to, Seller’s representations and warranties in order to prevent such breach or supplement or amendment from becoming a Material Representation Breach.  By way of example only, in the event that a breach of, or supplement or amendment to, Seller’s representations and warranties arises which would result in actual-of-pocket liability of $350,000, Seller shall have the right, but not the obligation, to provide Purchaser with a credit at Closing in amount equal to $100,000 in order to prevent such breach or supplement or amendment from being a Material Representation Breach, in which case, such breach or supplement or amendment would not be covered by clause (iii) above and Seller shall have no obligation to cure, Purchaser shall be deemed to have waived, and Purchaser shall have no right to terminate this Agreement on account of such breach or supplement or amendment.  Without limiting the rights of Seller pursuant to the proviso above to prevent a breach of, or supplement or amendment to, Seller’s representations and warranties from being a Material Representation Breach, and without limiting any other means of curing any such breach or amendment or supplement, if Seller provides Purchaser with a credit at Closing in an amount equal to the actual out-of-pocket liability which would result from (or is reasonably likely to result from) such breach or supplement or amendment, then such breach or supplement or amendment shall be deemed to be cured and waived by Purchaser for all purposes set forth in this Agreement; provided, however, in the event that a breach of, or supplement or amendment to, Seller’s representations and warranties shall occur as a result of a breach of the Restaurant Lease by Seller, in lieu of providing Purchaser with a credit at Closing pursuant to this sentence, Seller shall have the right to deposit the actual out-of-pocket liability which would result from (or is reasonably likely to result from) such breach or supplement or amendment into escrow with Escrow Holder, in which case, the Seller, Purchaser and Escrow Agent shall enter into an escrow agreement at Closing substantially in the same form as the Post-Closing Escrow Agreement which shall govern how such escrowed funds shall be held and disbursed.

In the event Purchaser expressly waives in writing or is deemed to have waived a breach of, or amendment or supplement to, Seller’s representations and warranties in accordance with this Section 5.3 and proceeds to Closing, such waiver shall be deemed to include any and all Claims associated with the same, including any post-closing survivability or post-closing indemnity, and Seller shall have no liability with respect thereto.  If, prior to the Closing, to Purchaser’s knowledge, any representation or warranty of Seller is inaccurate or incorrect and Purchaser nonetheless proceeds with the Closing, Seller shall have no liability for any such inaccurate or incorrect representation or warranty.

5.4                            Survival.

The representations and warranties of Seller and Purchaser as set forth herein expressly survive the Closing for a period of nine (9) months and thereafter will automatically expire unless (a) Purchaser or Seller, as applicable, has given written notice to the other of a breach of any such representation or warranty prior to the expiration of such nine (9) month period following the Closing Date, in which case only such representation or warranty which is the subject of such notice shall survive beyond such nine (9) month period, and (b) any litigation or other action with respect to such breach of any such representation and warranty which was the subject of such notice, is commenced within thirty (30) days after the delivery of such notice.  This Section 5.4 shall survive the Closing.

5.5                            Indemnification.

(a)                               Seller’s Indemnification Obligations.

(i)        Subject to Section 5.4, Seller hereby acknowledges, covenants and unconditionally, absolutely and irrevocably, agrees to indemnify, protect, defend and hold harmless, as well as reimburse, Purchaser and its affiliates and their respective parents, affiliates, shareholders, officers, directors, members, partners, trustees, agents, representatives and employees (collectively, the “Related Parties”) to the fullest extent provided by law, from and against, and for, any and all Claims brought by or otherwise commenced on behalf of any third party, and all actual, out-of-pocket and/or, subject to the terms of this Agreement, economic damages, liabilities, any amounts reasonably incurred to settle any Claims, and losses (including, without limitation, reasonable attorneys’ fees and costs)(collectively, “Losses”) (but in all cases without duplication with respect to any and all payments made by or on behalf of Seller for a breach or default under the certificates and declarations provided to the Title Company in connection with the Closing hereunder) actually incurred by Purchaser or any of Purchaser’s Related Parties as a direct result of such Claims, to the extent the Closing occurs and such Claims and Losses result from any of the following (collectively, all items referred to in items (1) - (7) below shall be collectively referred to herein as, the “Seller’s Indemnity Obligations”; and all items referred to below as items (2) - (7) (specifically excluding the matters set forth in item (1) below) shall be collectively referred to herein as, the “Seller’s Non-R&W

Indemnity Obligations”):  (1) any one or more breach by Seller of Seller’s representations or warranties; (2) any one or more breach by Seller of any covenant of Seller contained in this Agreement; (3) any failure of Seller to have reported and/or paid any and all Transfer Taxes and/or Sales Taxes, but with respect to Sales Taxes, solely if such Sales Taxes were required to be paid by Seller pursuant to Section 8.5, in each case, together with any and all penalties and interest related to any such Transfer Taxes and/or Sales Taxes, if applicable as permitted above; (4) the Excluded Assets; (5) any Employee Claim to the extent attributable to their employment at the Hotel prior to the Closing Date, (6) any physical or personal injury or death caused to any Person, or damage to property of unaffiliated third parties, to the extent such injury, death or damage occurred prior to the Closing Date in connection with the Hotel, and (7) except (A) as may be the obligation of Purchaser pursuant to an express provision of this Agreement or (B) for any item for which Purchaser receives a credit at Closing (to the extent of such credit), any Claims or Losses to the extent arising from acts, omissions or occurrences that occur or accrue in connection with the Hotel prior to the Closing Date, including, without limitation, with respect to the Hotel Contracts, but, in each case under clauses (1) through (7), only to the extent that such Claims in the aggregate exceed Fifty Thousand and No/100 Dollars ($50,000.00) (the “Threshold”) (provided that if the Threshold is exceeded, such indemnity shall be for the aggregate Losses incurred thereby measured by the first dollar of Loss notwithstanding such Threshold).  Notwithstanding anything to the contrary contained herein, to the extent that any of Seller’s Non-R&W Indemnity Obligations would be covered directly or indirectly by any representations and/or warranty, such Seller’s Non-R&W Indemnity Obligations shall not be deemed to be a Seller’s Non-R&W Indemnity Obligations; it being agreed that any Seller’s Indemnity Obligations arising out of a breach of any representation or warranty is intended to (I) fall within item (1) of Seller’s Indemnity Obligations and be covered by the Post-Closing R&W Liability Cap only, and not (II) be included as part of Seller’s Non-R&W Indemnity Obligations or covered by the Post-Closing Non-R&W Liability Cap.

(ii)                              Notwithstanding anything to the contrary contained herein, including Section 5.5(a)(i), (1) Purchaser shall have no right to file an action for rescission in connection with any breaches of Seller’s representations or warranties or any of Seller’s Indemnity Obligations; (2) Seller’s aggregate liability to Purchaser with respect to any and all such breaches of Seller’s representations or warranties, and breaches of any of Seller’s covenants that expressly survive the Closing, but excluding Seller’s Non-R&W Indemnity Obligations, or in any Seller closing document shall not exceed One Million Six Hundred Thousand and No/100 Dollars ($1,600,000.00) (the “Post-Closing R&W Liability Cap”) and Purchaser hereby waives any damages, costs and expenses in excess of said amount; provided, however, such Post-Closing R&W Liability Cap shall not apply with respect to any damages incurred by Purchaser as a result of Seller’s commission of fraud in connection with providing the representations of Seller set forth herein; (3) Seller’s aggregate liability to Purchaser with respect to any and all such breaches of Seller’s Non-R&W Indemnity Obligations shall not exceed One Million Six Hundred Thousand and No/100 Dollars ($1,600,000.00) (the “Post-Closing Non-R&W Liability Cap”) and Purchaser hereby waives any damages, costs and expenses in excess of said amount; provided, however, such Post-Closing Non-R&W Liability Cap shall not apply with respect to any damages incurred by Purchaser as a result of Seller’s commission of fraud in connection with any matters which are covered by Seller’s Non-R&W Indemnity Obligations; (4) except for Claims arising based on any breach of the express representations and warranties of Seller set forth in Section 5.1 and elsewhere in this Agreement or in any closing documents to be delivered by Seller to Purchaser at Closing, neither Claims for change to or remediation of the physical, structural or environmental condition of the Hotel nor Claims of any government or governmental agency or authority relating to the physical, structural or environmental condition of the Hotel are subject to indemnification by Seller under Section 5.5(a)(i); or (5) Seller shall not be liable, without limiting Section 7.5, for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims except those of third parties against which Seller has indemnified Purchaser.  In the event that Purchaser actually recovers any insurance proceeds, including title insurance proceeds, or any indemnity, contribution or other similar payment from any insurance company (including the Title Company), tenant, or other third party for damages against which Seller indemnified and actually paid Purchaser under this Agreement, then to the extent Purchaser’s damages did not exceed the amount actually paid by Seller to Purchaser, Purchaser shall promptly reimburse Seller to the extent of any such double-recovery.  For the avoidance of doubt, (A) the Post-Closing R&W Liability Cap shall be separate and distinct from the Post-Closing Non-R&W Liability Cap, (B) in the event that Purchaser makes a claim under the Post-Closing Escrow Agreement on account of a Seller’s R&W Warranty Obligation in accordance with the terms set forth herein and therein, such claim shall be applied against the Post-Closing R&W Liability Cap and (C) in the event that Purchaser makes a claim under the Post-Closing Escrow Agreement on account of a Seller’s Non-R&W Warranty Obligations in accordance with the terms set forth herein and therein, such claim shall be applied against the Post-Closing Non-R&W Liability Cap.  In addition, (I) in the event that Seller actually receives payment from its insurance company after Closing on account of any Seller’s Non-R&W Indemnity Obligations and such amounts are paid to Purchaser (or are used to reimburse Seller for a payment previously paid to Purchaser), then such amount shall not be counted towards the Post-Closing Non-R&W Liability Cap, and (II) in the

event that a claim is made by Purchaser with respect to Seller’s Non-R&W Indemnity Obligations which would be covered by Seller’s insurance policies, Seller agrees to tender such claim to its insurance company (but Seller shall have no further obligations to pursue such tendered claim).

(b)                              Purchaser’s Indemnification Obligations.

(i)                                  Subject to Section 5.4, Purchaser hereby acknowledges, covenants and unconditionally, absolutely and irrevocably, agrees to indemnify, protect, defend and hold harmless, as well as reimburse, Seller and Seller’s Related Parties to the fullest extent provided by law, from and against, and for, any and all Claims brought by or otherwise commenced on behalf of any third party, and all Losses actually incurred by Seller or any of Seller’s Related Parties as a direct result of such Claims, to the extent the Closing occurs and such Claims and Losses result from any of the following (collectively, all items referred to in items (1) - (6) below shall be collectively referred to herein as, the “Purchaser’s Indemnity Obligations” and all items referred to below as items (2) - (6) (specifically excluding the matters set forth in item (1) below) shall be collectively referred to herein as, the “Purchaser’s Non-R&W Indemnity Obligations”):  (1) any one or more breach by Purchaser of Purchaser’s representations or warranties, (2) any one or more breach by Purchaser of any covenant of Purchaser contained in this Agreement; (3) any failure of Purchaser to have reported and/or paid any and all Sales Taxes, but with respect to Sales Taxes, solely if such Sales Taxes were required to be paid by Purchaser pursuant to Section 8.5, together with any and all penalties and interest related to any such Sales Taxes; (4) Employee Claims to the extent attributable to their employment at the Hotel from and after the Closing Date, but only to the extent that such claims result from events which occur on or after the Closing Date, (5) any physical or personal injury or death caused to any Person, or damage to property of unaffiliated third parties, to the extent such injury, death or damage occurred on or after the Closing Date in connection with the Hotel, and (6) except (A) as may be the obligation of Seller pursuant to an express provision of this Agreement and with respect to which Purchaser did not receive a credit at Closing or (B) for any item for which Seller receives a credit at Closing (to the extent of such credit), any Claims brought by a third party to the extent arising from acts, omissions, or occurrences that occur or accrue in connection with the Hotel on or after the Closing Date, including, without limitation, with respect to the Hotel Contracts and Space Leases, but, in each case under clauses (1) through (6), only to the extent that such Claims in the aggregate exceed the Threshold (provided that if the Threshold is exceeded, such indemnity shall be for the aggregate Losses incurred thereby measured by the first dollar of Loss notwithstanding such Threshold).  Notwithstanding anything to the contrary contained herein, to the extent that any of Purchaser’s Non-R&W Indemnity Obligations would be covered directly or indirectly by any representations and/or warranty, such Purchaser’s Non-R&W Indemnity Obligations shall not be deemed to be a Purchaser’s Non-R&W Indemnity Obligations; it being agreed that any Purchaser’s Indemnity Obligations arising out of a breach of any representation or warranty is intended to (I) fall within item (1) of Purchaser’s Indemnity Obligations and be covered by the Post-Closing R&W Liability Cap only, and not (II) be included as part of Purchaser’s Non-R&W Indemnity Obligations or covered by the Post-Closing Non-R&W Liability Cap.

(ii)                              Notwithstanding anything to the contrary contained herein, including Section 5.5(b)(i), (1) Seller shall have no right to file an action for rescission in connection with any breaches of Purchaser’s representations or warranties or Purchaser’s Indemnity Obligations, (2) Purchaser’s aggregate liability to Seller with respect to any and all such breaches of Purchaser’s representations or warranties, and breaches of any of Purchaser’s covenants that expressly survive the Closing, but excluding Purchaser’s Non-R&W Indemnity Obligations, or in any Purchaser closing document shall not exceed the Post-Closing R&W Liability Cap and Seller hereby waives any damages, costs and expenses in excess of said amount; provided, however, such Post-Closing R&W Liability Cap shall not apply with respect to any damages incurred by Seller as a result of Purchaser’s commission of fraud in connection with providing the representations of Purchaser set forth herein; (3) Purchaser’s aggregate liability to Seller with respect to any and all such breaches of Purchaser’s Non-R&W Indemnity Obligations shall not exceed the Post-Closing Non-R&W Liability Cap and Seller hereby waives any damages, costs and expenses in excess of said amount; provided, however, such Post-Closing Non-R&W Liability Cap shall not apply with respect to any damages incurred by Seller as a result of Purchaser’s commission of fraud in connection with any matters which are not covered by the Purchaser’s Non-R&W Indemnity Obligations; and (4) Purchaser shall not be liable for any incidental, consequential, indirect, punitive, special or exemplary damages, or for lost profits, unrealized expectations or other similar claims except those of third parties against which Purchaser has indemnified Seller.  In the event that Seller actually recovers any insurance proceeds or any indemnity, contribution or other similar payment from any insurance company, tenant, or other third party for damages against which Purchaser indemnified and actually paid Seller under this Agreement, then to the extent Seller’s damages did not exceed the amount paid by Purchaser to Seller, Seller shall promptly reimburse Purchaser to the extent of any such double-recovery.  In addition, (I) in the event that Purchaser actually receives payment from its insurance company after Closing on account of any Purchaser’s Non-R&W Indemnity Obligations and such amounts are paid to Seller (or are used to reimburse Purchaser for a payment previously paid to Seller), then such amount shall not be counted towards the Post-Closing Non-R&W Liability Cap, and (II) in the event that a claim is made by Seller with respect to Purchaser’s Non-R&W Indemnity

Obligations which would be covered by Purchaser’s insurance policies, Purchaser agrees to tender such claim to its insurance company (but Purchaser shall have no further obligations to pursue such tendered claim).

(c)                               Survival.  The obligations of Seller and Purchaser under this Section 5.5 shall survive the Closing for a period of nine (9) month and thereafter will automatically expire unless (i) Purchaser or Seller, as applicable, has given written notice to the party which is to provide indemnification prior to the expiration of the nine (9) month period following the Closing and (ii) any litigation or other action with respect to such indemnification obligation which was the subject of such notice, is commenced within ten (10) Business Days after the delivery of such notice.  This Section 5.5 shall survive the Closing

VI. COVENANTS

6.1                            Seller’s Covenants.

Seller covenants and agrees to perform (and where applicable, Seller agrees to cause Operating Tenant to perform and agrees to use commercially reasonable efforts to cause Manager to perform) the following covenants from the Effective Date to the Closing:

(a)                               Cooperation.  Seller shall assist Purchaser and Purchaser’s agents, on or before Closing, in acquiring all information reasonably necessary to enable Purchaser’s agents and Seller’s agents to compute the prorations described in Section 8.2.

(b)                              Personal Property.  Seller will not, without the prior approval of Purchaser (in its sole and absolute discretion), sell, exchange, assign, transfer, convey, lease or otherwise dispose of all or any part of the Personal Property or any interest therein except for Furnishings, Consumables and Expendables, in the Ordinary Course of Business; provided, however, that in the event Purchaser fails to respond to Seller within three (3) Business Days after Purchaser is notified of such desired disposition, such failure to respond shall be deemed to constitute Purchaser’s approval of same.

(c)                               Material Contracts, Permits and Space Leases.

(i)                                  From and after the expiration of the Due Diligence Period, Seller shall not (y) amend, extend or terminate any Material Contracts or Space Leases (other than the Restaurant Lease), and/or Permits without the prior approval of Purchaser (which approval shall not be unreasonably withheld or delayed); or (z) enter into new Material Contracts or any Space Leases (other than the Restaurant Lease), without the prior approval of Purchaser (in its sole and absolute discretion); provided, however, that in the event Purchaser fails to respond to Seller within three (3) Business Days after Purchaser is notified of Seller’s intention to take such actions, such failure shall be deemed to constitute Purchaser’s approval of same.

(ii)                              Purchaser acknowledges that the Restaurant Lease expires on June 30, 2013, and Seller is in the process of negotiating an extension and amendment of the Restaurant Lease.  Prior to the expiration of the Due

Diligence Period, Seller shall (y) keep Purchaser reasonably informed as to Seller’s progress with respect to such negotiations and (z) in the event that any amendment, extension, restatement or other modification to the Restaurant Lease is entered into prior to the expiration of the Due Diligence Period, Seller shall promptly deliver a copy of same to Purchaser.  From and after the expiration of the Due Diligence Period, Seller shall not amend, extend, restate or otherwise modify the Restaurant Lease without Purchaser’s prior approval, which approval shall not be unreasonably withheld or delayed.  For the avoidance of doubt, the failure of Seller to enter into an amendment, extension, restatement or other modification of the Restaurant Lease shall not be deemed to be a default by Seller, result in an adjournment of the Closing or excuse the obligation of Purchaser or Seller to consummate the Closing in accordance with this Agreement.

(d)                             Liens.  From and after the expiration of the Due Diligence Period, except as set forth in Section 6.1(c)(ii), Seller will not enter into any contracts, licenses, easements or other agreements relating to the Hotel which will obligate Purchaser or be a charge or lien against the Hotel, except those necessary to continue the Business and operation of the Hotel in the Ordinary Course of Business and which are terminable without penalty on no more than thirty (30) days notice, without the prior approval of Purchaser, which approval shall not be unreasonably withheld or delayed; provided, however, that in the event Purchaser fails to respond to Seller within three (3) Business Days after Purchaser is notified of Seller’s intention to take such proposed actions, such failure to respond shall be deemed to constitute Purchaser’s approval of same.  Seller shall promptly provide written notice to Purchaser of any new agreements entered into by Seller pursuant to this Section 6.1, along with a copy of any such agreements.

(e)                               Operations in Ordinary Course of Business.  Seller will cause the Hotel to be operated and maintained in the Ordinary Course of Business which undertaking includes, but is not limited to, (i) maintaining the levels of inventories of Expendables, Furnishings and Consumables in the Ordinary Course of Business, including without limitation all linens, (ii) instructing Manager to enter into Bookings and otherwise take guest room reservations, on Seller’s behalf in the Ordinary Course of Business, and (iii) performing maintenance and repairs for the Hotel in the Ordinary Course of Business, subject however, in each case, to any change in such operations and policies which Seller determines is reasonably necessary or prudent as a result of changes in market, economic or other conditions.  Seller acknowledges that the Purchase Price includes the transfer of Bookings after the Closing Date in accordance with the terms of this Agreement.  Notwithstanding anything to the contrary contained herein,  neither (A) the termination of, or breach by the tenant under, the Restaurant Lease, nor (B) the failure of the tenant under the Restaurant Lease to operate the restaurant and/or to serve liquor, shall be deemed to be a violation of Seller’s obligation to operate the Hotel in the Ordinary Course of Business or otherwise be deemed to be a default by Seller hereunder, result in an adjournment of the Closing or excuse the obligation of Purchaser or Seller to consummate the Closing in accordance with this Agreement.

(f)                                Insurance.  Seller will maintain until the Closing Date the existing (or substantially equivalent) insurance coverage for the Hotel.

(g)                              Books and Records.

(i)                                  Seller agrees to make available to Purchaser or Purchaser’s accountants, at Seller’s (or its affiliate’s) offices, and during the week of April 15 - April 19, 2013, all of the audit request materials listed on Exhibit “L-1”.  Seller also agrees to make available to Purchaser or Purchaser’s accountants, at Seller’s (or its affiliate’s) offices, all of the audit request materials listed on Exhibit “L-2” on or before June 10, 2013, to the extent same are in Seller’s possession and not marked as “N/A” on such exhibit; provided, however, Seller shall use good faith efforts to provide to Purchaser or Purchaser’s accountants all such additional materials listed on Exhibit “L-2” that are within its possession (or which are otherwise reasonably accessible to Seller as of the Effective Date) as soon as reasonably possible after the expiration of the Due Diligence Period; provided further, if the Closing occurs prior to June 10, 2013, Seller shall use good faith efforts to make available to Purchaser or Purchaser’s accountants, at Seller’s (or its affiliate’s) offices, all of the audit request materials listed on Exhibit “L-2” as soon as reasonably possible.  Seller also agrees to use commercially reasonable efforts to provide Purchaser with 2012 audited financial statements with respect to the ownership and operation of the Hotel on or before April 29, 2013; provided that, in the event that Seller fails or is unable to provide 2012 audited financial statements by said date, Seller shall provide Purchaser with the NOI Review Information listed on Exhibit “L-3” not later than April 29, 2013.

(ii)                              Seller acknowledges and agrees at Purchaser’s sole cost and expense to (i) use its good faith efforts to also provide such additional information which is deemed relevant and reasonably necessary (as reasonably determined by Purchaser) to enable Purchaser and the accountants to prepare financial statements in compliance with (A) Rule 3-05 of Regulation S-X of the Securities and Exchange Commission which audit will commence immediately upon Closing and which is required to be completed and filed with the Securities and Exchange Commission within seventy-five (75) days after Closing; (B) any other rule issued by the Securities and Exchange Commission and applicable to Purchaser; and (C) any registration statement, report or disclosure statement filed with the Securities and Exchange Commission by, or on behalf of, Purchaser; and (ii) engage (at Purchaser’s sole cost and expense) McGladrey LLP to commence any and all such required audits.  Seller acknowledges and agrees that the foregoing is a representative description of the information and documentation that Purchaser and its accountants may require in order to comply with (A), (B) and (C) above.  In connection with the foregoing post-Closing audit(s), and in furtherance of Seller’s obligations to assist Purchaser pursuant to this Section 6.1(g)(ii), Seller covenants and agrees to execute and deliver to McGladrey LLP an audit representation letter, in substantially the form attached hereto as Exhibit “L-4” with such changes as agreed to between Seller and McGladrey LLP.

(iii)                          The items required under this Section 6.1(g) are being provided by Seller merely for the administrative convenience of Purchaser.  Notwithstanding anything to the contrary contained herein, neither providing the information set forth in this section or delivery of the audit representation letter, shall (y) be deemed to increase or supplement any of the representations and warranties made by Seller hereunder or be deemed to be a representation or warranty made by Seller or (z) give rise to liability or entitle Purchaser to seek recourse against Seller as a result of any inaccuracy therein.

(iv)                          This Section 6.1(g) shall survive Closing for a period of twelve (12) months.

(h)                              Operating Lease and Management Agreement.  At or prior to Closing, Seller shall cause the Operating Lease and the Management Agreement to be terminated, in each case, without any liability assumed by or cost or expense to Purchaser, and Seller agrees to indemnify Purchaser and the Hotel against, any and all Claims brought by Operating Tenant and/or Manager or any of their respective affiliates.

6.2                            Purchaser’s Covenants.

Without limiting Sections 10.2, 10.3 and 10.4, Purchaser represents, warrants and covenants that Purchaser or its affiliate, is an experienced purchaser, owner and operator of hotels and real property such as the Hotel, and Purchaser acknowledges and agrees that Purchaser has made, or will make prior to Closing, such independent investigations, inspections, analyses and research as Purchaser has deemed necessary or appropriate (or, in the alternative, Purchaser has elected at its risk not to make such investigations, inspections, analyses and research), concerning the condition, ownership, use and operation of the Hotel, including, but not limited to, investigations, inspections, analyses and research of:  (a) present and future Laws and restrictions concerning the use, location and suitability of the Hotel or any existing or proposed development or build-out or condition thereof, including, but not limited to, zoning, environmental, barrier removal and other such Laws; (b) the necessity and availability of any building permits, environmental impact reports, or any other governmental permits, approvals, entitlements or acts in respect of the Hotel; (c) the necessity or existence of any dedications, fees, charges, costs or assessments that may be imposed in connection with any Laws or the obtaining of any items set forth in subsection (b); (d) the economic value of the Hotel; (e) the seismic and structural integrity of the Hotel Improvements; (f) any surface, soil, subsoil, geologic or ground water conditions or other physical conditions of or affecting the Hotel; (g) the extent or condition of title to the Hotel and the extent of existing encumbrances against the Hotel, as reflected in the Survey and Commitment; (h) the operation and management of the Hotel; (i) any employment matters affecting the Hotel; and (j) the presence, use, transportation or storage of Hazardous Substances on, over, under or nearby the Real Property.

6.3                            Franchise Agreement.

(a)                               During the Due Diligence Period, Purchaser shall, at its sole cost and expense, promptly apply for and pursue in good faith a New Franchise Agreement with Franchisor to continue to operate the Hotel as a Holiday Inn, which New Franchise Agreement shall be entered into at or immediately after Closing.  Purchaser shall use good faith efforts to submit a completed franchise application (the “Application”) to Franchisor within three (3) Business Days after the Effective Date, and shall thereafter diligently pursue the Application in good faith with Franchisor.  As part of the application process, Purchaser shall promptly provide all information and documentation that Franchisor requests (including, without limitation, financial statements, organizational documents, background information regarding direct and indirect owners of Purchaser and other documentation supporting its Application).  Without limiting the foregoing, Purchaser shall use prompt, diligent and good faith efforts to cause the Application to be approved by Franchisor.  Purchaser shall keep Seller informed of the status of Purchaser’s efforts to cause the Application to be approved by Franchisor.

(b)                              From and after the Effective Date, Purchaser shall work in good faith using commercially reasonable efforts to cause Franchisor to commit in writing, in form and substance reasonable acceptable to the parties, to at Closing allow Purchaser to receive a license to operate the Hotel as a Holiday Inn after the Closing pursuant to the New Franchise Agreement in the form and substance acceptable to Purchaser (in Purchaser’s reasonable discretion) (collectively, the “Franchisor Approval”).  Solely in the event that Franchisor has not granted Franchisor Approval by the expiration of the Due Diligence Period, Purchaser shall have an additional fifteen (15) days after the expiration of the Due Diligence Period (the “Franchisor Approval Period”) solely to allow Purchaser to obtain the Franchisor Approval, provided that Purchaser shall be obligated to (i) deposit the Second Deposit in accordance with Section 2.2(b), and (ii) notify Seller in writing, prior to the expiration of the Due Diligence Period, of its intent to utilize the Franchisor Approval Period.  For the avoidance of doubt, the additional Franchisor Approval Period pursuant to this Section 6.3(b) shall not result in any extension of the Closing Date.  Upon receipt of the Franchisor Approval during the Franchisor Approval Period, (A) the Franchisor Approval Period shall automatically expire, and (B) Purchaser shall have no further right to terminate this Agreement pursuant to this Section 6.3(b); provided, however, solely in the event that Purchaser has not obtained the Franchisor Approval by 5:00 p.m. (EST) on the last day of the Franchisor Approval Period, Purchaser shall have the right to terminate this Agreement by delivery of written notice to Seller and Escrow Agent, whereupon, (1) this Agreement shall automatically terminate, (2) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (3) each party shall pay one-half (1/2) of the expenses of escrow and (d) neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations.  If Purchaser fails to deliver to Seller and Escrow Agent a written notice of termination on or before the expiration of the Franchise Approval Period, Purchaser shall (x) no longer have any right to terminate this Agreement pursuant to this Section 6.3(b), and (y) be required to proceed with the transaction contemplated hereby.

(c)                               Purchaser shall, at its sole cost and expense, cause Franchisor to deliver at or prior to Closing a signed counterpart of a voluntary notice of termination and a release of the guarantors under the Franchise Agreement from all liability thereunder (collectively, a “Voluntary Notice of Franchise Termination”) on Franchisor’s customary form with respect to the Hotel, with no cost or expense to Seller or Operating Tenant or any of their affiliates; provided, however, Purchaser shall be deemed to have satisfied this obligation if Franchisor delivers the Voluntary Notice of Franchise Termination in escrow with Escrow Holder subject only to the occurrence of the Closing and the delivery of the executed deed to Franchisor.  In no event shall Purchaser be liable for any amounts owed to Franchisor by Seller which accrued and were owing prior to termination of the Franchise Agreement.

(d)                             Notwithstanding anything to the contrary contained herein:  (i) neither the entry into a New Franchise Agreement by Purchaser nor the satisfaction of any conditions set forth in the Franchisor Approval or any other conditions imposed upon Purchaser by Franchisor shall be a condition to Purchaser’s obligation to consummate the transactions contemplated hereunder; (ii) Seller shall have no obligation to perform and/or pay for any modernization, renovation or other upgrading or PIP work at the Hotel (expressly excluding any such amounts due and owing from Seller to Franchisor); and (iii) Purchaser shall have no right to extend the Closing Date on account of the Franchise Agreement, including Purchaser’s failure to enter into a New Franchise Agreement on the Closing Date.

VII. REMEDIES

7.1                            Seller’s Pre-Closing Remedies.

Due to the fluctuation in land values, the unpredictable state of the economy and of governmental regulations, the fluctuating money market for real estate loans of all types, and other factors which directly affect the value and marketability of the Hotel, the parties recognize that it would be extremely difficult and impracticable, if not impossible, to ascertain with any degree of certainty the amount of damages which would be suffered by Seller in the event of Purchaser’s failure to perform its obligations under this Agreement to purchase the Hotel.  Accordingly, the parties agree that a reasonable estimate of Seller’s damages in such event is the amount of the Earnest Money, and if Purchaser defaults in any material respect in performing the obligations under this Agreement to close the purchase of the Hotel, including, but not limited to, its obligations under Section 8.4(b), then Seller, after delivery of written notice to Purchaser of such failure and the expiration of a five (5) Business Day cure period from delivery of such notice (which for the avoidance of doubt shall extend the Closing Date until the expiration of such five (5) Business Day cure period), shall be entitled to immediately terminate this Agreement by giving Purchaser written notice to such effect, and receive and retain the Earnest Money (including interest accrued thereon) as liquidated damages which retention thereof shall be Seller’s sole and exclusive remedy under this Agreement, at law or in equity, for such breach of default to close the transaction contemplated under this Agreement.  In addition, (i) Purchaser shall pay the expenses of escrow, and (ii) each party shall continue to be obligated under the Surviving Obligations.  Upon the occurrence of a Purchaser default entitling Seller to receive and retain the Earnest Money (including interest accrued thereon) as liquidated damages and following the proper termination of the Agreement by Seller pursuant to this Section 7.1, Purchaser hereby waives and releases all rights to purchase the Hotel and upon demand from Seller, Purchaser agrees to evidence such waiver and release in written form satisfactory to Seller.

7.2                            Purchaser’s Pre-Closing Remedies.

If Seller defaults in any material respect in performing its obligations under this Agreement to close the sale of the Hotel, including but not limited to its obligations under Section 8.4(a), then

Purchaser shall have the right, after delivery of written notice to Seller of such failure and the expiration of a five (5) Business Day cure period from delivery of such notice (which for the avoidance of doubt shall extend the Closing Date until the expiration of such five (5) Business Day cure period), to exercise any one of the following as Purchaser’s sole and exclusive remedy:

(a)                               proceed to Closing without any reduction in or set-off against the Purchase Price, in which case Purchaser shall be deemed to have waived Seller’s default in performing its obligations and covenants under this Agreement or Seller’s incorrect representations and warranties and such waiver will be deemed to include any and all Claims associated with the same, including any post-closing survivability or post-closing indemnity, and Seller shall have no liability with respect thereto; or

(b)                              terminate this Agreement by giving Seller written notice of such election prior to or at the Closing whereupon (i) Escrow Agent shall immediately return the Earnest Money (including interest accrued thereon) to Purchaser, (ii) Seller shall reimburse Purchaser within ten (10) Business Days following written demand by Purchaser for all of Purchaser’s documented out-of-pocket costs of the transaction contemplated hereunder actually incurred to third parties, including reasonable attorney’s fees and costs incurred in connection with this Agreement and the investigation of the Hotel, not to exceed a total of Two Hundred Thousand and No/100 Dollars ($200,000.00), and (iii) neither party to this Agreement shall thereafter have any further rights or liabilities under this Agreement, except that (A) Seller shall pay the expenses of escrow, and (B) each party shall continue to be obligated under the Surviving Obligations; or

(c)                               pursue the remedy of specific performance to the extent available as a legal or equitable remedy.

Notwithstanding the foregoing, if Purchaser fails to elect, by written notice to Seller, any of the foregoing remedies within thirty (30) days after Purchaser’s delivery of the default notice contemplated by this Section 7.2, Purchaser shall conclusively be deemed to have elected the remedy set forth in Section 7.2(a).

7.3                            Post-Closing Escrow.

At the Closing, (i) Seller, Purchaser and Escrow Agent shall enter into an agreement (the “Post-Closing Escrow Agreement”), which Post-Closing Escrow Agreement shall be in the form attached as Exhibit “K” hereto and (ii) Seller shall deposit with Escrow Agent an amount equal to $1,600,000, which amount shall be held in escrow, and disbursed, by Escrow Agent pursuant to the terms of the Post-Closing Escrow Agreement.

7.4                            Post-Closing Defaults of Purchaser and Seller.

Subject to the limitations set forth in this Agreement, including Section 5.4 and 5.5, if Purchaser or Seller defaults under this Agreement after the Closing with respect to any obligation of Purchaser or Seller first arising after, and surviving, the Closing Date, then Purchaser (if Seller is the defaulting party) or Seller (if Purchaser is the defaulting party) shall have all rights and remedies available to Purchaser against Seller, or Seller against Purchaser, as applicable, hereunder, and neither Section 7.1 or 7.2 shall apply.

7.5                            Attorneys’ Fees.

If any litigation or other enforcement proceeding is commenced in connection with this Agreement, then the prevailing party shall be entitled to receive payment of its reasonable attorneys’ fees and expenses and court costs from the other party (and in addition to any liquidated damages under Section 7.1).

7.6                            Survival.

The provisions of this Article VII shall survive the Closing or earlier termination of this Agreement.

VIII. CLOSING MATTERS

8.1                            Closing.

(a)                               Closing Date.  The Closing shall be held on June 6, 2013 (as same may be adjourned or extended in accordance with this Agreement, the “Closing Date”).  The Closing shall be effected through the escrow with Escrow Agent on terms reasonably acceptable to Seller, Purchaser and Escrow Agent (including that all of the funds and documents to be transferred hereunder shall be delivered through the escrow with Escrow Agent).  Purchaser and Seller shall execute appropriate instructions to implement the closing of such escrow.

(b)                              Postponement by Seller.  Notwithstanding any provision of this Agreement to the contrary, (A) if Seller (i) despite using its commercially reasonable efforts to remove, satisfy or cure the following, fails to cure (a) any item under Sections 3.1, or 4.1(a) that Seller has elected to attempt to cure to Purchaser’s satisfaction (in Purchaser’s reasonable discretion) on or prior to Closing or (b) any item under Section 4.1(b) that Seller is obligated to cure to Purchaser’s satisfaction (in Purchaser’s reasonable discretion) on or prior to Closing, or (B) Seller elects to adjourn the Closing in order to cure any condition set forth in this Agreement, including Sections 5.3 or 8.9(c), then in either instance under clauses (i) and (ii) of this Section 8.1(b), Seller shall have the right to postpone the Closing for up to (y) fifteen (15) days in the aggregate in the case of Section 5.3 and (z) thirty (30) days in the aggregate in the case of Sections 3.1, 4.1(a) or 8.9(c), in each case, by providing prior written notice to Purchaser; provided, however, although the parties acknowledge that there is no financing contingency provided herein and this Closing is not conditioned on Purchaser (or any other Person) obtaining any financing, in the event that Purchaser notifies Seller at least ten (10) days prior to the Closing Date of the date on which Purchaser’s mortgage commitment initially expires (notwithstanding any extension rights granted or otherwise available to Purchaser for additional consideration or penalty) (such date, the “Mortgage Commitment Expiration Date”), then the cure rights of Seller set forth in this Section 8.1 shall be limited to and deemed to expire on the later of (I) ten (10) Business Days after the Closing Date or (II) the Mortgage Commitment Expiration Date.  If such items are not cured to Purchaser’s satisfaction by the Closing Date (as extended pursuant to this Agreement), Purchaser’s sole and exclusive remedy shall be to either (y) terminate this Agreement pursuant to Section 8.9 by delivering to Seller a written notice of termination prior to the Closing; or (z) waive its objection to the condition or disapproved items that Seller has not cured to Purchaser’s satisfaction, which objection shall then become Permitted Exceptions, as applicable.

Notwithstanding the foregoing, Purchaser’s failure to timely deliver to Seller and Escrow Agent a written notice of termination within five (5) Business Days of receipt of a notice from Seller (and in no event later than the Closing) pursuant to this Section 8.1(b), shall be deemed to constitute Purchaser’s election of option (z) above.

(c)                               Postponement by Purchaser.  Purchaser shall have a one-time right to adjourn the Closing Date for a period of up to thirty (30) days upon written notice (the “Extension Election Notice”) from Purchaser to Seller delivered at least two (2) days prior to the scheduled Closing Date, provided that within one (1) Business Day following the delivery of the Extension Election Notice, Purchaser shall deposit an additional One Hundred Thousand and No/100 Dollars ($100,000.00) of Earnest Money with Escrow Agent (the “Additional Deposit”) pursuant to Escrow Holder’s Wiring Instructions.  Upon payment of the Additional Deposit, the Additional Deposit shall be deemed included with and a part of the Earnest Money for all purposes of this Agreement and shall be credited to the Purchase Price at Closing.

8.2                            Adjustment and Prorations.

The assets and liabilities of the Hotel specified in this Section 8.2, determined in accordance with the Uniform System of Accounts (provided that all other non-Hotel assets and liabilities, if any, shall be determined in accordance with GAAP), shall be prorated as of the Cut Off Time.  In connection with the foregoing:

(a)                               Closing Statements.

(i)                                  Not later than five (5) Business Days prior to the Closing Date, Seller will prepare and deliver to Purchaser a preliminary statement of prorations and adjustments required under this Section 8.2, or under any other provisions of this Agreement, with such supporting documentation as the parties hereto may reasonably require being attached thereto (the “Preliminary Closing Statement”); and

(ii)                              On the day prior to Closing, Purchaser and Seller will conduct inventories, examinations and audits of the Hotel as may be necessary to verify and/or make revisions to the Preliminary Closing Statement based on such audits, examinations and inventories, and conducted on the night preceding the Closing Date.  Seller and Purchaser will prepare a settlement statement, which will show the net amount due either to Seller or to Purchaser as the result thereof, and such net amount will be added to, or subtracted from, the payment of the Purchase Price to be paid to Seller pursuant to this Agreement (the “Closing Statement”).

The matters and items set forth below shall be apportioned between Seller and Purchaser or, where applicable, credited in total to a particular party, as follows:

(b)                              Taxes.  All real and personal property taxes and special assessments, if any, whether payable in installments or not, shall be prorated as of the Cut-Off Time and Seller shall be responsible for all such amounts attributable to the period prior to the Cut-Off Time, and Purchaser shall be responsible for all such amounts attributable to the period after the Cut-Off

Time.  If such taxes for the tax year in which the Closing occurs or any previous tax year have not been finally determined on the Closing Date, then such taxes shall be prorated on an estimated basis using the most current information available.  When such taxes have been finally determined, the parties shall recalculate such prorations and any amount payable by Seller or Purchaser shall be paid to the other party within fifteen (15) days after such taxes are finally determined.

(c)                               Revenues.  Revenues and expenses from room rentals and from the Restaurant Tenant attributable to the period prior to the Cut-Off Time shall be Seller’s and all revenues and expenses from room rentals and from the Restaurant Tenant attributable to the period after the Cut-Off Time shall be Purchaser’s; provided that, all such revenues and expenses from room rentals on the date immediately preceding the Cut-Off Time, including any Sales Taxes, room taxes and other taxes charged to guests in such rooms and all parking charges allocable to such rooms with respect to the evening immediately preceding the Cut-Off Time, shall be divided 50:50 between Seller and Purchaser (where a complete meeting package (“CMP”) guest is staying on a CMP rate, the food and beverage revenues shall be allocated based on whether the applicable meal or service occurred before or after the Cut-Off Time); provided, however, that to the extent that either Seller or Manager, as applicable, records in the ordinary course the times at which food and beverage sales, telephone, facsimile or data communication, in-room movie, laundry, and other services are ordered by guests, then the same shall be prorated when orders for the same were received.

(d)                             Bookings.  Prepaid and unearned reservation deposits and other such third party prepaid items for Bookings relating to periods after the Cut-Off Time shall be transferred to Purchaser, or the amounts thereof credited to Purchaser, at the Closing.  All commissions to third-parties, including travel agencies and booking agencies, already paid by Seller on account thereof shall prorated based on the remaining term of such agreement and Seller shall be credited for such pre-paid amounts, if any.

(e)                               Utility Charges.  Utility charges for telephone, gas, electricity, sewer, water and other services shall not be prorated to the extent that Seller can make arrangements for the rendering of final bills based on meter readings as of the Cut-Off Time.  Seller shall be responsible for the payment at the Closing of all bills for utility charges up to and including the Cut-Off Time.  To the extent that utility bills cannot be rendered as of the Closing Date, such charges for the period through the Cut-Off Time shall be prorated as of the Cut-Off Time based upon the most recent available bills and readjusted on the basis of the actual bills as and when received.  Any utility deposits which are required to be transferred to Purchaser or which Purchaser elects to assume (in Purchaser’s sole and absolute discretion) shall be transferred to Purchaser and credited to Seller at the Closing.

(f)                                Operating Expenses and Trade Accounts.  At Closing, Seller shall receive a credit for all unconsumed portions of prepaid expenses; provided, Seller shall, concurrently with the delivery of the Preliminary Closing Statement, deliver to Purchaser a certified list of all prepaid expenses which, subject to Sections 5.4 and 5.5, Seller shall represent and warrant to be a materially true, correct and complete list thereof.  Seller shall be responsible for all operating expenses and trade accounts of the Hotel (including, without limitation, charges and fees payable under the Hotel Contracts and all hotel/motel sales and occupancy taxes, but excluding Sales

Taxes) up to and including the Cut-Off Time; provided, however, that Purchaser shall be responsible for all purchase orders (“Purchase Orders”) made by Seller in the Ordinary Course of Business for Expendables and/or Consumables not delivered to the Hotel as of the Closing Date and Seller shall be responsible for all Purchaser Orders for Expendables and/or Consumables which are delivered to the Hotel prior to the Closing Date; provided, further, Seller shall, concurrently with the delivery of the Preliminary Closing Statement, deliver to Purchaser a certified list of all Purchase Orders with liabilities in excess of Ten Thousand and No/100 Dollars ($10,000.00) which Seller shall, subject to Sections 5.4 and 5.5, represent and warrant to be a materially true, correct and complete list thereof.  All operating expenses and trade accounts accruing after the Cut-Off Time (“Post-Closing Expenses”) shall be the responsibility of Purchaser and Purchaser agrees to indemnify, defend and hold Seller harmless from and against any Claims or other matters relating to (i) the Purchase Orders, and (ii) the Post-Closing Expenses.

(g)                              Employees.  Seller shall, or shall cause Manager to, pay to Hotel Employees, as required under Section 8.7, provided, that with regard to any Hotel Employees retained by Purchaser or its manager, Seller shall have the right, but not the obligation, to provide a credit to Purchaser equal to any amounts to be paid to any retained Hotel Employees (or any portion thereof) pursuant to Section 8.7 (but excluding any delinquent amounts owed by Seller to any Hotel Employees) in which case, Purchaser shall be solely responsible to pay such amounts to such Hotel Employees after the Closing Date.

(h)                              Cash.  All cash on hand in house banks (including any petty cash fund, if any) on the morning of the Closing Date shall become the property of Purchaser and the amount thereof shall be credited to Seller at the Closing.  All other funds of Seller and Operating Tenant shall remain their property and shall be withdrawn by or transferred or credited to Seller or Operating Tenant at Closing.

(i)                                  Ledger and Other Receivables.  All accounts receivable of any kind attributable to guests in the Hotel with respect to the evening immediately preceding the Cut-Off Time, shall be divided 50:50 between Seller and Purchaser, and Seller’s share shall be credited to Seller at Closing.  All other accounts receivable of Seller for the period prior to Closing shall remain the property of Seller (“Retained Accounts”), and within three (3) Business Days after Closing, Seller shall provide Purchaser a list of the Retained Accounts as of Closing.  If any receivables specifically identified for Retained Accounts shall be collected by Purchaser, Purchaser shall remit the same to Seller within fifteen (15) days after receipt.  Any monies collected by Purchaser from any customer after the Closing Date who then owes amounts both on a Retained Account and on an account with the Hotel accruing after Closing (a “Current Account”), shall be applied to the invoices specified by the payor or to which such payment (by the amount thereof or other indicia) plainly applies, and, if the payor makes such payment without reference to a specific invoice and the applicable invoice is not otherwise obvious, then such payment shall be allocated to the Current Accounts first until paid in full and thereafter to the Retained Accounts, on a pro-rata basis based on the amounts then currently owed to each.  Notwithstanding the foregoing, the Parties acknowledge and agree that Seller shall have the right to collect any and all Retained Accounts at no cost to Purchaser and/or the Hotel.

(j)                                  Existing Consumables Inventory.  There shall be no adjustment or credit at Closing for the value of the Hotel’s existing inventory of unopened containers of Consumables.

(k)                              Further Assurance.  Such other items which have not been addressed above and which are customarily prorated and adjusted in the sale of a hotel in New York City shall be prorated on the Cutoff Date in accordance with standard industry practices in New York City.

To the extent that any of the items described above cannot be finally determined on the Closing Date, then such items shall be prorated on an estimated basis using the most current information.  Within ninety (90) days after the Closing Date, Seller and Purchaser shall recalculate such prorations and any amount payable by Seller or Purchaser shall be paid to the other party within fifteen (15) days after such recalculation.  This Section 8.2 shall survive the Closing for one (1) year.

8.3                            Guest Property in Seller’s Possession on Closing Date.

Property of guests of the Hotel in Seller’s care, possession or control (excluding that in guest rooms) on the Closing Date shall be handled in the following manner:

(a)                               Safe Deposit Boxes.  On the day prior to the Closing Date, Seller shall notify all guests of the Hotel who have safe deposit boxes advising them of the pending sale of the Hotel and requesting the removal and verification of the contents of such safe deposit boxes within three days thereafter.  Seller may have a representative present at the Hotel during such period for the purpose of viewing such removal and verification.  Boxes of guests not responding to the written notice shall be listed at the end of such three day period.  Such boxes shall be opened on the following day in the presence of representatives of Seller and Purchaser to be agreed upon between Seller and Purchaser and the contents thereof shall be recorded.  Any property contained in the safe deposit boxes and so recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser; and Purchaser hereby agrees to indemnify, defend and save and hold Seller harmless from and against any Claim or obligation arising out of or with respect to such recorded property.  Seller shall be responsible for, and shall indemnify, defend and hold Purchaser harmless from and against, any Claim arising with respect to property placed in the safe deposit boxes before the Closing that is not listed in said inventory.  Subject to Sections 5.4 and 5.5, the indemnities set forth in this Section 8.3(a) shall survive the Closing.

(b)                              Baggage Inventory.  All guest baggage and other guest property checked and left in the possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the day prior to the Closing Date (the “Baggage Inventory List”).  Purchaser shall be responsible from and after the Closing Date for all baggage (and the contents thereof) and other guest property listed on the Baggage Inventory List.  Purchaser agrees to indemnify, defend and save and hold Seller harmless from and against any Claim arising out of or with respect to the baggage listed on the Baggage Inventory List, and Seller agrees to indemnify, defend and save and hold Purchaser harmless from and against any Claim arising prior to the Closing Date, out of or with respect to any guest baggage or other guest property not listed on the Baggage Inventory List.  Subject to Sections 5.4 and 5.5, the indemnities set forth in this Section 8.3(b) shall survive the Closing.

8.4                            Closing Documents.

(a)                               Seller’s Closing Deliveries.  On or before the Closing Date, Seller shall deliver or cause to be delivered to Escrow Agent or to Purchaser, as appropriate, executed and, where applicable, notarized, originals of the following, dated as of the Closing Date (as applicable):

(i)                                  a deed in the form of Exhibit “O” hereto (the “Deed”);

(ii)                              two (2) counterparts of a Bill of Sale and Assignment and Assumption Agreement (the “Bill of Sale and Assignment”), in the form attached hereto as Exhibit “F”, together with original certificates of title for all vehicles that are part of the Hotel, if any, endorsed to transfer same to Purchaser (and any necessary governmental forms to effect the transfer);

(iii)                          a certificate executed by Seller (the “Seller’s Certificate”), in the form attached hereto as Exhibit “G”;

(iv)                          evidence of termination of the Operating Lease and the Management Agreement signed by all parties to both with no liability or expense to Purchaser;

(v)                              possession of the Hotel and any and all keys, access codes and plans and specifications for the Hotel Improvements in Seller’s possession;

(vi)                          a certified copy of such authorizations and approvals of Seller as the Title Company shall reasonably require;

(vii)                      a FIRPTA Affidavit executed by Seller in form required by the Internal Revenue Service in the form attached hereto as Exhibit “P”;

(viii)                  the Closing Statement, the form and substance of which has been mutually approved by Purchaser and Seller;

(ix)                          if applicable, the Tax Certificates required by Section 8.5(c) of the Agreement;

(x)                              to the extent not previously delivered to Purchaser, copies (or originals if available) of the Hotel Contracts and assignable Permits, and all Books and Records, which shall be deemed to be delivered to Purchaser upon delivery of possession of the Hotel if located at the Hotel on the Closing Date, in each case, other than any Excluded Assets;

(xi)                          the Post-Closing Escrow Agreement;

(xii)                      a title affidavit (the “Required Title Affidavit”) of Seller in favor of the Title Company in the form attached hereto as Exhibit “Q”; and

(xiii)                  any other agreements, documents and/or instruments as may be reasonably required or requested by the Title Company to consummate the transaction contemplated hereunder.

(b)                              Purchaser’s Closing Deliveries.  On or before the Closing Date, Purchaser shall deliver or cause to be delivered to Escrow Agent or to Seller, as appropriate, executed and where applicable, notarized originals of the following, dated as of the Closing Date (as applicable):

(i)                                  immediately available federal funds evidencing the Purchase Price (as adjusted by the application of the Earnest Money), plus or minus costs and adjustments and prorations as set forth herein and any other funds needed to satisfy Purchaser’s obligations hereunder;

(ii)                              two (2) counterparts of the Bill of Sale and Assignment;

(iii)                          such authorizations, approvals and incumbency as Seller or the Title Company shall reasonably require;

(iv)                          a certificate executed by Purchaser (the “Purchaser’s Certificate”), in the form attached hereto as Exhibit “H”;

(v)                              if applicable, the Tax Certificates required by Section 8.5(c) of the Agreement;

(vi)                          subject to the proviso in Section 6.3(c), the Voluntary Notice of Franchise Termination;

(vii)                      the Post-Closing Escrow Agreement;

(viii)                  the Closing Statement, the form and substance of which has been mutually approved by Purchaser and Seller; and

(ix)                          any other agreements, documents and/or instruments as may be reasonably required or requested by the Title Company or Seller to consummate the transaction contemplated hereunder.

8.5                            Closing Costs.

(a)                               Seller’s Closing Costs.  In addition to the other costs and expenses to be paid by Seller set forth elsewhere in this Agreement, Seller shall pay for the following costs in connection with the transaction contemplated hereunder:  (i) the fees and expenses of its own accountants and attorneys; (ii) one hundred percent (100%) of all state and local transfer taxes payable in connection with the conveyance of the Real Property pursuant to this Agreement (“Transfer Taxes”); and (iii) one-half of any escrow fees.

(b)                              Purchaser’s Closing Costs.  In addition to the other costs and expenses to be paid by Purchaser set forth elsewhere in this Agreement, Purchaser shall pay for the following costs in connection with the transaction contemplated hereunder:  (i) the fees and expenses of its own accountants and attorneys; (ii) the cost of the premium for the Title Policy, the cost of any endorsements or modifications to the Title Policy and the cost of any mortgagee policy; (iii) the fees, costs and expenses incurred by Purchaser in connection with its due diligence activities, including the Inspections and Studies, the Commitment and Survey; (iii) one hundred percent (100%) of all Sales Taxes relating to the Purchase Price allocated to the Personal Property and any intangible property, if any pursuant to Section 2.3 and the Allocation Amendment; provided, however, solely in the event that Seller’s mortgage lender fails to agree to assign Seller’s existing mortgage to Purchaser’s mortgage lender, Seller (and not Purchaser) shall then pay any and all Sales Taxes  relating to the Purchase Price allocated to the Personal Property and any intangible property, if any; (v) all costs and expenses incurred by Purchaser in connection with any financing incurred by Purchaser, and (vi) one-half of any escrow fees and costs.

(c)                               Tax Certificates.  Seller and Purchaser shall execute and deliver such Transfer Tax and Sales Tax returns, and similar documents required to be filed with respect to the transfer of the Hotel (collectively, the “Tax Certificates”) as may be required by law or deemed reasonably necessary by either party.

(d)                             Any closing costs not specifically allocated in this Agreement between Purchaser and Seller shall be borne and paid in accordance with local custom in New York City.

(e)                               Survival.  The provisions of this Section 8.5 shall survive the Closing.

8.6                            Real Estate Commissions.

Seller will pay any brokerage commissions and finder’s fees to any company and/or Person in connection with the negotiation of the transaction contemplated hereunder that Seller has agreed to pay.  Purchaser represents to Seller that it has not dealt with, engaged or has been involved with any Person or entity in connection with or relating to the transactions contemplated hereunder, the introduction of the Purchaser to the Hotel or to Seller.  Seller and Purchaser shall indemnify, protect, save and hold forever harmless each other, the trustees and beneficiaries thereof, the agents, employees and representatives thereof from and against any and all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses, including without limitation, court costs and attorney’s fees and expenses, that each may incur, suffer or sustain, or for which each may become obligated or liable in connection with a breach of the representations set forth in this Section 8.6.  This Section 8.6 shall survive the Closing or earlier termination of this Agreement.

8.7                            Hotel Employees.

(a)                               Existing Employees.  Seller shall, or shall cause Manager to, terminate or arrange for the termination of all Hotel Employees to be effective as of the Closing and, subject to the provision in Section 8.2(g), shall, or shall cause Manager to, pay (i) to Hotel Employees all wages, severance pay, bonuses, benefits and other compensation (including earned and accrued but not taken vacation and sick time of any Hotel Employee (the “Accrued Vacation and Sick Time”) and (ii) all payroll taxes and other employment taxes that any Hotel Employee is owed through termination, pursuant to statute or contract.  Purchaser covenants to Seller that Purchaser or its management company shall, before the Closing, offer employment (to be effective as of the

Closing) to a sufficient number of Hotel Employees on substantially the same terms and conditions as their employment prior to the Closing Date and for a sufficient period of time so that the actions of the parties pursuant to this Agreement shall not trigger the application of the federal Worker Adjustment and Retraining Notification Act or applicable state laws with respect to employees regarding transfers of businesses (collectively; the “WARN Act”).  Nothing in this Section, however, shall require Purchaser or Purchaser’s management company to retain for any period of time any Hotel Employee who accepts an offer of employment, is hired by Purchaser or Purchaser’s management company but is subsequently unable to establish identity and work authorization for employment verification, who does not pass a criminal background check or who fails to pass any drug test requirement of Purchaser or Purchaser’s management company.  It is further agreed, that nothing within this Section shall prohibit the Purchaser or Purchaser’s management company from subsequently terminating any rehired Hotel Employee for cause in accordance with the WARN Act and its implementing regulations.  In addition, no part of this provision is intended to alter, nor does it alter, the at will status of the Hotel Employees.  Seller will use commercially reasonable efforts to cause Manager to cooperate with Purchaser and Purchaser’s management company to cause an orderly transfer of the Hotel Employees who accept employment with Purchaser or Purchaser’s management company, to the employ of Purchaser or its management company, as applicable.  Seller and Purchaser acknowledge that Purchaser or Purchaser’s management company may, but is not obligated to, offer employment to the General Manager and other management level employees, so long as Purchaser or Purchaser’s management company otherwise hires a sufficient number of employees so as not to trigger the WARN Act.  Manager shall remain fully responsible for all liability and obligations to the General Manager and other management level Hotel Employees who are not rehired by Purchaser or Purchaser’s management company and to Hotel Employees who do not accept Purchaser’s or its management company’s offer of employment.  No Hotel Employee shall be obligated to accept Purchaser’s or its management company’s offer for employment.  Nothing in this Agreement shall require Purchaser or its management company to assume any obligations under any employee benefit plans, programs or arrangements currently maintained for Hotel Employees, and Seller shall, or shall cause Manager to, retain and be solely responsible for all obligations under such plans, programs or arrangements.

(b)                              WARN Act.  As long as Purchaser has received a list of all Hotel Employees or Seller has otherwise identified the Hotel Employees to Purchaser prior to the Closing, Purchaser will be responsible for all obligations, if any, arising with respect to such terminated Hotel Employees under, pursuant to, and in accordance with the provisions of the WARN Act and applicable state laws with respect to employees regarding transfers of businesses.  Purchaser agrees to indemnify Seller and Seller’s manager and hold Seller and Seller’s manager harmless from and against any and all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Seller or Seller’s manager under the WARN Act arising or relating to the sale or at any time after the Closing Date.

(c)                               Survival.  The provisions of this Section 8.7 shall survive the Closing.

8.8                            Disbursements and Other Actions by Escrow Agent.

At the Closing, Escrow Agent shall promptly undertake all of the following as and to the extent reflected on the settlement statement executed by Seller at Closing:

(a)                               Disbursements.  Disburse all funds deposited with Escrow Agent by Purchaser as follows:

(i)                                  If, as a result of the prorations and credits pursuant to Section 8.2 above, amounts are to be charged to the account of Seller, deduct the total amount of such charges;

(ii)                              Deduct and pay to the appropriate third party all items chargeable to the account of Seller pursuant to Section 8.5 above;

(iii)                          Pay to the appropriate third party from funds deposited by Purchaser all items chargeable to the account of Purchaser pursuant to Section 8.5 above;

(iv)                          Disburse the balance of the funds due to Seller to or as directed by Seller; and

(v)                              Disburse any remaining funds to or as directed by Purchaser.

All amounts and payees with respect to the items listed above shall be shown on the Closing Statement.

(b)                              Recordation of Deed.  Cause the Deed to be recorded in the applicable recording office in the county where the Hotel is located (with instructions to return the Deed to Purchaser after recordation), and obtain conformed copies thereof for distribution to Seller and Purchaser;

(c)                               Title Policy.  Issue to Purchaser the Title Policy (including any endorsements issued in connection therewith);

(d)                             Closing Documents.  Deliver to Purchaser and Seller the other applicable fully-executed documents; and

(e)                               Miscellaneous Actions.  Take such other actions as Seller and Purchaser may deem reasonably necessary or convenient for the consummation of the Closing, as set forth in closing instruction letters provided by parties.

8.9                            Conditions Precedent to Purchaser’s Obligations.

Purchaser’s obligations under this Agreement are conditioned upon the satisfaction or waiver by Purchaser of the following conditions:

(a)                               Accuracy of Representations and Warranties.  Subject to Section 5.3, Seller’s representations and warranties set forth in this Agreement shall continue to be true and accurate in all material respects.

(b)                              Performance of Obligations and Covenants.  Seller shall have performed all of its obligations in all material respects under this Agreement, including, without limitation, the covenants contained in Section 6.1 and the delivery of the documents set forth in Section 8.4(b).

(c)                               Litigation.  There shall be no judicial, quasi-judicial, administrative or other proceeding initiated by a Person or entity that is not an affiliate of Purchaser pending that seeks to enjoin the consummation of the sale and purchase hereunder as of the Closing Date; provided, however, in the event that this condition is not satisfied as of Closing Date, then, without limiting any other cure rights provided in this Agreement, Seller shall have the right to adjourn the Closing in accordance with Section 8.1(b).

(d)                             Title Policy.  Seller shall deliver title to the Real Property as required by this Agreement subject only to Permitted Exceptions; provided, however, in the event that this condition is not satisfied as of the Closing Date, then, without limitation of any other cure rights provided in this Agreement, Seller shall have the right to adjourn the Closing in accordance with Sections 3, 4 and 8.1(b).

If any of the foregoing conditions have not been satisfied as of the Closing Date for reasons other than a Purchaser default, then Purchaser, subject to any applicable notice and cure periods as provided in other provisions of this Agreement (including, without limitation, Sections 7.2 and 8.1(b)), shall be entitled to terminate this Agreement pursuant to this Section 8.9 by giving Seller written notice to such effect, whereupon (i) this Agreement shall automatically terminate, (ii) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (iii) each party shall pay one-half (1/2) of the expenses of escrow and (iv) neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations; provided, however, that notwithstanding the foregoing, in the event that Purchaser terminates this Agreement due to a Seller default (excluding any termination of this Agreement by Purchaser pursuant to this Section 8.9), Section 7.2 shall control the rights, remedies and obligations of the parties.  If Purchaser has knowledge that a condition remains unsatisfied but nonetheless elects not to terminate this Agreement or to pursue any remedies it may have under Article VII and proceeds with Closing, then such unsatisfied condition shall be deemed waived by Purchaser, and such waiver will be deemed to include any and all Claims associated with the same, including any post-closing survivability or post-closing indemnity, and Seller shall have no liability with respect to the specific unsatisfied condition so waived.

8.10                    Conditions Precedent to Seller’s Obligations.

Seller’s obligations under this Agreement are conditioned upon the satisfaction or waiver by Seller of the following conditions:

(a)                               Accuracy of Representation and Warranties.  Purchaser’s representations and warranties set forth in this Agreement shall continue to be true and accurate in all material respects.

(b)                              Performance of Obligations.  Purchaser shall have performed all of its obligations in all material respects under this Agreement, including, without limitation, the delivery of the documents set forth in Section 8.4(a).

(c)                               Franchise Termination and Release.  Seller shall have received a Voluntary Notice of Termination as provided in Section 6.3(c).

(d)                             Litigation.  There shall be no judicial, quasi-judicial, administrative or other proceeding initiated by a Person or entity that is not an affiliate of Seller pending that seeks to enjoin the consummation of the sale and purchase hereunder as of the Closing Date.

If any of the forgoing conditions have not been satisfied as of the Closing Date as the result of Purchaser default, then Seller, subject to any applicable notice and cure periods as provided in other provisions of this Agreement (including without limitation, Section 7.1), shall be entitled to terminate this Agreement and Section 7.1 shall control the rights, remedies and obligations of the parties.  If Seller has knowledge that a condition remains unsatisfied but nonetheless elects not to terminate this Agreement or to pursue any remedies it may have under Article VII and proceeds with the Closing, then such unsatisfied condition shall be deemed waived by Seller, and such waiver will be deemed to include any and all Claims associated with the same, including any post-closing survivability or post-closing indemnity, and Purchaser shall have no liability with respect to the specific unsatisfied condition so waived.

IX. CONDEMNATION AND RISK OF LOSS

9.1                            Notice.

Seller shall promptly notify Purchaser in writing of any condemnation proceeding filed or any casualty to the Real Property occurring prior to the Closing.

9.2                            Condemnation.

If any condemnation proceeding filed prior to the Closing may result in a loss of all or more than fifteen percent (15%) of the Real Property or any portion of the Real Property that would cause a loss of ingress or egress to the Real Property or otherwise materially and adversely impair the operation of the Hotel (any or all of the foregoing instances shall be referred to herein as the “Condemnation Threshold”), then this Agreement shall, at Purchaser’s sole election, either (i) continue in effect without modification of the terms thereof, in which event, upon the Closing, Purchaser shall be entitled to any compensation, awards, or other payments or relief resulting from such condemnation proceeding, or (ii) terminate by Purchaser’s written notice to Seller and Escrow Agent delivered within five (5) days after receipt by Purchaser of notice of such condemnation, in which event (a) this Agreement shall automatically terminate, (b) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (c) each party shall pay one-half (1/2) of the expenses of escrow and (d) neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations.  If Purchaser does not elect to terminate this Agreement within such time period, or if any such occurrence does not meet the Condemnation Threshold, then this Agreement shall continue in effect without modification of the terms thereof, in which event, upon the Closing, Purchaser shall be entitled to any compensation, awards, or other payments or relief resulting from such condemnation proceeding, except with respect to such portion of the compensation, award or payment, if any, which shall equal the costs of repairs or restoration performed by or on behalf of Seller for repairs or restoration performed by Seller prior to the

Closing Date in connection with and in order to remediate the Hotel as a result of such condemnation, which portion shall be retained by Seller.

9.3                            Casualty.

In the event of fire, casualty or any other damage of any kind whatsoever (insured or uninsured) to the Hotel occurring after the Effective Date which is reasonably estimated to cost in excess of fifteen percent (15%) of the Purchase Price to repair, replace or remediate (the “Casualty Threshold”), Purchaser may, at its option, terminate this Agreement by written notice to Seller within thirty (30) days after Purchaser’s receipt of the notice of casualty referred to above or at Closing, whichever is earlier, whereupon (i) this Agreement shall automatically terminate, (ii) the Escrow Agent shall immediately release and return the Earnest Money (including any interest accrued thereon) to Purchaser, (iii) each party shall pay one-half (1/2) of the expenses of escrow and (iv) neither party shall have any further obligation to the other party hereunder, except for the Surviving Obligations.  If Purchaser does not elect to terminate this Agreement within such time period, or if any such occurrence costs less than the Casualty Threshold to repair, replace or remediate, then:

(a)                               the parties shall proceed to the Closing pursuant to the terms and conditions hereof, without modification of the terms of this Agreement and without any reduction in the Purchase Price except as set forth in Section 9.3(b); and

(b)                              Seller shall assign to Purchaser at Closing all of Seller’s interest in any insurance proceeds (except only, rent loss and business interruption insurance, and any similar insurance attributable to the period preceding the interruption insurance, and any similar insurance attributable to the period preceding the Closing Date) that may be payable to Seller on account of any such fire, casualty or other damage (provided that the amount of such insurance proceeds credited to Purchaser plus any other credits to Purchaser set forth below will never exceed the Purchase Price), and Purchaser will receive a credit against the Purchase Price for any such proceeds that are received and retained by any creditor of Seller and for the amount of any deductibles under any policies related to such proceeds, to the extent such deductibles or insurance proceeds have not been previously expended or are otherwise required to reimburse Seller for actual expenditures of restoration or the reasonable cost of securing the insurance proceeds.

X. DISCLAIMERS AND RELEASE

10.1                    Independent Investigations.

In entering into this Agreement, Purchaser is relying solely upon (i) its own inspections, investigations, research and analyses of the matters set forth in Section 6.2, and (ii) the express representations and warranties of Seller set forth in Section 5.1 above and elsewhere in this Agreement and in the Seller’s Certificate, and Purchaser is not relying in any way upon any other representations, warranties, statements, plans, specifications, cost estimates, studies, reports, descriptions, guidelines or other information or material furnished by Seller or its representatives to Purchaser or its representatives, whether oral or written (all such matters herein referred to as the “Delivered Information”), express or implied, of any nature whatsoever regarding any such matters.  Except as otherwise provided in an express representation or warranty contained in Section 5.1, Seller shall have no liability with respect to the accuracy or completeness of the Delivered Information.

10.2                    Disclaimer of Warranties.

PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER, OPERATING TENANT, MANAGER OR ANY OF THEIR AFFILIATES, NOR ANY OF THEIR RESPECTIVE SHAREHOLDERS, DIRECT OR INDIRECT OWNERS, MEMBERS, PARTNERS, TRUSTEES, BENEFICIARIES, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONTRACTORS, CONSULTANTS, AGENTS OR REPRESENTATIVES, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE HOTEL OR THE BUSINESS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY REPRESENTATION OR WARRANTY AS TO (A) THE CONDITION, SAFETY, QUANTITY, QUALITY, USE, OCCUPANCY OR OPERATION OF THE HOTEL, (B) THE PAST, PRESENT OR FUTURE REVENUES OR EXPENSES WITH RESPECT TO THE HOTEL OR THE BUSINESS, (C) THE COMPLIANCE OF THE HOTEL OR THE BUSINESS WITH ANY ZONING REQUIREMENTS, BUILDING CODES OR OTHER APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT OF 1990, (D) THE ACCURACY OF ANY ENVIRONMENTAL REPORTS OR OTHER DATA OR INFORMATION SET FORTH IN THE DELIVERED INFORMATION PROVIDED TO PURCHASER WHICH WERE PREPARED FOR OR ON BEHALF OF SELLER, OR (E) ANY OTHER MATTER RELATING TO SELLER, THE HOTEL OR THE BUSINESS.

10.3                    Condition of Hotel.

SUBJECT TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 5.1 AND ELSEWHERE IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS TO BE DELIVERED BY SELLER OR OPERATING TENANT TO PURCHASER AT CLOSING, PURCHASER AGREES THAT:  (i) PURCHASER SHALL ACCEPT THE HOTEL IN ITS PRESENT STATE AND CONDITION AND “AS-IS WITH ALL FAULTS”; (ii) SELLER SHALL NOT BE OBLIGATED TO DO ANY RESTORATION, REPAIRS OR OTHER WORK OF ANY KIND OR NATURE WHATSOEVER ON THE HOTEL (OTHER THAN AS EXPRESSLY REQUIRED BY SECTION 6.1(E)) AND, SPECIFICALLY, BUT WITHOUT DEROGATING FROM THE GENERALITY OF THE FOREGOING, SELLER SHALL NOT BE RESPONSIBLE FOR ANY WORK ON OR IMPROVEMENT OF THE REAL PROPERTY NECESSARY (x) TO CAUSE THE HOTEL TO MEET ANY APPLICABLE HAZARDOUS WASTE LAWS, OR (y) TO REPAIR, RETROFIT OR SUPPORT ANY PORTION OF THE IMPROVEMENTS DUE TO THE SEISMIC OR STRUCTURAL INTEGRITY (OR ANY DEFICIENCIES THEREIN) OF THE IMPROVEMENTS; AND (iii) NO PATENT OR LATENT CONDITION

AFFECTING THE HOTEL IN ANY WAY, WHETHER OR NOT KNOWN OR DISCOVERABLE OR DISCOVERED AFTER THE CLOSING DATE, SHALL AFFECT PURCHASER’S OBLIGATION TO PURCHASE THE HOTEL OR TO PERFORM ANY OTHER ACT OTHERWISE TO BE PERFORMED BY PURCHASER UNDER THIS AGREEMENT, NOR SHALL ANY SUCH CONDITION GIVE RISE TO ANY ACTION, PROCEEDING, CLAIM OR RIGHT OF DAMAGE OR RESCISSION AGAINST SELLER.

10.4                    Release.

EXCEPT FOR THE EXPRESS OBLIGATIONS AND LIABILITIES OF SELLER SPECIFICALLY SET FORTH HEREIN OR IN ANY CLOSING DOCUMENTS DELIVERED BY SELLER IN CONNECTION WITH CLOSING (THE “SELLER PARTY OBLIGATIONS”), PURCHASER AND ANYONE CLAIMING BY, THROUGH OR UNDER PURCHASER HEREBY WAIVES ITS RIGHT TO RECOVER FROM AND FULLY AND IRREVOCABLY RELEASES SELLER, MANAGER AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, SERVANTS, ATTORNEYS, AFFILIATES, PARENT, SUBSIDIARIES, SUCCESSORS AND ASSIGNS, AND ALL PERSONS, FIRMS, CORPORATIONS AND ORGANIZATIONS ACTING IN ITS OR THEIR BEHALF (“RELEASED PARTIES”) FROM ANY AND ALL CLAIMS THAT IT HAS OR MAY HAVE AGAINST ANY OF THE RELEASED PARTIES FOR ANY COSTS, LOSS, LIABILITY, DAMAGE, EXPENSES, DEMAND, ACTION OR CAUSE OF ACTION ARISING FROM OR RELATED TO ANY MATTERS AFFECTING THE HOTEL, OR ANY PORTION THEREOF, INCLUDING, WITHOUT LIMITATION, SIGNAGE RIGHTS, ENTITLEMENTS, ZONING, PARKING, TITLE DOCUMENTS OR DEFECTS, CONSTRUCTION DEFECTS, ANY AND ALL VIOLATIONS OF APPLICABLE LAW INCLUDING VIOLATIONS OF THE AMERICANS WITH DISABILITIES ACT OF 1990 AND ALL ENVIRONMENTAL CLAIMS AND ENVIRONMENTAL LIABILITIES, WHETHER NOW KNOWN OR UNKNOWN TO PURCHASER.  THIS RELEASE INCLUDES CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE OR WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD SIGNIFICANTLY AFFECT PURCHASER’S RELEASE TO SELLER.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER EXPRESSLY WAIVES ANY AND ALL RIGHTS CONFERRED UPON IT BY ANY STATUTE OR RULE OF LAW WHICH PROVIDES THAT A RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CLAIMANT DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE SIGNIFICANTLY AFFECTED FITS SETTLEMENT WITH THE RELEASED PARTY, INCLUDING, WITHOUT LIMITATION, ANY PROVISIONS SIMILAR TO THE FOLLOWING:  “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE SIGNIFICANTLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

IN THIS CONNECTION AND TO THE EXTENT PERMITTED BY LAW, AND EXCEPT FOR THE SELLER PARTY OBLIGATIONS, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS, WHICH REPRESENTATION AND WARRANTY SHALL SURVIVE THE CLOSING AND NOT BE MERGED WITH THE

CLOSING, THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO IT MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CLAIMS WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS, WHICH REPRESENTATION AND WARRANTY SHALL SURVIVE THE CLOSING AND NOT BE MERGED WITH THE CLOSING, THAT THE WAIVERS AND RELEASES HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION AND THAT PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER, EXCEPT WITH RESPECT TO THE SELLER PARTY OBLIGATIONS, FROM ANY SUCH UNKNOWN CLAIMS WHICH MIGHT IN ANY WAY BE INCLUDED AS A PORTION OF THE CONSIDERATION GIVEN TO SELLER BY PURCHASER IN EXCHANGE FOR SELLER’S PERFORMANCE HEREUNDER.

The foregoing waivers and releases shall not apply to any of the representations, warranties, covenants, indemnities or other matters expressly contained in this Agreement, or in any of the closing documents delivered by Seller, to the extent same expressly survive the Closing.

Seller and Purchaser have each initialed this Article X, to further indicate their awareness and acceptance of each and every provision hereof,

SELLER’S INITIALS	PURCHASER’S INITIALS

XI. MISCELLANEOUS

11.1                    Entire Agreement

This Agreement (including the Exhibits and Schedules attached hereto) constitutes the complete and final expression of the agreement of the parties relating to the Hotel and supersedes all previous contracts, agreements, and understandings of the parties, either oral or written, relating to the Hotel.  Except as expressly set forth herein, this Agreement cannot be modified, or any of the terms hereof waived, except by an instrument in writing (referring specifically to this Agreement) executed by the party against whom enforcement of the modification or waiver is sought.

11.2                    Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the heirs, personal representatives, successors and permitted assigns of each of the parties to this Agreement provided, however, the same is not intended nor shall it be construed as creating any rights in or for the benefit of any Person or entity other than the parties to this Agreement and their respective personal representatives, successors and permitted assigns.

11.3                    Notices.

Any notice, communication, request, reply or advice (collectively, “Notice”) provided for or permitted by this Agreement to be made or accepted by either party must be in writing.  Notice shall, unless otherwise provided herein, be given or served (a) by depositing the same in the United States mail, postage paid, registered or certified, and addressed to the party to be notified, with return receipt requested; or (b) by delivery by hand or overnight courier; or (c) by facsimile transmission evidenced by confirmed receipt by the transmitting machine; or (d) by e-mail with proof of delivery.  Notice deposited in the mail in the manner herein above described shall be effective two (2) Business Days after such deposit.  Notice by overnight courier shall be effective one (1) Business Day after deposit with the courier service.  Notice given by facsimile transmission or email shall be effective on the Business Day delivered as evidenced by the printed delivery confirmation receipt retained by the sender, provided that such notice is also sent concurrently by registered or certified mail or overnight courier.  Notwithstanding the foregoing, any Notice received after 5:00 p.m. (Eastern Time) shall be deemed to have been delivered the following Business Day.  For the purpose of Notice, the addresses of the parties shall be:

Seller:	MMG-26 LLC
c/o Greenfield Partners, LLC
50 North Water Street
South Norwalk, CT 06854
Attention: Mr. Barry P. Marcus

Phone No.: (203) 354-5000
Email: Barry.marcus@greenfieldpartners.com

With a copy to:	Magna Hospitality Group, LC
300 Centerville Road, Suite 300 East
Warwick, RI 02886
Attention: Mr. Robert A. Indeglia, Jr.

Phone No.: (401) 562-2200
Email: Bob.indeglia@magnahospitality.com

With a copy to:	Kaye Scholer, LLP
425 Park Avenue
New York, NY 10022
Attention: Jeffrey H. Kapner, Esq.

Phone No.: (212) 836-8397
Email: jkapner@kayescholer.com

Purchaser:	CWI Chelsea Hotel, LLC
c/o Watermark Capital Partners, LLC
272 E. Deerpath Road, Suite 320
Lake Forest, IL 60045

Attention: Michael G. Medzigian

Phone No.: (847) 482-8600
Email: medzigian@watermarkcap.com

With a copy to:	Paul Hastings LLP
515 S. Flower Street, 25th FL
Los Angeles, CA 90071
Attention: Rick S. Kirkbride, Esq.

Phone No.: (213) 683-6261
Email: RickKirkbride@paulhastings.com

The parties shall have the right from time to time to change their respective addresses for notice by at least five (5) Business Days’ written notice to the other party.

11.4                    Governing Law.

This Agreement, and all questions of interpretation hereof and all controversies hereunder, shall be construed in accordance with and governed by the laws of the State of New York (without reference to principles of conflict of laws).

11.5                    Interpretation.

The section headings contained in this Agreement are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections of this Agreement.  This Agreement shall not be construed more strongly against either party regardless of who was more responsible for its preparation.

11.6                    Discharge of Obligations.

THE ACCEPTANCE OF THE DEED BY PURCHASER SHALL BE DEEMED TO BE A FULL PERFORMANCE AND DISCHARGE OF EVERY REPRESENTATION AND WARRANTY MADE BY SELLER HEREIN AND EVERY AGREEMENT AND OBLIGATION ON THE PART OF SELLER TO BE PERFORMED PURSUANT TO THE PROVISIONS OF THIS AGREEMENT, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN AND EXCEPT THOSE WHICH ARE HEREIN SPECIFICALLY STATED TO SURVIVE OR BE PERFORMED AFTER CLOSING.

11.7                    Execution in Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  For purposes of negotiating and finalizing this Agreement, any signed document transmitted by fax machine with automatic telephonic confirmation of receipt or by e-mail with confirmation of receipt shall be treated in all manners and respects as an original document.  The signature of any party transmitted as aforesaid shall be considered for all purposes as an original signature and any such document shall be considered to have the same binding legal effect as an original document executed, delivered and exchanged between the parties.  At the request of either party, any fax or email document shall be re-executed by both parties in original form.  Seller and Purchaser hereby agree that neither shall raise the use of a fax or email transmission of signatures as a defense to this Agreement and each hereby waives such a defense.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

11.8                    Intentionally Omitted.

11.9                    Time of the Essence.

SUBJECT TO ANY CURE OR ADJOURNMENT RIGHTS EXPRESSLY SET FORTH HEREIN, TIME IS OF THE ESSENCE OF THIS AGREEMENT AND OF THE OBLIGATIONS OF THE PARTIES TO PURCHASE AND SELL THE PROPERTY, IT BEING ACKNOWLEDGED AND AGREED BY AND BETWEEN THE PARTIES THAT ANY DELAY IN EFFECTING A CLOSING PURSUANT TO THIS AGREEMENT MAY RESULT IN LOSS OR DAMAGE TO THE PARTY IN FULL COMPLIANCE WITH ITS OBLIGATIONS HEREUNDER.

11.10            Invalid Provisions.

If any one or more of the provisions of this Agreement, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Agreement and all other applications of any such provision shall not be affected thereby.

11.11            Computation of Time.

The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day.  If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday.  Unless preceded by the word “business,” the word “day” shall mean a calendar day.  The phrase “Business Day” or “Business Days” means any day other than a Saturday, Sunday or legal holiday in the State of New York.

11.12            Knowledge.

For the purposes of this Agreement and the documents to be delivered pursuant hereto, references to “To Seller’s knowledge” or “Seller has no knowledge”, “Seller obtain knowledge” or any similar phrase implying a limitation on the basis of knowledge, such knowledge shall mean the actual, present, conscious knowledge of Robert A. Indeglia, Jr. or Chris Morosetti after inquiry to the General Manager of the Hotel (collectively, the “Seller Knowledge Individuals”) on the Effective Date but without any additional further investigation or inquiry (provided that Seller hereby confirms that the Sellers Knowledge Individuals and the General Manager of the Hotel have read the representations and warranties of Seller set forth in Section 5.1 and elsewhere in this Agreement) but such individuals shall not have any individual liability in connection herewith.  Without limiting the foregoing, Purchaser acknowledges that the Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons other than the General Manager, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement.  Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Seller Knowledge Individuals or of any other individual or entity, shall be imputed to the Seller Knowledge Individuals.

For the purposes of this Agreement and the documents to be delivered pursuant hereto, references to “To Purchaser’s knowledge” or “Purchaser has no knowledge”, “Purchaser obtain knowledge” or any similar phrase implying a limitation on the basis of knowledge shall mean the actual, present, conscious knowledge of Michael C. Coolidge or Gil Murillo (collectively, the “Purchaser Knowledge Individuals”), on the Effective Date but without any additional further investigation or inquiry but such individuals shall not have any individual liability in connection herewith.  Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of the Purchaser Knowledge Individuals or of any other individual or entity, shall be imputed to the Purchaser Knowledge Individuals.

11.13            Confidentiality.

(a)                               Disclosure of Confidential Information.  The terms of the transfers contemplated in this Agreement, including the Purchase Price and all other financial terms, as well as the non-public information discovered by, provided to or otherwise obtained by Purchaser and Seller and their respective agents either prior to or after the Effective Date in connection with the Hotel or the Business (the “Confidential Information”) shall remain confidential and shall not be disclosed by Purchaser or Seller without the written consent of the other party except (i) to each party’s affiliates, officers, directors, direct and individual owners, lenders, investors and prospective investors, employees, agents and representatives (including legal counsel, accountants and similar professionals to the extent the party deems it reasonably necessary to inform such person(s), in which case they shall inform each of the foregoing persons of such party’s obligations under this Section and shall secure the agreement of such persons to be bound by the terms hereof); (ii) as otherwise required by law, rule or regulation or as may be necessary to obtain Permits from any governmental authority; or (iii) in connection with Purchaser’s filings or other disclosures as required by the Securities and Exchange Commission; provided, however, that Purchaser and Seller will advise the other party immediately upon receiving any demand for disclosure of any Confidential Information and the other party will have the right to attempt to obtain a protective order or agree to an arrangement with the person or entity demanding such Confidential Information to prevent or limit the extent of such disclosure, prior to the applicable party’s disclosure of such Confidential Information.

(b)                              Publicity.  Prior to or following Closing, any press releases or public announcements with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by both Purchaser and Seller, in such parties’ sole discretion; provided, however, this Section 11.13(b) shall not restrict Seller or Purchaser from public announcements or filings required or allowed per the terms of Section 11.13(a).

(c)                               Indemnification.  Each party shall indemnify and hold the other party harmless from and against any and all Claims suffered or incurred by the other party and arising out or in connection with a breach by the other party of the provisions of this Section 11.13.

(d)                             Survival.  The provisions of this Section 11.13 shall survive the Closing and termination of this Agreement.

11.14            No-Offer.

The delivery of this Agreement to Seller shall not be deemed an offer by Purchaser to enter into any transaction or to enter into any other relationship with Seller, whether on the terms contained in this Agreement or on any other terms.  This Agreement shall not be binding upon Purchaser or Seller, nor shall Purchaser or Seller have any obligations or liabilities or any rights with respect hereto, unless and until both Purchaser and Seller have executed and delivered this Agreement.

11.15            Privacy Laws.

To the extent Purchaser reviews, is given access to or otherwise obtains any Hotel Guest Data or other customer or guest information as part of the purchase of the Hotel, Purchaser shall at all times comply in all material respects with all applicable Laws concerning (i) the privacy and use of such data and information and the sharing of such information and data with third parties (including, without limitation, any restrictions with respect to Purchaser’s or any third party’s ability to use, transfer, store, sell, or share such information and data), and (ii) the establishment of adequate security measures to protect such data and information.  This Section 11.15 shall survive the Closing or earlier termination of this Agreement.

11.16            Further Assurances.

Seller and Purchaser shall use commercially reasonable efforts (at no cost or expense to such party, other than any de minimis cost or expense or any cost or expense which the requesting party agrees in writing to reimburse) to effect the transaction as contemplated in this Agreement.  This Section 11.16 shall survive the Closing for one (1) year.

11.17            WAIVER OF TRIAL BY JURY; VENUE AND JURISDICTION.

(a)                               SELLER AND PURCHASER HEREBY EXPRESSLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BY SELLER OR PURCHASER AGAINST EACH OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)                              Each of Seller and Purchaser hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of and agrees that venue shall be proper in any New York State or Federal Court sitting in New York County, New York, in any action or proceeding arising out of or relating to or connected with this Agreement, or for recognition or enforcement of any judgment.  Each of Seller and Purchaser hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such courts.  Each of Seller and Purchaser agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK, AND EACH PARTY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO (1) THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING AND (2) THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING (INCLUDING ANY OBJECTION OF OR RELATING TO FORUM NON-CONVENIENS).

(c)                               This Section 11.17 shall survive the Closing or any earlier termination of this Agreement.

11.18            Intentionally Omitted.

11.19            Exhibits and Schedules.

Notwithstanding any specific reference to a section of part of this Agreement in a disclosure set forth in any exhibit or schedule, such disclosures shall be deemed to have been disclosed with respect to all other sections of this Agreement to which such disclosure is reasonably apparent.  Terms used in the schedules and exhibits and not otherwise defined therein shall have the meanings as are ascribed to such terms in this Agreement.

11.20            Assignments.

Purchaser may not assign this Agreement without Seller’s prior written consent which consent may be withheld in Seller’s sole discretion; provided, however, Purchaser may assign its rights under this Agreement upon notice to but without Seller’s consent to any affiliate of Purchaser, provided that the persons who have control over Purchaser also have control over such affiliate of Purchaser.  Any assignee of Purchaser shall assume in writing all obligations and liabilities of Purchaser under this Agreement.  From and after any such assignment, said assignee shall be substituted for Purchaser under this Agreement, and Purchaser shall have no further obligation with respect thereto (except, if such is the case, as a partner of the assignee).

11.21            Escrow Agent as Reporting Person.

In order to assure compliance with the requirements of Section 6045 of the Code, and any related reporting requirements of the Code, the parties hereto agree as follows:

(a)                               Reporting Person.  Escrow Agent agrees to assume all responsibilities for information reporting required under Section 6045(e) of the Code, and Seller and Purchaser hereby designate Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code (the “Reporting Person”).

(b)                              Obligations of Seller and Purchaser.  Seller and Purchaser hereby agree (i) to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction contemplated hereunder under Section 6045 of the Code; (ii) to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct; and (iii) to retain this Agreement for not less than four (4) years from the end of the calendar year in which the Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefore.

11.22            Exclusivity.

Following the mutual execution of this Agreement and continuing until the termination of this Agreement pursuant to the terms and conditions hereof (and not as the result of a termination in breach), neither Seller nor any Affiliate of Seller nor any of their respective members, partners or agents shall (a) offer the Hotel, (b) entertain or solicit offers for the Hotel, (c) negotiate for its sale (either directly or indirectly), (d) enter into any letter of intent, term sheet or purchase agreement for the sale (either directly or indirectly) of the Hotel or any portion thereof, or (e) make information about the Hotel available (for purpose of sale or refinance) to any Person other than Purchaser, its Affiliates and/or their respective designees, agents.

11.23            No Third Party Beneficiary.

The provisions of this Agreement and of the documents to be executed and delivered at the Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party (including the Title Company), and accordingly no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at the Closing.

11.24            Exculpation.

Notwithstanding anything to the contrary contained in this Agreement, no director, officer, employee, shareholder, member, manager, affiliate, partner or agent of Seller nor any of the directors, officers, employees, shareholders, members, managers, partners, joint venturers or agents of any of the directors, officers, employees, shareholders, direct or indirect owners, members, affiliates, managers, partners, joint venturers or agents of Seller nor any other Person, partnership, limited liability company, corporation, joint venture or trust, as principal of Seller, whether disclosed or undisclosed (collectively, the “Seller Exculpated Parties”) shall have any personal obligation or liability hereunder, and Purchaser shall not seek to assert any claim or enforce any of Purchaser’s rights hereunder against any Seller Exculpated Party.

11.25            No Recordation.

No party shall record this Agreement or any memorandum, notice or affidavit hereof, or any other similar document.  Should Purchaser ever record or attempt to record this Agreement or a memorandum, notice or affidavit hereof, or any other similar document, then notwithstanding anything herein to the contrary, the recordation or attempt at recordation shall constitute a default by Purchaser and, in addition to the other remedies provided for in this Agreement and under applicable law, Seller shall have the express right to terminate this

Agreement by filing a notice of termination in any office in which the memorandum, notice, affidavit, or other document was recorded.  This Section shall survive any early termination of this Agreement.

11.26            Waiver.

The failure to enforce any particular provision of this Agreement on any particular occasion shall not be deemed a waiver by any party of any of its rights hereunder, nor shall it be deemed to be a waiver of subsequent or continuing breaches of that provision, unless such waiver be expressed in a writing signed by the party to be bound.

11.27            Bulk Sales.

Seller and Purchaser hereby waive compliance with the bulk sales or similar laws of the State of New York and any other relevant jurisdiction, including the Bulk Sales notice requirements under the Sales Tax laws of each such jurisdiction.

11.28            Real Estate Tax Contests

(a)                               Pre-Closing Tax Year Contests.  Seller and/or Operating Tenant may have filed or joined, and may hereafter file, applications for the reduction of the assessed valuation of the Real Property for previous tax years and may have caused or may hereafter cause certiorari proceedings to be instituted to review such assessed valuations.  Each of Seller and/or Operating Tenant shall have the sole right to prosecute, compromise and/or settle such applicable proceedings with counsel of its own choosing prior to and after the Closing Date, and Seller and/or Operating Tenant shall be entitled to one hundred percent (100%) of any refunds, abatements or credits awarded in any such proceedings or as a result of any compromise or settlement with respect thereto; it being agreed that Purchaser shall have no interest in any such refunds, abatements or credits.

(b)                              Closing Tax Year Contests.  Seller and/or Operating Tenant may have filed, and may hereafter file, applications for the reduction of the assessed valuation of the Hotel with respect to the tax year in which the Closing occurs and may have caused or may hereafter cause certiorari proceedings to be instituted to review such assessed valuations.  Each of Seller and/or Operating Tenant shall have the sole right to prosecute, compromise and/or settle such applicable proceedings with counsel of its own choosing prior to and after the Closing Date; provided, however, after the expiration of the Due Diligence Period, neither Seller nor Operating Tenant shall withdraw, compromise or settle such proceedings without Purchaser’s consent, which consent shall not be unreasonably withheld or delayed.  Any refunds, abatements or credits awarded in such proceedings, or as a result of any compromise or settlement with respect thereto, shall be first used to reimburse, on a pro-rata basis, the Seller and/or Operating Tenant and Purchaser for their respective out-of-pocket cost and expenses incurred in connection with such proceedings, compromise and/or settlement, and the remainder of such refunds, abatements and credits shall be prorated between Seller and Purchaser as of the Cutoff Time.  Seller or Purchaser shall promptly pay to the other the amount necessary to effect such proration.  If Purchaser receives an abatement or credit for the current or any future tax year, Purchaser shall promptly pay to Seller the amount necessary to effect such proration. Purchaser shall take such actions as

Seller may reasonably request to ensure that payment of any refunds or abatements to which Seller and/or Operating Tenant is entitled to  pursuant to this Section 11.28(b) are paid to Seller and/or Operating Tenant by the applicable taxing authority.

(c)                               Cooperation.  Purchaser shall cooperate, at no cost and expense to Purchaser, with Seller and/or Operating Tenant, and execute and deliver any documents and instruments reasonably requested by Seller and/or Operating Tenant in connection with any contest, audit or judicial or administrative proceeding relating to any tax certiorari contest referred to in Section 11.28(a) or (b).

(d)                             Survival.  This Section 11.28 shall survive the Closing.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

SIGNATURE BY SELLER

IN WITNESS WHEREOF, this Agreement has been duty executed in multiple counterparts by the parties hereto on the dates set forth below.

SELLER:

MMG-26 LLC,
a Delaware limited liability company

By: /s/ Barry P. Marcus
Name: Barry P. Marcus
Title: SVP

SIGNATURE BY PURCHASER

IN WITNESS WHEREOF, this Agreement has been duly executed in multiple counterparts by the parties hereto on the dates set forth below.

PURCHASER:

CWI CHELSEA HOTEL, LLC
a Delaware limited liability company

By: /s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: President and Chief Executive Officer

SIGNATURE BY OPERATING TENANT

The Operating Tenant is joining this Agreement solely for the purpose set forth in Section 1.2(d).

OPERATING TENANT:

MMG-26 OPERATOR, LLC,
a Delaware limited liability company

By:	/s/ Barry P. Marcus
Name: Barry P. Marcus
Title: SVP

SIGNATURE BY ESCROW AGENT

The undersigned hereby acknowledges receipt of a fully-executed copy of this Agreement and agrees to accept, hold, deliver and disburse the Earnest Money strictly in accordance with the terms of the Agreement and to otherwise perform the obligations of Escrow Agent and Reporting Person as set forth in the Agreement.

Date: April __, 2013

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT “A”

(Definitions)

“Accrued Vacation and Sick Time” shall have the meaning set forth in Section 8.7(a).

“Additional Deposit” shall have the meaning set forth in Section 8.1(c).

“Advance Deposits” shall have the meaning set forth in Section 1.2(b)(vii).

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Allocation Amendment” shall have the meaning set forth in Section 2.3.

“Allocation Outside Date” shall have the meaning set forth in Section 2.3.

“Baggage Inventory List” shall have the meaning set forth in Section 8.3(b).

“Bill of Sale and Assignment” shall have the meaning set forth in Section 8.4(a)(ii).

“Bookings” shall have the meaning set forth in Section 1.2(b)(vii).

“Books and Records” shall have the meaning set forth in Section 1.2(b)(vi).

“Business” means the lodging business and all activities related thereto conducted at the Hotel, including, without limitation, (i) the rental of any guest rooms or other facilities at the Hotel, (ii) the maintenance and repair of the Real Property and, to the extent applicable, the Personal Property, (iii) the employment of the Hotel Employees, and (iv) the payment of taxes.

“Business Day” shall have the meaning set forth in Section 11.11.

“Casualty Threshold” shall have the meanings set forth in Section 9.3.

“Claims” shall mean any demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, reasonable attorneys’ fees and expenses), whether direct or indirect, known or unknown, foreseen or unforeseen.

“Closing” shall mean the consummation of the purchase and sale of the Hotel pursuant to this Agreement.

“Closing Date” shall mean the date specified in Section 8.1(a).

“Closing Statement” shall have the meaning set forth in Section 8.2(a)(ii).

“CMP” shall have the meaning set forth in Section 8.2(c).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment” shall have the meaning set forth in Section 4.1(a).

“Condemnation Threshold” shall have the meaning set forth in Section 9.2.

“Confidential Information” shall have the meaning set forth in Section 11.13(a).

“Consumables” shall have the meaning set forth in Section 1.2(b)(ii).

“Current Account” shall have the meaning set forth in Section 8.2(i).

“Cut-off Time” shall mean 11:59 p.m. on the date preceding the Closing Date.

“Deed” shall have the meaning set forth in Section 8.4(a)(i).

“Delivered Information” shall have the meaning set forth in Section 10.1.

“Due Diligence Period” shall mean a period of time commencing on the Effective Date and ending at 5:00 PM, Eastern Time, on May 10, 2013.

“Earnest Money” shall have the meaning set forth in Section 2.2(b).

“Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

“Employee Claims” shall mean any loss, damage, liability, claim, cost or expense (including, without limitation, reasonable attorneys’ fees) relating to a past or present Hotel Employee.

“Equipment Leases” shall have the meaning set forth in Section 1.2(b)(v).

“Escrow Agent” shall mean the Title Company specified in Section 4.1(a).

“Escrow Agent’s Wiring Instructions” shall have the meaning set forth in Section 2.1.

“Escrow Instructions” shall have the meaning set forth in Section 2.2(c).

“Excluded Assets” shall have the meaning set forth in Section 1.2(c).

“Expendables” shall have the meaning set forth in Section 1.2(b)(iii).

“Extension Election Notice” shall have the meaning set forth in Section 8.1(c).

“Franchise Agreement” shall mean that certain License Agreement dated June 30, 2008 between Operating Tenant and Franchisor.

“Franchisor” shall mean Holiday Hospitality Franchising, Inc.

“Franchisor Approval” shall have the meaning set forth in Section 6.3(b).

“Franchisor Approval Period” shall have the meaning set forth in Section 6.3(b).

“Furnishings” shall have the meaning set forth in Section 1.2(b)(i).

“General Manager” shall mean the then current general manager of the Hotel.

“Good Faith Deposit” shall have the meaning set forth in Section 2.2(a).

“Good Faith Deposit Date” shall have the meaning set forth in Section 2.2(a).

“Governmental Authority” means shall mean any federal, state, county, municipal, parish, provincial or other government, or any department, commission, board, court, agency, committee, or quasi-governmental unit whether of the United States of America or any instrumentality of any of them, or any other political subdivision thereof having or asserting jurisdiction over the Hotel.

“Hazardous Substances” shall mean any substance or material which (i) has been or is at any time determined by any state or federal court in a reported decision to be a waste, pollutant, contaminant, hazardous waste or hazardous substance, (ii) has been or is determined by any governmental authority to be a waste, pollutant, contaminant, hazardous waste, hazardous substance or hazardous material capable of posing a risk of injury to health, safety or property, (iii) is described as, or has been or is determined to be a waste, pollutant, contaminant, hazardous waste, hazardous substance, hazardous material, dangerous or toxic chemical, material, waste or substance (“pollutant”) under any Hazardous Waste Law; (iv) petroleum, crude oil or any fraction of petroleum or crude oil, (v) any radioactive material, including any source, special nuclear or by product material, as defined at 42 U.S.C. §2011 et seq., and amendments thereto and reauthorizations thereof, (vi) asbestos containing materials in any form or condition, (vii) polychlorinated biphenyls, (viii) methane gas or any related substance in violation of any Hazardous Waste Laws, (ix) lead based paint in any form or condition in violation of any Hazardous Waste Laws, (x) bioaerosols in excess of the guidelines and recommendations established by the United States Environmental Protection Agency (“USEPA”), and (xi) any pathogen and airborne pathogen (naturally occurring or otherwise), toxin, or other biological agent or condition, including without limitation any fungus mold, mycotoxins and microbial matter (“Pathogens”), further including, without limitation, those molds, mycotoxins, microbial matter, and airborne Pathogens (naturally occurring or otherwise) in the USEPA guidelines on Mold Remediation in Schools and Commercial Buildings, EPA 402-K-01-001, March 2001 and any analogous Hazardous Waste Law.

“Hazardous Waste Law” shall mean any law, statute, ordinance, code, rule, regulation, decree, resolution, requirement, standard, permit or license (including consent decrees, judicial decisions and administrative orders), together with all related amendments, implementing preservation, conservation or regulation of the environment, regulations and reauthorizations, pertaining to the protection, preservation, conservation or regulation of the environment or public health or safety, including, without limitation, the following:  (i) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. (“RCRA”); (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq. (“CERCLA”); (iii) the Clean Water Act, 33 U.S.C. Section 1251 et seq.; (iv) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; (v) the Toxic

Substances Control Act, 15 U.S.C. Sections 2601-2629 (“TOSCA”); (vi) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; (vii) the Clean Air Act, 42 U.S.C. Section 7401 et seq.; (viii) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; and (ix) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.

“Hotel” shall have the meaning set forth in Section 1.2(b).

“Hotel Contracts” shall have the meaning set forth in Section 1.2(b)(iv).

“Hotel Employee Schedule” shall mean such employment information for all Hotel Employees as is provided to the Purchaser by the Manager, it being understood and agreed that the Hotel Employee Schedule may consist only of a list of employees (without names or Social Security numbers), with an identification of each such employee’s department, position, pay rate (hourly or annually), tenure (start date) and status (whether full-time or part-time).

“Hotel Employees” shall mean the persons employed by Manager to operate the Hotel.

“Hotel Guest Data” means all guest or customer profiles, contact information (e.g., addresses, phone numbers, facsimile numbers and email addresses), histories, preferences and any other guest or customer information obtained or collected by Seller, Operating Tenant and/or Manager in the Ordinary Course of Business from guests of the Hotel relating specifically to such guests’ stay at the Hotel.  Hotel Guest Data does not include (i) any information maintained by Manager or its affiliates or Franchisor or its affiliates in their corporate databases that is not specific to guest stays at the Hotel including, without limitation, websites, central reservation databases, operational databases and preferred guest programs of Manager or affiliates of Manager or Franchisor or affiliates of Franchisor, and (ii) any data and information collected by Manager or Franchisor the transfer or disclosure of which is prohibited or to the extent that it is restricted by applicable Laws or the Franchise Agreement.

“Hotel Improvements” shall have the meaning set forth in Section 1.2(a)(ii).

“Hotel Land” shall have the meaning set forth in Section 1.2(a)(i).

“Inspections and Studies” shall have the meaning set forth in Section 1.3(a).

“Intangible Assets” shall have the meaning set forth in Section 1.2(b)(ix).

“Investigation Documents” shall mean and refer to those documents listed and described on Exhibit “I”, all of which shall be deemed Confidential Information.

“Laws” shall mean all federal, state or local laws, statutes or regulations, in each instance to the extent applicable to the ownership and/or operation of the Hotel, or otherwise binding upon a party to this Agreement.

“Losses” shall have the meaning set forth in Section 5.5(a)(i).

“Manager” shall mean MHG-26 LLC.

“Management Agreement” shall mean that certain management agreement currently in effect between Manager and Operating Tenant.

“Material Contract” shall mean any Hotel Contract which both (a) requires aggregate annual payments in excess of Fifty Thousand and No/100 Dollars ($50,000.00) for any year during the term of such Hotel Contract after Closing, and (b) cannot be terminated without cost on less than thirty (30) days’ notice.  Notwithstanding the foregoing, neither the Franchise Agreement, the Operating Lease, the Restaurant Lease or the Management Agreement shall be a Material Contract.

“Material Intervening Lien”  shall have the meaning set forth in Section 4.1(b).

“Material Representation Breach” shall have the meaning set forth in Section 5.3.

“Material Violation” shall have the meaning set forth in Section 1.3(j).

“Monetary Encumbrance” shall mean an encumbrance to title that is timely raised by Purchaser as a objection in accordance with Section 4.1(a) and/or which arise from and after the expiration of the Objection Period, in either case, which is (a) a mortgage, deed of trust, security agreement or financing statement caused or created by Seller (except to the extent being assigned to Purchaser’s mortgage lender(s) at Closing pursuant to Section 4.1(d)) or (b) a judgment or a mechanic’s, materialman’s or broker’s lien caused by Seller which is intentionally created, consented to or affirmatively permitted by Seller, Operating Tenant or their respective affiliate (and not by Restaurant Tenant, Purchaser or any other Person) which, together with any other judgment, mechanic’s materialman’s or broker’s lien caused by Seller (and not by Restaurant Tenant or any other Person) does not exceed Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00) in the aggregate.  Notwithstanding the foregoing, a Violation shall not be considered a Monetary Encumbrance.

“Mortgage Commitment Expiration Date”  shall have the meaning set forth in Section 8.1(b).

“New Franchise Agreement” shall mean the franchise agreement by and between Purchaser and Franchisor pursuant to which Purchaser shall be granted the right to continue operating the Hotel as a Holiday Inn.

“New Management Agreement” shall have the meaning set forth in Section 1.3(h).

“Notice” shall have the meaning set forth in Section 11.3.

“Objection Period” shall have the meaning set forth in Section 3.1.

“Occupants” means the guests, tenants, licensees and other occupants of the Hotel.

“Operating Lease” shall mean that certain Lease Agreement dated June 30, 2008 between Seller, as lessor, and Operating Tenant, as lessee, pursuant to which Seller leases the Hotel to Operating Tenant.

“Operating Tenant” shall mean MMG-26 Operator, LLC, a Delaware limited liability company.

“Operating Tenant Owned Property” shall have the meaning set forth in Section 1.2(d).

“Ordinary Course of Business” shall mean the ordinary course of business consistent with Seller’s, Operating Tenant’s and/or Manager’s past custom and practice for the Business within the previous twenty-four (24) months, taking into account the facts and circumstances in existence from time to time, including, without limitation, actions taken by Manager pursuant to the Management Agreement.

“Permits” shall have the meaning set forth in Section 1.2(b)(viii).

“Permitted Exceptions” shall mean all of the following: (a) real estate taxes or installments thereof, which, although a lien on the Closing Date, are not due and payable prior to the Closing Date, subject to adjustment as hereinafter set forth; (b) standard printed exceptions set forth in the standard form of commitment for owner’s title insurance in use in the State of New York, other than those that can be removed from the Commitment by the Title Company by the delivery by Seller of the Required Title Affidavit; (c) occupancy and other rights of guests at the Hotel; (d) the Restaurant Lease and any other Space Lease entered into in accordance with this Agreement; (e) those matters set forth on Exhibit “R” hereto; and (f) any matters or encumbrances which become a “Permitted Exceptions” under Section 3 and 4 hereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Personal Property” shall have the meaning set forth in Section 1.2(b).

“Post-Closing Escrow Agreement” shall have the meaning set forth in Section 7.3.

“Post-Closing Expenses” shall have the meaning set forth in Section 8.2(f).

“Post-Closing Non-R&W Liability Cap” shall have the meaning set forth in Section 5.5(a).

“Post-Closing R&W Liability Cap” shall have the meaning set forth in Section 5.5(a).

“Preliminary Closing Statement” shall have the meaning set forth in Section 8.2(a)(i).

“PTR Exceptions” shall have the meaning set forth in Section 4.1(a).

“Purchase Orders” shall have the meaning set forth in Section 8.2(f).

“Purchase Price” shall have the meaning set forth in Section 2.1.

“Purchase Price Allocation” shall have the meaning set forth in Section 2.3.

“Purchaser” shall have the meaning set forth in the first paragraph of this Agreement.

“Purchaser Knowledge Individuals” shall have the meaning set forth in Section 11.12.

“Purchaser’s Certificate” shall have the meaning set forth in Section 8.4(b)(iv).

“Purchaser’s Indemnity Obligations” shall have the meaning set forth in Section 5.5(b)(i).

“Real Property” shall mean the Hotel Land and Hotel Improvements, as set forth in Section 1.2(a).

“Related Parties” shall have the meaning set forth in Section 5.5(a)(i).

“Released Parties” shall have the meaning set forth in Section 10.4.

“Reporting Person” shall have the meaning set forth in Section 11.21(a).

“Restaurant Lease” means that certain Agreement of Lease dated May __, 2007 between Seller (as successor-in-interest to Sheesan Hotel LLC), as landlord and Sheesan Restaurant 26th LLC, as tenant, as amended pursuant to that First Amendment to Agreement of Lease dated as of June 30, 2008.

“Required Title Affidavit” shall have the meaning set forth in Section 8.4(a).

“Retained Accounts” shall have the meaning set forth in Section 8.2(i).

“Sales Tax” shall have the meaning set forth in Section 2.3.

“Second Deposit” shall have the meaning set forth in Section 2.2(b).

“Second Deposit Date” shall have the meaning set forth in Section 2.2(b).

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Knowledge Individuals” shall have the meaning set forth in Section 11.12.

“Seller Party Obligations” shall have the meaning set forth in Section 10.4.

“Seller’s Certificate” shall have the meaning set forth in Section 8.4(a)(iii).

“Seller’s Indemnity Obligations” shall have the meaning set forth in Section 5.5(a)(i).

“Space Leases” shall mean leases or other grants of rights to third parties to occupy space in or about the hotel for retail or other commercial purposes, and shall include the Restaurant Lease and any leases for space on the rooftop of the Hotel.  Notwithstanding the foregoing, the Operating Lease shall not constitute a Space Lease.

“Specified Violation” shall have the meaning set forth in Section 1.3(j).

“Survey” shall have the meaning set forth in Section 3.1.

“Surviving Obligations” shall have the meaning set forth in Section 1.3(f).

“Tax Certificates” shall have the meaning set forth in Section 8.5(c).

“Threshold” shall have the meaning set forth in Section 5.5(a)(i).

“Title Company” shall have the meaning set forth in Section 4.1(a).

“Title Policy” shall have the meaning set forth in Section 4.1(a).

“Title Report” shall have the meaning set forth in Section 4.1(a).

“Transfer Taxes” shall have the meaning set forth in Section 8.5(a).

“Violation” shall have the meaning set forth in Section 1.3(j).

“Voluntary Notice of Franchise Termination” shall have the meaning set forth in Section 6.3(c).

“WARN Act” shall have the meaning set forth in Section 8.7(a).

EXHIBIT “B”

(Legal Description of the Hotel Land)

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the northerly side of 26th Street, distant 221 feet 10-1/2 inches westerly from the corner formed by the intersection of the northerly side of 26th Street and the westerly side of Avenue of the Americas which said point is opposite the middle of a party wall;

and

RUNNING THENCE northerly, and part of the way through said party wall and parallel with the westerly side of Avenue of the Americas, 98 feet 9 inches;

THENCE westerly and parallel with the northerly side of 26th Street, 65 feet 7-1/2 inches;

THENCE southerly and parallel with the westerly side of party wall, 98 feet 9 inches to the northerly side of 26th Street;

THENCE easterly along the northerly side of 26th Street, 65 feet 7-1/2 inches to the point or place of BEGINNING

B-1

EXHIBIT “C”

(Escrow Instructions)

Escrow Agent agrees to hold in escrow the Earnest Money delivered to Escrow Agent pursuant to this Agreement upon the following terms and conditions:

(a)                               The Earnest Money shall be invested in a money market account.  All interest earned on the Earnest Money shall accrue in favor of Purchaser and shall be credited against the Purchase Price at Closing except in the case of a release of the Earnest Money by Escrow Agent to Seller following a termination of this Agreement in which case, all accrued interest shall be released to Seller by Escrow Agent along with the Earnest Money.

(b)                              Escrow Agent shall deliver the Earnest Money to Seller or to Purchaser, as the case may be, on the following conditions:

(i)          To Seller, upon the consummation of the Closing.

(ii)      To Seller, upon receipt of written demand therefore, which demand shall be signed by Seller and shall state that either (x) Seller has terminated the Agreement pursuant to its rights thereunder and has the right to a return of the Earnest Money in accordance with the terms of the Agreement including, without limitation, as set forth in clause (iv) below; or (y) Purchaser has defaulted in the performance of its obligations under this Agreement and Seller is entitled to the Earnest Money in accordance with this Agreement; provided, however, that Escrow Agent shall not honor such demand until at least seven (7) Business Days after the date on which Escrow Agent shall have delivered a copy of such demand to Purchaser, nor thereafter if Escrow Agent shall have received a notice of objection from Purchaser given in accordance with the provisions of clauses (c) and (d) of this Exhibit C within such seven (7) Business Day period.

(iii)  To Purchaser, upon receipt of written demand therefore, which demand shall be signed by Purchaser and shall state that either (x) Purchaser has terminated the Agreement pursuant to its rights thereunder and has the right to a return of the Earnest Money in accordance with the terms of the Agreement including, without limitation, as set forth in clause (iv) below; or (y) Seller has defaulted in the performance of its obligations under this Agreement and Purchaser is entitled to the Earnest Money in accordance with this Agreement; provided, however, Escrow Agent shall not honor such demand until at least seven (7) Business Days after the date on which Escrow Agent shall have delivered a copy of such demand to Seller, nor thereafter if Escrow Agent shall have received a notice of objection from Seller given in accordance with the provisions of clauses (c) and (d) of this Exhibit C within such seven (7) Business Day period.

(iv)  Notwithstanding anything to the contrary in clause (ii) or clause (iii) of this Section (b), to Purchaser, upon receipt of written demand therefore on or prior to the last day of the Due Diligence Period, which demand shall (x) be signed by Purchaser and (y) shall contain a certification from Purchaser to Escrow Agent stating (A) that Purchaser has delivered a notice of termination to Seller pursuant to Section 1.3(f) of this Agreement that complies with the terms and conditions of this Agreement on or prior to the expiration of the Due Diligence Period, (B) the date of delivery of such notice of termination to Seller, (C) the date that is the last day of the Due Diligence Period, and (D) that enclosed with such written demand is a true and complete copy of such notice of termination (and a copy of such notice of termination shall be included with such written demand).  Purchaser shall deliver a copy of such written demand to Seller concurrently with its delivery thereof to Escrow Agent.

(c)                               Any notice to or demand upon Escrow Agent shall be in writing, signed by the party delivering such notice or demand, and shall be sufficient only if received by Escrow Agent via email and/or in the manner, set forth in Section 11.3 of the Agreement, and within the applicable time periods set forth herein, if any.

(d)                             Upon receipt of a demand for the Earnest Money made by Seller or Purchaser under clauses (b)(ii), or (iii) of this Exhibit C, Escrow Agent shall promptly deliver a copy thereof to the other party.  The other party shall have the right to object to the delivery of the Earnest Money by delivering to Escrow Agent notice of objection within seven (7) Business Days after the date Escrow Agent delivers such copy to the other party, but not thereafter.  Upon receipt of such notice of objection, Escrow Agent shall promptly deliver a copy thereof to the other party.

(e)                               If (i) Escrow Agent shall have received a notice of objection as provided for in clause (d) of this Exhibit C within the time therein prescribed or (ii) any other disagreement or dispute shall arise between the parties or any other persons resulting in adverse claims and demands being made for the Earnest Money, whether or not litigation has been instituted, then and in any such event, Escrow Agent shall refuse to comply with any claims or demands on it, and shall continue to hold the Earnest Money until Escrow Agent receives either (y) a written notice signed by both parties directing the disbursement of the Earnest Money, or (z) a final order of a court of competent jurisdiction, entered in an action, suit or proceeding in which Seller and Purchaser are parties, directing the disbursement of the Earnest Money, in either of which events Escrow Agent shall then disburse the Earnest Money in accordance with such direction.  Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such claims and demands unless and until it has received such direction.  Upon compliance with such direction, Escrow Agent shall be released of and from all liability hereunder.

(f)                                Notwithstanding the foregoing, Escrow Agent shall have the right following one or more of the circumstances described in clauses (e)(i) or (ii) of this Exhibit C, on notice to the parties, to deposit the Earnest Money with a court of competent jurisdiction.  Upon the taking by Escrow Agent of such action, Escrow Agent shall be released of and from all liability hereunder.

(g)                              Escrow Agent shall not have any duties or responsibilities, except those set forth in this Exhibit C and shall not incur any liability (i) in acting upon any signature, notice, demand, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so, or (ii) in otherwise acting or failing to act under this Exhibit C except in the case of Escrow Agent’s gross negligence or willful misconduct.

(h)                              Seller and Purchaser acknowledge that Escrow Agent is acting solely as stakeholder at the request of Seller and Purchaser and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties, except for its gross negligence or willful misconduct.

(i)                                  Seller and Purchaser hereby jointly and severally agree to indemnify Escrow Agent for, and to hold it harmless against, any loss, liability, damage or expense incurred by it arising out of or in connection with Escrow Agent’s entering into and/or performing its obligations under this Agreement so long as such loss, liability, damage or expense does not arise out of Escrow Agent’s gross negligence or willful misconduct.

(j)                                  Purchaser shall pay all income tax on all interest earned on the Earnest Money and Escrow Agent shall report all such interest to Purchaser.  Purchaser’s tax identification number is 80-0911353.  Seller’s tax identification number is as follows: 20-8520402.

The provisions of this Exhibit C shall survive the Closing or earlier termination of this Agreement.

EXHIBIT “D”

(Material Contracts)

1.            Time Warner Cable of New York City Hotel Agreement dated April 20, 2007 with Time Warner Cable of New York City.

2.            Hudson Energy Agreement dated November 30, 2012 between Hudson Energy Services, LLC and Operating Tenant.

3.            Rooms Laundry Service Agreement dated September 27, 2012 between Magna Hotel Group and Prestige Industries LLC.

D-1

EXHIBIT “E”

(Permits)

Liquor License	New York State
Elevator Permit	Department of Buildings
Food Service Establishment	Department of Health and Mental Hygiene
Certificate of Boiler Inspection	Department of Buildings
Sales Tax Registration	From New York State Department of Taxation and Finance
Fire Systems	Fire Department - City of New York

E-1

EXHIBIT “F”

BILL OF SALE AND ASSIGNMENT

This ASSIGNMENT AND BILL OF SALE (this “Bill of Sale”) is executed as of ___________, 2013 by MMG-26 LLC, a Delaware limited liability company (“Seller”), and MMG-26 Operator, LLC, a Delaware limited liability company (“Operating Tenant”) in favor of CWI Chelsea Hotel, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS:

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of ________ __, 2013 (as same may have been or may hereafter be assigned, amended, modified or otherwise supplemented, the “Purchase Agreement”; all capitalized terms used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement), among Seller and Purchaser, Seller has agreed to sell and Purchaser has agreed to purchase the Hotel; and

WHEREAS, pursuant to the Purchase Agreement, the Closing for the Hotel is occurring on the date hereof, and Seller and Operating Tenant are required to convey, assign and otherwise transfer the Purchased Assets (as hereinafter defined) to Purchaser at Closing.

NOW, THEREFORE, in consideration of the foregoing premises, and of other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Purchaser agree as follows:

1.                                    Transfer of Property.  Seller and Operating Tenant hereby sell, convey, transfer, assign and deliver unto Purchaser, all of their respective legal and beneficial right, title and interest in and to all of the Personal Property, including, without limitation, those Hotel Contracts listed on Exhibit “F-1” attached hereto, the Equipment Leases listed on Exhibit “F-2” and the assignable Permits listed on Exhibit “F-3” attached hereto, all as described and defined in the Purchase Agreement, but in all cases, excluding any Excluded Assets (collectively, the “Purchased Assets”).

2.                                    Assumption and Indemnity.  Purchaser assumes and agrees to perform all duties and obligations related to the Purchased Assets arising from or attributable to the period from and after the Closing Date.

3.                                    Purchase Agreement Governs.  This Bill of Sale is delivered pursuant to, and is subject to the express representations, warranties, covenants, and agreements set forth in the Purchase Agreement.  This Bill of Sale is only intended to effectuate the sale, transfer and conveyance to Purchaser of the Purchased Assets in accordance with the provisions of the Purchase Agreement, and nothing herein shall expand the rights, covenants, obligations, representations or warranties of Seller or Purchaser (express or implied) beyond what is provided for in the Purchase Agreement, and the terms of this Bill of Sale shall be understood and construed accordingly.  To the extent that any provision of this Bill of Sale is inconsistent with the provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern.

4.                                    THIS BILL OF SALE IS MADE ON AN “AS-IS, WHERE-IS, WITH ALL FAULTS” BASIS, WITHOUT RECOURSE AND WITHOUT ANY REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) WHATSOEVER EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THE PURCHASE AGREEMENT.

5.                                    Terms Defined.  Initially capitalized terms used but not defined herein have the respective meanings given to them in the Purchase Agreement.

6.                                    Additional Assurances.  Purchaser and Seller shall, as may be reasonably requested by the other party from time to time, provide such additional assurances, execute and deliver such instruments, assignments, certificates, or other documents, and take such actions as reasonably shall be necessary or desirable to evidence and to give full effect to the provisions of this Bill of Sale.

7.                                    Binding Effect and Assignment.  This Bill of Sale shall be binding upon Seller, Operating Tenant and their respective successors and assigns, and shall inure to the benefit of Purchaser and its successors and assign.

8.                                    Governing Law.  This Bill of Sale shall be governed by and construed in accordance with the laws of the State of New York (without reference to conflicts of laws principles).

9.                                    Counterparts.  This Bill of Sale may be executed in counterparts, each of which shall constitute an original, but all of which shall collectively constitute one instrument.

(Signatures appear on following page)

IN WITNESS WHEREOF, Seller and Operating Tenant have executed this Bill of Sale under seal as of the date first above written.

SELLER:

MMG-26 LLC, a Delaware limited liability company

By:
Name:
Title:

OPERATING TENANT:

MMG-26 Operator, LLC, a Delaware limited liability company

By:
Name:
Title:

PURCHASER:

CWI Chelsea Hotel, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT “F-1”

(Hotel Contracts)

F-1-1

EXHIBIT “F-2”

(Equipment Leases)

F-2-1

EXHIBIT “F-3”

(Permits)

F-3-1

EXHIBIT “G”

THIS SELLER’S CLOSING CERTIFICATE (the “Seller’s Certificate”) is made as of the _____________ 2013, MMG-26 LLC, a Delaware limited liability company (“Seller”), in favor of CWI CHELSEA HOTEL, LLC, a Delaware limited liability company (the “Purchaser”), in furtherance of that certain Purchase and Sale Agreement by and among Seller and Purchaser, dated March ___, 2013 (the “Purchase Agreement”).

Recitals:

A.        Pursuant to the Purchase Agreement, Seller agreed to sell and Purchaser agreed to purchase the Hotel (as defined in the Purchase Agreement) located at 121-125 West 26th Street, New York, New York.

B.        Section 8.4(a)(iii) of the Purchase Agreement requires the delivery of this Seller’s Certificate.

Certificate:

NOW THEREFORE, pursuant to the Purchase Agreement, Seller hereby certifies and confirms to Purchaser as follows:

1.         Subject to Section 5.3 of the Purchase Agreement, all of the representations and warranties of Seller set forth in the Purchase Agreement are true and correct in all material respects as of the date hereof.

2.         This Seller’s Certificate is subject to the terms and conditions of the Purchase Agreement, including all applicable limitations on liability and all applicable survival limitations contained in the Purchase Agreement, including in Section 5.4 and 5.5 thereof.

The undersigned have executed this Seller’s Certificate as of the date set forth above.

MMG-26 LLC,
a Delaware limited liability company

By:

Printed name:

Title:

G-1

EXHIBIT “H”

PURCHASER’S CLOSING CERTIFICATE

THIS PURCHASER’S CLOSING CERTIFICATE (the “Purchaser’s Certificate”) is made as of _____________ 2013 by CWI CHELSEA HOTEL, LLC, a Delaware limited liability company (the “Purchaser”), in favor of MMG-26 LLC, a Delaware limited liability company (“Seller”), in furtherance of that certain Purchase and Sale Agreement by and among Seller and Purchaser dated __________, 2013 (the “Purchase Agreement”).

Recitals:

A.        Pursuant to the Purchase Agreement, Seller agreed to sell and Purchaser agreed to purchase the Hotel (as defined in the Purchase Agreement) located at 121-125 West 26th Street, New York, New York.

B.        Section 8.4(b)(iii) of the Purchase Agreement requires the delivery of this Purchaser’s Certificate.

Certificate:

NOW THEREFORE, pursuant to the Purchase Agreement, Purchaser hereby certifies and confirms to Seller as follows:

1.         All of the representations and warranties of Purchaser set forth in the Purchase Agreement are true, complete and correct in all material respects as of the date hereof.

2.         This Purchaser’s Certificate is subject to the terms and conditions of the Purchase Agreement, including all applicable limitations on liability and all applicable survival limitations contained in the Purchase Agreement, including in Section 5.4 and 5.5 thereof.

The undersigned have executed this Purchaser’s Certificate as of the date set forth above.

PURCHASER:

CWI CHELSEA HOTEL, LLC,
a Delaware limited liability company

By:

Printed name:

Title:

H-1

EXHIBIT “I”

(Investigation Documents)

1.            Annual P&Ls with departmental details for period of ownership through December 2012

2.            Monthly P&Ls with departmental details for 2011, 2012 and YTD 2013

3.            Monthly 2013 Forecast

4.            Opening Balance sheet from Seller’s acquisition of the Property

5.            Fixed asset schedule as of the time of Seller’s acquisition of the Property, and if not available, the year end fixed asset schedule in the same year

6.            Fixed asset schedule as of 12/31/12

7.            Latest available accounts payable aging report

8.            Year end balance sheets for period of ownership and month end balance sheets for YTD 2013

9.            General ledger for 2011, 2012 and YTD 2013

10.    2013 monthly operating budget with detailed departmental breakdown

11.    Annual (i.e. month of December) STAR Reports for period of ownership through December 2012 and each month of 2013

12.    Real and personal property tax bills for 2009, 2010, 2011, 2012, and 2013

13.    Copies of any open property tax appeals that have been prepared or filed

14.    Most recent Personal Property Schedule filed with assessor

15.    Loss runs for all insurance coverages for the past 3 years

16.    List of all vehicles including: year, make, model, VIN number, number of passengers, mileage, and vehicle use

17.    Copies of all service contracts

18.    Copies of all equipment/capital leases

19.    Copies of all permits & licenses

20.    Copies of all leases

21.    Copies of most recent health, fire, building and elevator inspection reports

22.    Copies of most recent environmental reports

23.    Copies of most recent engineering reports

24.    Seller's preliminary report of title

25.    Survey (as-built), legal description, architectural and engineering plans and specifications, as well as a site plan with zoning specifications (if in Seller’s possession)

26.    Current levels of inventories including F&B, linen, guest supplies and operating supplies

27.    Organizational chart showing executive committee members, managers, supervisors, and all personnel in the A&G, sales & marketing and engineering departments

28.    Employee census listing all employees by corresponding position, salary or wage scale, benefits to which they are entitled, accrued benefits including vacation and any other payments

29.    A summary of the health insurance program available to employees, including the scope of benefits offered, the cost of the insurance by employee with a breakdown of both the employer’s contribution and the employee’s contribution

30.    A summary of workers’ compensation insurance coverage as well as a summary of claims experience for each of the last three years

31.    Most recent group bookings pace report

32.    Detailed list of advanced reservations and bookings, including name of party, deposit received, rate guaranteed, dates, status, and other pertinent information

33.    Capital expenditures for the period of ownership to date

34.    2013 capital expenditures budget

35.    Copy of change of ownership PIP

36.    Copies of the 2012 and 2013 marketing plans

37.    Market segmentation reports for 2011, 2012 and YTD 2013

38.    List of top 10 customers based on room nights or revenue for 2011, 2012 and YTD 2013

39.    Brand contribution reports for 2011, 2012 and YTD 2013

40.    Copy of two most recent Quality Assurance reports issued by Holiday Inn

41.    December 2011, December 2012 and most recent 2013 guest satisfaction reports from Holiday Inn (showing monthly and YTD results

42.    Photos of the property

EXHIBIT “J”

(Equipment Leases)

1.            Copier Lease – XEROX

2.            DVR Lease - Time Warner Cable

J-1

EXHIBIT “K”

(Form of Post-Closing Escrow Agreement)

This POST-CLOSING ESCROW AGREEMENT (this “Agreement”) is made and entered into this [___] day of ______, 2013, by and among FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”), MMG-26 LLC, a Delaware limited liability company (“Seller”), and CWI CHELSEA HOTEL, LLC, a Delaware limited liability company (“Purchaser”).

RECITALS

WHEREAS, Seller and Purchaser have entered into that certain Purchase and Sale Agreement dated as of April __, 2013 (as the same may have been amended, modified or otherwise supplemented, the “Purchase Agreement,” all capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement), pursuant to which Seller has agreed to sell, and Purchaser has agreed to buy, the Hotel (as defined in the Purchase Agreement) in accordance with the terms and conditions contained herein; and

WHEREAS, the Closing has occurred as of the date hereof, but as required pursuant to Section 7.3 of the Purchase Agreement and as a material inducement for Purchaser to consummate the Closing, Purchaser, Seller and Escrow Agent have agreed to execute and deliver this Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.         Establishment of Escrow.  As a condition precedent to the Closing, Seller has concurrently with the execution and delivery of this Agreement, deposited with Escrow Agent an amount equal to $1,600,000 (the “Surviving Obligations Escrow Funds”).  By execution of this Agreement, Escrow Agent hereby acknowledges receipt of the Surviving Obligations Escrow Funds, which Surviving Obligations Escrow Funds shall be deposited into an interest-bearing account to be held and disbursed by Escrow Agent in accordance with the terms hereof.  Neither Seller nor Purchaser shall have any right to request a disbursement of any portion of the Surviving Obligations Escrow Funds except in strict accordance with this Agreement.  Notwithstanding anything to the contrary contained herein or in the Purchase Agreement, in no event shall Seller be required to make any additional deposit(s) with Escrow Agent.

2.         Disbursement of the Surviving Obligations Escrow Funds.

A.        The Surviving Obligations Escrow Funds shall be held in escrow to secure, subject to Sections 5.3, 5.4, and 5.5 of the Purchase Agreement, Seller’s Indemnity Obligations.  In the event that after the Closing Date Purchaser, acting in good faith, delivers to Escrow Agent a notice (the “Claim Notice”) that Purchaser has suffered a Loss as a result of any Seller’s Indemnity Obligations which Seller is responsible for pursuant to the Purchase Agreement, which Claim Notice shall certify the amount of Losses Purchaser estimates have been incurred with respect to the applicable Seller’s Indemnity Obligation (the “Claim

Amount”), Escrow Agent shall retain a portion of the Surviving Obligations Escrow Funds, equal to the Claim Amount, in escrow until all of the claims which gave rise to such Claim Notice have been (i) settled pursuant to a written settlement agreement entered into between Purchaser and Seller, in which case the Claim Amount shall be disbursed in accordance with the instructions set forth in such settlement agreement or (ii) adjudicated pursuant to a final non-appealable judgment with respect thereto rendered by a court of competent jurisdiction, in which case, the Claim Amount shall be disbursed in accordance with such final non-appealable judgment.

B.        In the event that prior to _______, 20131 (the “First Release Trigger Date”) Purchaser shall (a) not have delivered a Claim Notice to Escrow Agent and Seller or (b) have delivered one or more Claim Notices to Escrow Agent and Seller with aggregate Claim Amounts which are equal to or less than $500,000, Seller shall have the right to send a direction letter to Escrow Agent and Purchaser requesting the return of $1,100,000.00 (the “First Release Amount”) from the Surviving Obligations Escrow Funds.  In the event that prior to the First Release Trigger Date Purchaser shall have delivered one or more Claim Notices to Escrow Agent and Seller with aggregate Claim Amounts then outstanding which exceed $500,000 (such excess amount over $500,000 shall be referred to herein as the “Excess Amount”),  Seller shall have the right to send a direction letter to Escrow Agent requesting the return of an amount from the Surviving Obligations Escrow Funds equal to $1,100,000 less the Excess Amount.

C.        In the event that prior to ________, 20142 (the “Second Release Trigger Date”) Purchaser shall not have delivered a Claim Notice to Escrow Agent and Seller, Seller shall have the right to send a direction letter to Escrow Agent requesting the return of the then balance of the Surviving Obligations Escrow Funds.  In the event that prior to the Second Release Trigger Date, Purchaser shall have delivered one or more Claim Notices to Escrow Agent and Seller, Seller shall have the right to send a direction letter to Escrow Agent requesting the return of the then balance of the Surviving Obligations Escrow Funds less the amount of aggregate Claim Amounts which are then outstanding.

D.        Promptly after Escrow Agent’s receipt of a direction letter from Seller, Escrow Agent shall send a copy of such direction letter to Purchaser.  In the event that Purchaser sends a written objection to Escrow Agent within five (5) business days after Purchaser’s receipt of such direction letter from Escrow Agent objecting to the return of all or a portion of the Surviving Obligations Escrow Funds, which Purchaser acknowledges it can only do if it has sent a Claim Notice to Escrow Agent and Seller with a Claim Amount in excess of the amount Escrow Agent is directed to release prior to the expiration of the First Release Trigger Date (in the event of a direction notice delivered by Seller pursuant to Section 2B above) or the Second Trigger Date (in the event of a direction notice delivered by Seller pursuant to Section 2C above), Escrow Agent shall (a) continue to hold the disputed portion of the Surviving Obligations Escrow Funds until the disposition of the disputed portion of the Surviving Obligations Escrow Funds has been (i) settled pursuant to a written settlement agreement entered

1   [Note: add date that is 6 months from Effective Date]

2   [Note: add date that is 9 months from Effective Date]

into between Purchaser and Seller, in which case the disputed portion of the Surviving Obligations Escrow Funds shall be disbursed in accordance with the instructions set forth in such settlement agreement or (ii) adjudicated pursuant to a final non-appealable judgment with respect thereto rendered by a court of competent jurisdiction, in which case, the disputed portion of the Surviving Obligations Escrow Funds shall be disbursed in accordance with such final non-appealable judgment and (b) deliver any undisputed portion of the Surviving Obligations Escrow Funds to Seller within one (1) business day after the expiration of such five (5) business day period.  Subject to Sections 2(B) and (C) above, in the event that Purchaser does not send such an objection notice to Escrow Agent within such five (5) business day period, Escrow Agent shall deliver any requested amount of the Surviving Obligations Escrow Funds to Seller within one (1) business day after the expiration of such five (5) business day period.

3.         Interest.  Any interest earned on the Surviving Obligations Escrow Funds shall be reinvested and become part of the applicable Surviving Obligations Escrow Funds.  Seller shall be responsible for the payment of all income tax due on such interest.

4.         Escrow Agent.

A.        General.  Escrow Agent shall act as escrow agent and hold and disburse the Surviving Obligations Escrow Funds pursuant to the terms and conditions of this Agreement.

B.        Limited Duties.  Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement.  Escrow Agent shall incur no liability whatsoever to Seller or Purchaser except for its own willful misconduct or gross negligence in its capacity as escrow agent; provided, however Escrow Agent shall not disburse any portion of the Surviving Obligations Escrow Funds except in strict accordance with this Agreement.

C.        Resignation.  Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice of such resignation to Seller and Purchaser specifying a date upon which such resignation shall take effect, whereupon a successor escrow agent shall be appointed by Purchaser and shall be reasonably acceptable to Seller.  Escrow Agent shall deliver the Surviving Obligations Escrow Funds to any successor escrow agent so appointed.

D.        Indemnification.  Seller and Purchaser hereby jointly and severally agree to indemnify Escrow Agent for, and to hold it harmless against, any loss, liability, damage or expense incurred without gross negligence or willful misconduct on the part of Escrow Agent arising out of or in connection with its entering into and/or performing under this Agreement.

E.         Interpleader.  In the event of conflicting instructions to Escrow Agent, or if Escrow Agent is named or joined in any lawsuit relating to this Agreement or the Surviving Obligations Escrow Funds, Escrow Agent is hereby additionally authorized and empowered, at Escrow Agent's option, to deliver the Surviving Obligations Escrow Funds in interpleader to a court of competent jurisdiction, whereupon Escrow Agent shall be released from any further obligations or liabilities under this Agreement.

5.         Notices.  Any notices, communications or other deliveries required to be sent under this Agreement shall be delivered in accordance with Section 11.3 of the Purchase Agreement.

6.         Governing Law.  The validity, construction, interpretation and performance of this Agreement shall in all ways be governed and determined in accordance with the laws of the State of New York.

7.         Captions.  The captions used in this Agreement have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Agreement.

8.         Counterparts; Electronic Signatures.  This Agreement may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.  Any signature pages delivered electronically (whether by facsimile, or in a .pdf file or otherwise) shall constitute an original for all purposes hereunder.

9.         Severability.  If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Agreement shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

10.       No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing.

11.       Waiver of Jury Trial; Venue.

A.        EACH PARTY HERETO WAIVES ANY RIGHT TO JURY TRIAL IN THE EVENT ANY PARTY FILES AN ACTION RELATING TO THIS AGREEMENT OR TO THE TRANSACTIONS OR OBLIGATIONS CONTEMPLATED BY THIS AGREEMENT.

B.        Each of Seller, Purchaser and Escrow Agent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of and agrees that venue shall be proper in any New York State or Federal Court sitting in New York County, New York, in any action or proceeding arising out of or relating to or connected with this Agreement, or for recognition or enforcement of any judgment.  Each of Seller, Purchaser and Escrow Agent hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such courts.  Each of Seller, Purchaser and Escrow Agent agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK, AND EACH PARTY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER

HAVE TO (1) THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING AND (2) THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING (INCLUDING ANY OBJECTION OF OR RELATING TO FORUM NON-CONVENIENS).

12.       Date for Performance.  If the time period by which any right, notice, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, expires on a Saturday, Sunday or legal or bank holiday, then such time period will be automatically extended through the close of business on the next following business day.

13.       No Third Party Beneficiary.  The provisions of this Agreement are and will be for the benefit of Seller, Purchaser and Escrow Agent only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

SELLER:

MMG-26 LLC, a Delaware limited liability company

By:
Name:
Title:

PURCHASER:

CWI CHELSEA HOTEL, LLC, a Delaware limited liability company

By:
Name:
Title:

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT L-1

(Audit Request Materials)3

3-05 Audit Due Diligence.

1)           Ownership organizational chart

2)          Purchase and sale documents related to Seller’s acquisition of the Property, including PSA and closing statement

3)           Opening journal entry for Seller’s acquisition of the Property

4)           Fixed asset roll-forward from the date of Seller’s acquisition of the Property through December 31, 2012

5)           Operating agreement or partnership agreement of the Seller

6)           Loan agreements, promissory note and any guaranties

3 All materials to be available at Magna’s corporate office during the week of April 15th unless provided otherwise.

L-1

EXHIBIT L-2

(Additional 3-05 Audit Materials)

3-05 Audit Schedule of Requests	Date Received	Comments

NOTE:  Where possible, please provide the requested information in an electronic format.  Also, please note there will be additional requests as we progress through the audit as this is not an all-inclusive list.

Internal Controls

1                 Process narratives for the all control cycles (purchase and payables, treasury, revenue and receivables, fixed assets, payroll, month-end close process, etc) in place during the periods under audit.

2                 Narrative for the night auditor packet process.

3                 Availability of night audit packets for selection (selections to be made at a later date).

4                 Narrative describing the IT environment including applications used, IT governance structure, planned IT changes and processes for systems developments and change management, physical and logical security and data backup and recovery.

5                 Copies of the SOC 1 reports (formerly known as SAS 70) for the payroll service provider for the last three years.

1. Will provide through discussion 4. Will provide through discussion 5. N/A - Seller does not have SOC 1 reports
General

L-1

3-05 Audit Schedule of Requests	Date Received	Comments

1                 Closed trial balances (in excel) for the years ended 12/31/12, 12/31/11, 12/31/10.

2                 December 2012, 2011 and 2010 Balance Sheets and Statements of Operations (detailed by department).

3                 Complete general ledger detail for the years ended 12/31/12, 12/31/11 and 12/31/10.

4                 Please provide copies of the following executed agreements or documents (if applicable):

a.              Organization chart

b.              LLC Agreement

c.               Articles of Organization

d.              Management agreement

e.               Franchise agreement

f.                Loan Agreement, Promissory Agreement and Guaranties

g.               Other material or significant contracts or agreements relevant to the audit.

5                 Copies of 2012, 2011 and 2010 federal and state tax returns (if available).

Cash

1                 Bank reconciliations for all cash accounts as of 12/31/12, 12/31/11 and 12/31/10.

2                 Listing of all bank accounts used during the last three years (including accounts that have been closed), including name of institution and account number.

3                 Copies of all December 2012, 2011 and 2010 bank statements.

4                 Copies of all January 2013, 2012 and 2011 bank statements.

5                 Copies of all monthly 2012, 2011 and 2010 depository cash account bank statements.

6 Copies of all restricted cash/escrow statements as of 12/31/12, 12/31/11 and 12/31/10.		6. Tax Escrow and FFE Escrow
Notes receivable (if applicable)
1 Rollforward of notes receivable during the period under audit detailing beginning balance, advances, repayments and ending balance as of 12/31/12.		1. N/A - no notes receivable exist
Revenue and receivables

L-2

3-05 Audit Schedule of Requests	Date Received	Comments

1                 Guest ledger and accounts receivable aging detail (city ledger) as of 12/31/12, 12/31/11 and 12/31/10.

2                 Detail of Reserves for bad debt with explanation of adequacy as of 12/31/12, 12/31/11 and 12/31/10.

3                 Copies of all STAR reports for 2012, 2011 and 2010 (if available).

4                 Listing of all sales tax and occupancy tax payments made during 2012 and 2011.  We will request copies of the corresponding tax returns as necessary.

2. N/A - no reserves for bad debt exist
Prepaid expenses

1                 Detail of other assets and prepaids as of 12/31/12, 12/31/11 and 12/31/10 (as they’d appear on the financial statement line item).  Invoice and payment support will be requested after we look at the detail, if necessary.

Investment in hotels

1                 Detail of investment in hotels rollforward, including listing of all additions and dispositions, for the period from inception through 12/31/12.  We will request check copies and invoices for selected additions.

2                 Depreciation schedules as of 12/31/12, 12/31/11 and 12/31/10 for all fixed assets.

3                 Support for the initial purchase (either land or hotel), including the Purchase and Sale agreement and closing escrow statement.

4                 FAS 141 purchase price allocation from the original purchase of the hotel (if the hotel has never been audited).  If the hotel has never been audited and there was significant renovation work completed since inception, we will need details of all construction costs.

4. N/A
Deferred loan costs, franchise fees or any other deferred charges

1                 Rollforward of deferred loan costs, franchise fees or any other deferred charges from inception detailing the initial basis, amortization, disposals and ending balance as 12/31/12.  We will request additional support for significant additions (if applicable).

L-3

3-05 Audit Schedule of Requests	Date Received	Comments
Accounts payable and accrued expenses

1                 Accounts payable aging detail as of 12/31/12, 12/31/11 and 12/31/10.

2                 Advance deposit ledger as of 12/31/12, 12/31/11 and 12/31/10.

3                 Reconciliations of accrued expense accounts as of 12/31/12, 12/31/11 and 12/31/10, including accrued vacation, accrued payroll, accrued other, etc.

4                 Check register detail for the periods 1/1/13 - 2/28/13, 1/1/12 - 2/29/12 and 1/1/11 - 2/28/11.  We will request invoices for selected items and may be required to update testing throughout the audit.

5                 Copies of December 2012, 2011 and 2010 sales tax and occupancy tax returns.

Long-Term Debt (if applicable)

1                 Rollforward of notes payable from inception detailing beginning balance, advances, repayments and ending balance as of 12/31/12.

2                 Loan confirmation forms for all loans held in the last three years sent back to McGladrey for independent mailing - templates to be provided.

1. schedule not available, but underlying info to be provided if available
Members’ Equity

1                 Rollforward schedule for equity detailing contributions, distributions, income/loss, and other activity from inception to 12/31/12.

2                 Schedule/detail of contributions and distributions that occurred during 2012, 2011 and 2010.  If applicable, please provide check copies or wire transfer statements so that we can verify the material owner contributions/distributions.  We will make selections for the material contributions/distributions.

Profit and Loss

1                 Copies of all legal invoices paid during the years ending 12/31/12, 12/31/11 and 12/31/10.  From this detail, we will select which legal firms to send confirmations to, if deemed necessary.

2                 Reconciliation for the report from the payroll service provider to the trial balance for the years ending 12/31/12, 12/31/11 and 12/31/10.

3                 Calculation of the management fees and asset management fees paid for the years ended 12/31/12, 12/31/11 and 12/31/10.

4                 Copies of all real estate tax bills paid during 2012, 2011 and 2010.

L-4

3-05 Audit Schedule of Requests	Date Received	Comments
Interim Review

1                 Closed trial balance (in excel) for the three months ended 3/31/13 and 3/31/12.

2                 March 2013 and March 2012 Balance Sheets and Statements of Operations (detailed by department).

3                 Bank reconciliations for all cash accounts as of 3/31/13 and 3/31/12.

4                 Copies of all March 2013 and March 2012 bank statements.

5                 Copies of all restricted cash/escrow statements as of 3/31/13 and 3/31/12.

6                 Rollforward of notes receivable detailing beginning balance at 1/1/13, advances, repayments and ending balance as of 3/31/13 (if applicable).

7                 Guest ledger and accounts receivable aging detail (city ledger) as of 3/31/13 and 3/31/12.

8                 Detail of Reserves for bad debt with explanation of adequacy as of 3/31/13 and 3/31/12.

9                 Detail of investment in hotels rollforward, including listing of all additions and dispositions, for the period from 1/1/13 through 3/31/13.

10          Depreciation schedules as of 3/31/13 for all fixed assets.

11          Rollforward of deferred loan costs, franchise fees or any other deferred charges detailing the beginning balance at 1/1/13, amortization, disposals and ending balance as 3/31/13.

12          Accounts payable aging detail as of 3/31/13 and 3/31/12.

13          Advance deposit ledger as of 3/31/13 and 3/31/12.

14          Reconciliations of accrued expense accounts as of 3/31/13 and 3/31/12, including accrued vacation, accrued payroll, accrued other, etc.

15          Rollforward schedule for equity detailing contributions, distributions, income/loss, and other activity from 1/1/13 to 3/31/13.

16          Copies of all real estate tax bills paid during 2013.

11. N/A - no deferred loan costs, franchise fees or any other deferred charges

The listing is not all inclusive.  Additional requests will be made after reviewing detail.  There will be additional requests if the hotels have never been audited and/or the records were kept on a basis other than GAAP (cash or tax basis).

L-5

EXHIBIT L-3

(NOI Review information)

1)           Latest available balance sheet and detail relating to deferred revenue and expenses

2)           Latest available aged receivables report — City and Guest Ledger

3)           Depository bank statements for the latest twelve month period available reconciled to the general ledger

4)           The monthly state Property and occupancy tax report for each of the latest twelve-month period

5)           Copies of monthly invoices, or other supporting documentation, from Franchisor detailing revenues, for the latest twelve-month period

6)           List of all non-recurring, non-operating, or extraordinary expense items over $10,000 for 2012 and YTD 2013

7)           If prepared by ADP (or other payroll processing firm) provide the quarterly federal and state payroll tax returns for 2012 and YTD 2013, or reconcile the ADP (or other payroll processing firm) reports to the general ledger for the same periods

8)           Provide detail relating to intercompany and affiliate transactions for 2012 and 2013 YTD

9)           Provide a list of expenses reimbursed to the owner/manager for 2012 and 2013 YTD

10)   Provide the latest available bank statement for restricted cash

11)   Breakdown of insurance premiums by coverage type for 2012 and YTD 2013

EXHIBIT L-4

(Audit Representation Letter)

[COMPANY LETTERHEAD]

[LETTER DATE]

McGladrey LLP

1 South Wacker Drive

Suite 800

Chicago, IL 60606

This representation letter is provided in connection with your audits of the financial statements of [COMPANY NAME] (the Company) which comprise the balance sheets as of December 31, 2012 and 2011 and the related statements of income, changes in members’ equity and cash flows, and the related notes to the financial statements for the years then ended. We confirm that we are responsible for the fair presentation in the financial statements of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).

We confirm, to the best of our knowledge and belief, the following representations made to you during your audits:

Financial Statements

1.            We have fulfilled our responsibilities, as set out in the terms of the audit arrangement letter dated [ARRANGEMENT LETTER DATE], for the preparation and fair presentation of the financial statements referred to above in accordance with accounting principles generally accepted in the United States of America.

2.            We acknowledge our responsibility for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

3.            We acknowledge our responsibility for the design, implementation, and maintenance of internal control to prevent and detect fraud.

4.            Significant assumptions used by us in making accounting estimates, including those measured at fair value, are reasonable.

5.            Related party relationships and transactions have been appropriately accounted for and disclosed in accordance with the requirements of U.S. GAAP.

6.            We are not aware of any uncorrected misstatements in the accounting records underlying the financial statements.

7.            The effects of all known actual or possible litigation and claims have been accounted for and disclosed in accordance with U.S. GAAP.

8.            The following have been properly recorded and/or disclosed in the financial statements:

a.             Amounts of contractual obligations for construction and/or purchase of real property, equipment, other assets, and intangibles.

b.            All significant estimates and material concentrations known to management that are required to be disclosed in accordance with the Risks and Uncertainties Topic of the FASB Accounting Standards Codification. Significant estimates are estimates at the balance sheet date that could change materially within the next year. Concentrations refer to volumes of business, revenues, available sources of supply, or markets for which events could occur that would significantly disrupt normal finances within the next year.

c.             Assets and liabilities measured at fair value in accordance with the Fair Value Measurements and Disclosures Topic of the FASB Accounting Standards Codification.

Information Provided

9.            We have provided you with:

a.             Access to all information, of which we are aware that is relevant to the preparation and fair presentation of the financial statements such as records, documentation, and other matters;

b.            Additional information that you have requested from us for the purpose of the audit;

c.             Unrestricted access to persons within the Company from whom you determined it necessary to obtain audit evidence.

10.    All transactions have been recorded in the accounting records and are reflected in the financial statements.

11.    We have disclosed to you the results of our assessment of risk that the financial statements may be materially misstated as a result of fraud.

12.    We have no knowledge of allegations of fraud or suspected fraud, affecting the Company’s financial statements involving:

a.             Management.

b.            Employees who have significant roles in the internal control.

c.             Others where the fraud could have a material effect on the financial statements.

13.    We have no knowledge of any allegations of fraud or suspected fraud affecting the Company’s financial statements received in communications from employees, former employees, analysts, regulators, short sellers, or others.

14.   We have no knowledge of noncompliance or suspected noncompliance with laws and regulations whose effects should be considered when preparing financial statements.

15.    We are not aware of any pending or threatened litigation and claims whose effects should be considered when preparing the financial statements and we have not consulted legal counsel concerning litigation or claims.

16.    We have disclosed to you the identity of the Company’s related parties and all the related-party relationships and transactions of which we are aware.

17.    We are aware of no significant deficiencies, including material weaknesses, in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data.

18.    There have been no communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

19.    We have no plans or intentions that may materially affect the carrying value or classification of assets.  In that regard, long-lived assets, including intangibles, that are impaired or to be disposed of have been recorded at the lower of their cost or fair value.

20.    We are responsible for making the accounting estimates included in the financial statements.  Those estimates reflect our judgment based on our knowledge and experience about past and current events and our assumptions about conditions we expect to exist and courses of action we expect to take. In that regard, we believe:

a.             Adequate provisions have been made to reduce receivables to their estimated net collectible amounts, if necessary.

b.            The methodology used to allocate the initial purchase price allocation is reasonable and appropriate based on the information available.

21.    There are no:

a.             Violations or possible violations of laws or regulations whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency. In that regard, we specifically represent that we have not been designated as, or alleged to be, a “potentially responsible party” by the Environmental Protection Agency in connection with any environmental contamination.

b.            Other material liabilities or gain or loss contingencies that are required to be accrued or disclosed by the Contingencies Topic of the FASB Accounting Standards Codification.

c.             Guarantees, whether written or oral, under which the Company is contingently liable.

d.           Arrangements with financial institutions involving compensating balances or other arrangements involving restrictions on cash balances.

e.             Lines of credit or similar arrangements.

f.              Agreements to repurchase assets previously sold.

g.            Security agreements in effect under the Uniform Commercial Code.

h.            Other liens or encumbrances on assets and all other pledges of assets.

i.                Investments in debt and equity securities.

j.                Liabilities that are subordinated to any other actual or possible liabilities of the Company.

k.            Leases and material amounts of rental obligations under long-term leases.

l.                Derivative financial instruments.

m.        Minutes of the meetings of directors and/or committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

22.    We have evaluated the tax positions under the two-step approach for recognition and measurement of uncertain tax positions required by the Income Tax Topic of the FASB Accounting Standards Codification and determined that there are no current and deferred assets and liabilities related to the accounting for income taxes.

23.    The Company has satisfactory title to all owned assets.

24.    We have complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

25.    We agree with the findings of specialists in determining the initial purchase price allocation.  We have adequately considered the qualifications of the specialists in determining the amounts and disclosures used in the financial statements and underlying accounting records. We did not give or cause any instructions to be given to specialists with respect to the values or amounts derived in an attempt to bias their work, and we are not otherwise aware of any matters that have had an impact on the independence or objectivity of the specialists.

26.    We acknowledge that you performed the procedures specified by the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants (AICPA) on the unaudited balance sheets as of March 31, 2013 and 2012, and unaudited statements of operations, member’s equity and cash flows for the three-month periods ended March 31, 2013 and 2012, included in the financial statements. The foregoing procedures did not constitute an audit conducted in accordance with the standards of the PCAOB or the AICPA.  We represent that the accounting principles used to prepare the unaudited interim financial information are consistent with those used to prepare the financial statements as of and for the years ended December 31, 2012 and 2011.

27.    We are responsible for determining that significant events or transactions that have occurred since the balance sheet date and through [LETTER DATE], have been recognized or disclosed in the financial statements. No events or transactions other than those disclosed in the financial statements have occurred subsequent to the balance sheet date and through [LETTER DATE] that would require recognition or disclosure in the financial statements. We further represent that as of [LETTER DATE], the financial statements were complete in a form and format that complied with accounting principles generally accepted in the United States of America, and all approvals necessary for issuance of the financial statements had been obtained.

28.    During the course of your audit, you may have accumulated records containing data that should be reflected in our books and records. All such data have been so reflected. Accordingly, copies of such records in your possession are no longer needed by us.

[COMPANY NAME]

[NAME OF CHIEF EXECUTIVE OFFICER AND TITLE OR EQUIVALENT]

[NAME OF CHIEF FINANCIAL OFFICER AND TITLE OR EQUIVALENT]

EXHIBIT “M”

(Escrow Agent’s Wiring Instructions)

M-1

EXHIBIT “N”

(Disclosed Violations)

(attached hereto)

N-1

EXHIBIT “O”

Form of Deed

-Bargain and Sale Deed without Covenant against Grantor’s Acts—Individual or Corporation (single sheet)
CONSULT YOUR LAWYER BEFORE SIGNING THIS INSTRUMENT - THIS INSTRUMENT SHOULD BE USED BY LAWYERS ONLY.

______________________________
This INDENTURE, made the day of , two thousand and thirteen BETWEEN MMG-26 LLC, a Delaware limited liability company party of the first part, and
CWI CHELSEA HOTEL, LLC, a Delaware limited liability company party of the second part,

WITNESSETH, that the party of the first part, in consideration of Ten Dollars and other valuable consideration paid by the party of the second part, does hereby grant and release unto the party of the second part, the heirs or successors and assigns of the party of the second part forever,

ALL that certain plot, piece or parcel of land, with the buildings, improvements and fixtures thereon, situate, lying and being in the City, County and State of New York, more commonly known as _____________________, New York, New York, and more particularly described on Exhibit A attached hereto and hereby made part hereof.

BEING and intended to be the same premises described in the deed to the party of the first part herein by deed dated [_________] recorded [_________] in [_________] page [_________].

TOGETHER with all right, title and interest, if any, of the party of the first part in and to any streets and roads abutting the above described premises to the center lines thereof; TOGETHER with the appurtenances and all the estate and rights of the party of the first part in and to said premises, buildings, improvements, and fixtures; TO HAVE AND TO HOLD the premises, buildings, improvements, and fixtures herein granted unto the party of the second part, the heirs or successors and assigns of the party of the second part forever.

TAX MAP DESIGNATION Dist.: Manhattan Sec. :

AND the party of the first part, in compliance with Section 13 of the Lien Law, covenants that the party of the first part will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvements and will apply the same first to the payment of the cost of the improvement before using any part of the total of the same for any other purpose.

The word “party” shall be construed as if it read “parties” whenever the sense of this indenture so

Blk.: Lot(s):	requires. IN WITNESS WHEREOF, the party of the first part has duly executed this deed the day and year first above written.

MMG-26 LLC, a Delaware limited liability company

By:
Name:
Title:

IN PRESENCE OF:

____________________________

STATE OF NEW YORK, COUNTY OF

On the         day of                in the year 2013, before me, the undersigned, personally appeared                                                  personally to me known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

STATE OF NEW YORK, COUNTY OF

On the         day of         in the year 2013, before me, the undersigned, personally appeared                                                    personally to me known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

OUTSIDE NEW YORK STATE:	OUTSIDE NEW YORK STATE:

STATE OF         , COUNTY OF

On the         day of         in the year 2013, before me, the undersigned, personally appeared                                                  personally to me known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

STATE OF                , COUNTY OF

On the         day of         in the year 2013, before me, the undersigned, personally appeared                                                personally to me known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

________________________________ (insert city or political subdivision and state or county or other place acknowledgment taken).	______________________________ (insert city or political subdivision and state or county or other place acknowledgment taken).

BARGAIN AND SALE DEED WITHOUT COVENANT AGAINST GRANTOR’S ACT TITLE NO.
MMG-26 LLC, TO	SECTION: BLOCK: LOT: COUNTY OR TOWN: TAX BILLING ADDRESS:

CWI CHELSEA HOTEL, LLC, a Delaware limited liability company

RECORD AND RETURN BY MAIL TO:

Exhibit A

(Legal Description of the Hotel Land)

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the northerly side of 26th Street, distant 221 feet 10-1/2 inches westerly from the corner formed by the intersection of the northerly side of 26th Street and the westerly side of Avenue of the Americas which said point is opposite the middle of a party wall;

and

RUNNING THENCE northerly, and part of the way through said party wall and parallel with the westerly side of Avenue of the Americas, 98 feet 9 inches;

THENCE westerly and parallel with the northerly side of 26th Street, 65 feet 7-1/2 inches;

THENCE southerly and parallel with the westerly side of party wall, 98 feet 9 inches to the northerly side of 26th Street;

THENCE easterly along the northerly side of 26th Street, 65 feet 7-1/2 inches to the point or place of BEGINNING

EXHIBIT “P”

(FIRPTA Affidavit)

Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person.  To inform ___________________, a _______________________ (“Transferee”), that withholding of tax is not required upon the disposition of a United States real property interest by MMG-26 LLC, a Delaware limited liability company (“Transferor”), Transferor hereby certifies to Transferee:

(a)        Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

(b)        Transferor’s U.S. employer identification number is ___________;

(c)        Transferor’s office address is:  c/o Magna Hospitality Group, L.C., The Summit at Warwick Executive Park, 300 Centerville Road, Suite 300 East, Warwick, Rhode Island 02886.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained could be punished by fine, imprisonment, or both.

Under penalties of perjury Transferor declares that it has examined this certificate and to the best of Transferor’s knowledge and belief it is true, correct and complete.

Dated:  ___________ __, 2013

P-1

TRANSFEROR:

MMG-26 LLC, a Delaware limited liability company

By:
Name:
Title:

P-2

EXHIBIT “Q”

(Title Affidavit)

State of NEW YORK)	TITLE NO: [____________]
ss:
County of NEW YORK)	DATE: [_______], 2013

_____________ being duly sworn, deposes and says, except as set forth in Exhibit __:

1.                                    That I am the [_______________] of MMG-26 LLC, a Delaware limited liability company (the “LLC”), the owner of the premises commonly known as [_________________], New York, New York (the “Premises”) which Premises are more particularly described in the title report to insure number [_______________] (the “Report”) issued by [_______________] (“Title Company”).

2.                                    I am authorized by the LLC to make this affidavit.

3.                                    That there has been no change in the membership of the LLC since its organization.  The person(s) executing the deed and other closing instruments executed by the LLC has the authority to bind the LLC.

4.                                    There are presently no tenants in the Premises, other than as set forth in Exhibit __.  There are no options to purchase or rights of first refusal either pursuant to written leases or by separate agreements.

5.                                    There are no street vaults adjoining or in front of the Premises.

6.                                    The LLC agrees to indemnify Title Company for any loss, cost of damage, for any unpaid vault charge(s) which have been or may be levied by the City of New York.

7.                                    No demand has been made by The City of New York for any work done at the Premises that may result in charges by the New York City Department of Rent and Housing Maintenance Emergency Services or charges by The New York City Department for Environmental Protection for water tap closings or any related work.

8.                                    No inspection fees, permit fees, elevator(s), sign, boiler or other charges have been levied, charged, created or incurred that may become tax or other liens pursuant to Section 26-128 (formerly Section 643a-14.0) of the Administrative Code of the City of New York, as amended by Local Laws 10 of 1981 and 25 of 1984, and Section 27-4029.1 of the Administrative Code of the City of New York as amended by LL 43, 1988 or any other section of Law.  The LLC agrees to indemnify Title Company for any loss, cost of damage, for any unpaid fee or charge claimed by the Department of Buildings and entered in the records of the City Collector after the date of closing.

9.                                    There has been no work performed by any agency of The City of New York to cure problems under the New York City Hazardous Substances Emergency Response Law, nor, to my knowledge,  can any lien be incurred pursuant to the aforementioned statute.  The LLC agrees to indemnify Title Company from any loss, cost or damage, for any lien incurred up to the date of this affidavit, whether filed or unfiled.

10.                            There are no Judgments or Federal Tax Liens against the LLC in New York County.

The undersigned makes this affidavit to induce Title Company to issue its policy of title insurance covering the Premises, knowing that Title Company will rely upon the statements made herein to insure without exception as to the subject matter of such statements.

[Signatures to Follow]

By:	_________________________
_______________ in his capacity as _____________ of ____________, a ______________________________

EXHIBIT “R”

(Permitted Exceptions)

1.            Taxes, tax liens, tax sales, water rents, sewer rents and assessments which are liens not yet due and payable.

2.            The rights of the following tenants, as tenants only, with no purchase rights, under unrecorded leases executed prior to the date hereof.

R-1

EXHIBIT “S”

(Tenant Estoppel)

To:	MMG-26 LLC (together with its successors and assigns, “Owner”), and any lender of Owner (each, a “Lender”), together with such lender’s successors and assigns (collectively, the “Estoppel Parties”)

Re:

Property Address: 121-125 West 26th Street (“Property”)
Lease Date: May __, 2007
Lease Amendments, if any: First Amendment to Agreement of Lease dated June 30, 2008
Between: Sheesan Hotel LLC (“Original Landlord”) and Sheesan Restaurant 26th LLC (“Tenant”), and as assigned by Original Landlord to MMG-26 LLC (“Landlord”)
Square Footage Leased: Silent. Suite No./Floor: Ground Floor (“Premises”)

Tenant understands that Lender and/or certain of its affiliates are contemplating making one or more loans that would be secured in part by the Property and/or direct or indirect interests therein.  Tenant, as the tenant under the above-referenced lease (as amended by the amendments, if any, listed above, the “Lease”) hereby certifies to and agrees with Lender as follows.

1.            The Lease is in full force and effect and has not been modified, supplemented, or amended except by the amendment(s) listed above.  The Lease represents the entire agreement between the parties as to the Property, and Lessee claims no rights with respect to the Property other than as set forth in the Lease.

2.            Tenant has paid rent for the Premises up to and including _________ ___, 2013.  The amount of fixed annual rent is $100,000.00; the percentage rent is $0.00; the monthly common area or other charges are $0.00.  The base year for operating expenses and real estate taxes, as defined in the Lease, is July 1, 2007 to June 30, 2008.  No rent has been or will be paid more than one (1) month in advance of its due date.

3.            Tenant has paid a security deposit of $0.00.  Tenant waives collection of the deposit against Lender or any purchaser at a foreclosure sale, unless Lender or such purchaser actually receives the deposit from Landlord.

4.            The commencement date of the Lease was June 30, 2008.  The Lease termination date is the fifth anniversary of the commencement date.  Tenant has the following option(s) to renew or extend the Lease:  two (2) five year options to renew.

5.            All work to be performed to the Premises for Tenant under the Lease has been performed in all material respects.  All payments, free rent, or other credits, allowances or abatements required to be given under the Lease to Tenant with respect to work to be performed to the Premises have been received by Tenant.  Tenant is in physical occupancy of the Premises and is operating its business in the Premises.

T-1

6.            There are no defaults existing under the Lease on the part of Tenant.  To the best of Tenant’s knowledge, (i) there are no defaults existing under the Lease on the part of Landlord, (ii) no event has occurred that now or after the expiration of a specified period of time would permit Tenant to cancel or terminate the Lease or to withhold, reduce or abate rent, (iii) the Lease does not grant Tenant any abatement, termination or similar rights that would be triggered by the occurrence or non-occurrence of any event at any other property, and (iv) there exist no valid defenses, offsets, credits, deductions in rent or claims against the enforcement of any of the agreements, terms, covenants or conditions of the Lease.

7.            Tenant has not assigned any of its rights under the Lease or sublet all or any portion of the Premises.  Tenant does not hold the Premises under assignment or sublease.

8.            Tenant has no right or option to purchase all or any part of the Premises or the building of which the Premises is a part.  Tenant has no right to occupy any additional space at the Property.

9.            Lender shall not be liable for or bound by any modification or amendment of the Lease, or any waiver of any terms of the Lease, that (i) materially modifies the economic terms of the Lease, or (ii) materially and adversely affects Landlord’s obligations under the Lease or Lender’s rights, duties or obligations, unless such modification, amendment, or waiver was consented to in writing by Lender.

10.    No actions, whether voluntary or otherwise, are pending against Tenant under the bankruptcy laws of the United States or any state.

11.    The Lease, as the same may hereafter be modified, amended or extended, and all of Tenant’s right, title and interest in and to the Premises and the Property, including all rights, remedies and options of Tenant under the Lease, are and shall be unconditionally subject and subordinate to the Mortgage and the lien thereof, and to all renewals, modifications, consolidations, replacements, substitutions and extensions of the Mortgage.

12.    Lender agrees that so long as no event exists on Tenant’s part that constitutes a default under the Lease, Tenant’s leasehold estate under the Lease shall not be terminated by Lender and Tenant’s possession of the Premises shall not be disturbed by Lender.

13.    Tenant shall attorn to Lender upon any foreclosure of the lien of the Mortgage and sale of the Property or deed-in-lieu of foreclosure of the Property, and shall recognize Lender as the landlord or lessor under the Lease, and shall be bound to Lender in accordance with all of the provisions of the Lease for the balance of the term thereof, and Lender will accept the attornment of Tenant.  Such attornment will be effective and self-operative without the execution of any further instrument.

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The person executing this certificate on behalf of Tenant is duly authorized to execute this certificate.

Executed by Tenant on _____________, 2013.

TENANT: Sheesan Restaurant 26th LLC

By: ____________________________
Name: _________________________
Title: __________________________

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